Exhibit 2.1

[***] Certain information in this document has been omitted from this exhibit pursuant to Item 601(b) of Regulation S-K because it is both not material and is the type that the Registrant treats as private or confidential.

AGREEMENT AND PLAN OF MERGER

by and among

NAVERIS, INC.,

CAREDX, INC.,

NAUTILUS MERGER SUB, INC.

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC
(solely in its capacity as the Securityholder Representative)

April 28, 2026

Table of Contents

i

INDEX OF ANNEXES, EXHIBITS AND SCHEDULES

Annex A	Post-Closing Consideration
Exhibit A	Form of Written Consent
Exhibit B	Form of Support Agreement
Exhibit C	Accounting Principles and Illustrative Calculation of Net Working Capital
Exhibit D	Form of Certificate of Merger
Exhibit E	Form of Option Surrender Agreement
Exhibit F	Forms of FIRPTA Documents
Exhibit G	R&W Binder Agreement

Schedule A	Key Stockholders

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 28, 2026, is made by and among Naveris, Inc., a Delaware corporation (the “Company”), CareDx, Inc., a Delaware corporation (“Parent”), Nautilus Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Holders (the “Securityholder Representative”). The Company, Parent, Merger Sub and the Securityholder Representative are collectively referred to herein as the “Parties” and each, a “Party”.

WHEREAS, the board of directors of the Company has unanimously (a) determined that the Merger and the other Transactions are advisable, fair to and in the best interest of the Company and its equityholders, (b) approved this Agreement, the Merger and the consummation of the Transactions, upon the terms and subject to the conditions set forth herein, (c) approved the execution, delivery and performance of this Agreement by the Company, and (d) directed that the adoption of this Agreement and approval of the Merger be submitted to the Stockholders for consideration and recommended that the stockholders of the Company adopt this Agreement and approve the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that the Merger and the other Transactions are advisable, fair to and in the best interest of Merger Sub and its sole stockholder, (b) approved this Agreement, the Merger and the consummation of the other Transactions, upon the terms and subject to the conditions set forth herein, (c) approved the execution, delivery and performance of this Agreement by Merger Sub, and (d) directed that the adoption of this Agreement and approval of the Merger be submitted to the sole stockholder of Merger Sub for consideration and recommended that the sole stockholder of Merger Sub adopts this Agreement and approve the Merger, in accordance with the DGCL;

WHEREAS, the board of directors of Parent (or an authorized committee thereof) has approved this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, and Parent, as the sole stockholder of Merger Sub, has adopted and approved this Agreement and the Merger, upon the terms and subject to the conditions set forth herein, in such capacity;

WHEREAS, immediately following the execution of this Agreement, the Company will solicit, and use commercially reasonable efforts to secure, from stockholders of the Company sufficient to provide the Requisite Stockholder Approval, and deliver to Parent within twenty four (24) hours following the execution and delivery of this Agreement, a written consent in substantially the form attached hereto as Exhibit A (a “Written Consent”) adopting this Agreement and approving Merger;

WHEREAS, to induce Parent and Merger Sub to enter into this Agreement, prior to or concurrently with the execution and delivery of this Agreement, the Sponsor Stockholder has entered into a support agreement with Parent in substantially the form attached hereto as Exhibit B (the “Support Agreement”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01           Definitions. For purposes hereof, the following terms when used herein will have the respective meanings set forth below:

“280G Stockholder Approval” has the meaning set forth in Section 6.10.

“Accounting Principles” means the procedures, accounting principles, practices and methodologies and formulae set forth in Exhibit C and reflected in the Illustrative Calculation of Net Working Capital attached thereto.

“Acquisition Proposal” means any transaction or series of related transactions, including any offer or proposal, relating to (a) any merger, consolidation, share exchange, business combination, joint venture or other similar combination or transaction or recapitalization or reorganization involving the Company or any of its Subsidiaries, (b) any purchase of equity of the Company or any of its Subsidiaries (other than pursuant to the exercise of stock options to purchase Common Stock outstanding on the date of this Agreement or otherwise in accordance with the terms of this Agreement) or any sale or other transfer or disposition of all or substantially all of the assets of the Company and of its Subsidiaries or (c) any exclusive licensing, sublicensing, or otherwise conveying exclusive rights to substantially all of the Company’s intellectual property rights to unaffiliated third parties, in each case, other than a transaction between Parent and/or its Subsidiaries, on the one hand, and the Company on the other hand.

“Action” has the meaning set forth in Section 6.03(b).

“Additional Consideration” means any (a) payments made from time to time following the Closing Date to any Holder pursuant to Section 2.09 in accordance with the applicable Post-Closing Allocation Certificate, (b) all or any portion of the Securityholder Representative Reserve Fund Amount released to any Holder pursuant to Section 2.11 in accordance with the applicable Post-Closing Allocation Certificate, (c) Contingent Consideration payable to any Holder pursuant to Annex A in accordance with the applicable Post-Closing Allocation Certificate (including the Unvested Option Contingent Amount), and (d) payments of Refunded Unvested Option Amounts made from time to time following the Closing Date to any Holder pursuant to Section 2.03(c) in accordance with the applicable Post-Closing Allocation Certificate.

“Affiliate” means, in relation to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided that in the case of the Company and its Subsidiaries, the term “Affiliate” shall not include Portfolio Companies.

“Aggregate Merger Consideration” means an amount in cash equal to the sum of (a) the Closing Merger Consideration, plus (b) the aggregate amount of any Post-Closing Payments.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Certificate” has the meaning set forth in Section 2.08.

“Ancillary Agreements” means the Certificate of Merger, the Support Agreements, the Escrow Agreement, the Paying Agent Agreement, and each other agreement, document, instrument or certificate expressly contemplated by this Agreement and executed or to be executed in connection with the Transactions.

“Anti-Bribery Laws” has the meaning set forth in Section 4.23.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the Federal Trade Commission Act, the HSR Act, all applicable foreign Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Audited Financial Statements” has the meaning set forth in Section 4.05.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Authority or pursuant to any Law.

“B-Flexion Funds” means funds advised or managed by Gurnet Point NSPV GP LLC, a Delaware limited liability company, and each of their respective Affiliates.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.01(b).

“Base Consideration” means $160,000,000.00.

“Benchmark Time” means 11:59 p.m. Eastern time on the calendar day immediately prior to the Closing Date.

“Business Day” means any day, other than a Saturday, Sunday or any other date on which banking and savings and loan institutions are authorized or required to be closed in New York, New York or San Francisco, California.

“Bylaws” has the meaning set forth in Section 3.03(b)(v).

“Cancelled Shares” has the meaning set forth in Section 2.02(b).

“Carta” has the meaning set forth in Section 2.04(c).

“Cash” means, as of the time of determination and without duplication, the aggregate amount of all cash and cash equivalents of any kind (including bank account balances, petty cash, commercial paper, treasury bills and short-term investments), and marketable securities that can be converted into cash within thirty (30) days, in each case, held by the Company or any of its Subsidiaries; provided that with respect to the account of the Company and its Subsidiaries, as of any time of determination, Cash will be increased by the aggregate amount of checks, other wire transfers and drafts payable to the Company and deposited or available for deposit or received that have not yet cleared (including those in transit) and Cash will be decreased by the aggregate amount of cash needed to fund all outstanding outbound checks, wire transfers, electronic disbursements, outstanding withdrawals or other debits and payments of the Company that have not yet cleared (including those in transit).

“Certificate of Incorporation” has the meaning set forth in Section 3.03(b)(v).

“Certificate of Merger” has the meaning set forth in Section 2.01(b).

“Certificates” has the meaning set forth in Section 2.04(c).

“Clinical Study” has the meaning set forth in Section 4.10(c).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Merger Consideration” means an amount equal to (a) the Estimated Merger Consideration, minus (b) the Escrow Amount, minus (c) the Securityholder Representative Reserve Fund Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 2.02(a).

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” has the meaning set forth in Section 7.03(c).

“Company Board Recommendation” has the meaning set forth in Section 6.09(a).

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Authority; Enforceability), Section 4.02(b)(i) (Non-Contravention - Organizational Documents), Section 4.03(a), the first and second sentences of Section 4.03(b) and clauses (i)(A)-(C) of the first sentence of Section 4.03(c) (Capitalization), Section 4.04(a) and Section 4.04(c) (Organization; Subsidiaries) and Section 4.19 (Brokers).

“Company Intellectual Property” means (a) any and all Intellectual Property used or held for use in the conduct of the business of the Company or any of its Affiliates and (b) any and all other Company-Owned Intellectual Property.

“Company IT Assets” has the meaning set forth in Section 4.14(f).

“Company-Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Registered Intellectual Property” means all Company Intellectual Property that are Patents, Trademarks and Copyrights issued by, registered with, or the subject of a pending application before, any Governmental Authority.

“Company Stock” has the meaning set forth in Section 2.02(a).

“Confidential Information” has the meaning set forth in Section 4.14(e).

“Consenting Stockholders” has the meaning set forth in the Recitals.

“Consultation Period” has the meaning set forth in Section 2.09(d).

“Contingent Consideration” means an amount up to $100,000,000.00, which consideration (if any) shall be payable subject to and in accordance with the provisions included in Annex A.

“Continuation Period” has the meaning set forth in Section 7.03(d).

“Continuing Employees” has the meaning set forth in Section 7.03(d).

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature and all amendments, waivers or other changes thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Current Assets” means those current assets of the Company reflected as line items in the Illustrative Calculation of Net Working Capital attached as part of Exhibit C hereto.

“Current Insurance” has the meaning set forth in Section 7.02(b).

“Current Liabilities” means those current liabilities of the Company reflected as line items in the Illustrative Calculation of Net Working Capital attached as part of Exhibit C hereto.

“D&O Indemnitee” has the meaning set forth in Section 7.02(a).

“Data Privacy Laws” means (a) all Laws with respect to data privacy or the Processing or protection of Personal Information, including with respect to consumer protection, direct marketing, e-mails, text messages, robocalls, the interception of electronic communications, the tracking or monitoring of online activity, or payment card information or (b) binding guidance issued by a Governmental Authority that pertains to one of the applicable Laws outlined in clause (a).

“Data Privacy Requirements” means, to the extent applicable to the Company or its Subsidiaries (or to which the Company or its Subsidiaries represent compliance), (a) any Data Privacy Laws; (b) all Contracts between the Company or any of its Subsidiaries, on the one hand, and any third party, on the other hand, that impose obligations on the Company or any of its Subsidiaries with respect to the Processing of Personal Information or other proprietary data Processed by or on behalf of the Company or any of its Subsidiaries (“Company Data Agreements”); (c) any internally posted or public-facing privacy notices or privacy policies (“Privacy Policies”); and (d) any industry standards, self-regulatory principles, or codes of conduct applicable to the protection or Processing of Personal Information with respect to which the Company or any of its Subsidiaries are bound or have agreed to comply.

“Delayed Closing Date” has the meaning set forth in Section 3.01.

“Designated Contacts” has the meaning set forth in Section 6.02(a).

“DGCL” has the meaning set forth in the Recitals.

“Disclosure Schedules” means the disclosure schedules dated as of the date hereof and delivered by the Company to Parent in connection with the execution of this Agreement, which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in Article IV, and the disclosure in any section thereof shall be deemed to qualify the representations and warranties of the Company in the corresponding section of Article IV, and any other representations and warranties of the Company in Article IV to the extent that it is reasonably apparent on its face that such disclosure also qualifies or applies to such other representations and warranties.

“Disputed Items” has the meaning set forth in Section 2.09(c).

“Dissenting Shares” has the meaning set forth in Section 2.10.

“DOJ” has the meaning set forth in Section 6.03(a).

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Part 800.

“Effective Time” has the meaning set forth in Section 2.01(b).

“Electronic Delivery” has the meaning set forth in Section 10.14.

“Employee Notices” has the meaning set forth in Section 7.03(b).

“Employee Optionholder” means any Optionholder that is a current or former employee of the Company.

“Employee Unvested Option Consideration” means the aggregate amount of Unvested Option Cash and any Unvested Option Contingent Amounts to be paid, and that may become payable, to Optionholders in respect of their Unvested Options in accordance with Section 2.03(b) and as set forth on the Allocation Certificate or a Post-Closing Allocation Certificate.

“Employee Vested Option Consideration” means the aggregate amount of Vested Option Payments to be paid to Optionholders in respect of their Vested Options in accordance with Section 2.03 and as set forth on the Allocation Certificate.

“Environmental Law” means any applicable Law or Authorization, relating to (a) the protection, investigation, remediation or restoration of human health and safety (with respect to exposure to Hazardous Substances) or the environment or natural resources (including ambient air, surface water, groundwater, natural resources or land) or pollution or (b) the handling, use, storage, treatment, transport, disposal, Release or threatened Release of any Hazardous Substance.

“Environmental Permit” means any Authorization required under Environmental Laws.

“Equity Incentive Plan” means the 2018 Equity Incentive Plan, as amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means the escrow account established with the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means Acquiom Clearinghouse LLC, a Delaware limited liability company, or another bank or trust company reasonably acceptable to the Company.

“Escrow Agreement” has the meaning set forth in Section 3.02(c).

“Escrow Amount” means an amount in cash equal to $5,000,000.00.

“Estimated Closing Statement” has the meaning set forth in Section 2.08.

“Estimated Merger Consideration” has the meaning set forth in Section 2.08.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Options” means all (a) Options with a per share exercise price that equals or exceeds the Per Share Merger Consideration and (b) all Options listed on Section 1.01(a) of the Disclosure Schedules.

“Extended Outside Date” has the meaning set forth in Section 9.01(d).

“Final Closing Statement” has the meaning set forth in Section 2.09(e).

“Final Merger Consideration” has the meaning set forth in Section 2.09(e).

“Final Overage” has the meaning set forth in Section 2.09(f).

“Final Underage” has the meaning set forth in Section 2.09(g).

“Financial Statements” has the meaning set forth in Section 4.05.

“Fraud” means intentional fraud under Delaware common law (including the element of scienter) by a Person in the making of a representation or warranty expressly stated in Article IV or Article V of this Agreement; provided that “Fraud” shall not include any cause of action under law or equity, including for fraud based on constructive or imputed knowledge, negligence or recklessness and only the Persons who committed Fraud shall be responsible for such Fraud and only to the Party established to have suffered from such Fraud.

“FTC” has the meaning set forth in Section 6.03(a).

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“Governmental Approvals” has the meaning set forth in Section 6.03(a).

“Governmental Authority” means any nation or government, any foreign or domestic, supra-national, federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising governmental, executive, legislative, judicial, regulatory, administrative or taxing functions of a government authority, including any court, tribunal, administrative agency, commission or other governmental official, authority or instrumentality thereof, or any stock exchange or similar self-regulatory organization, or any arbitrator.

“Governmental Healthcare Programs” means all “federal healthcare programs” as defined by 42 U.S.C. § 1320a–7b(f), including Medicare, Medicaid, TRICARE and any other, similar or successor federal, state or local healthcare payment programs with or, sponsored in whole or in part by, any Healthcare Regulatory Authority.

“Hazardous Substance” means any substance, chemical, waste or material defined or regulated under applicable Environmental Laws as hazardous, toxic, radioactive, a pollutant, a contaminate or words of similar import due to their adverse effect on human health or the environment.

“Healthcare Laws” means all Laws to the extent applicable to the operation of the Company’s or any of its Subsidiaries’ businesses and related to (a) the research, investigation development, validation, marketing distribution, storage, shipping advertising, labeling, promotion, sale, safety, efficacy, production or manufacturing of any Company products (including LDTs), or applicable to services (including laboratory testing services) provided or rendered by the Company or any of its Subsidiaries (b) the payment for healthcare or healthcare-related products, services or professionals, including all Laws, as amended from time to time, relating to (i) Governmental Healthcare Programs, (ii) the coding, coverage, reimbursement billing, administration or submission of claims, benefits or refunds to patients or Governmental Healthcare Programs, (iii) insurance and managed care or (iv) fraud and abuse, bribes, rebates, kickbacks, referrals, corporate practice of medicine, false claims, fee splitting or patient brokering, including the following Laws and all rules and regulations promulgated pursuant thereto and all analogous Laws applicable in states and all other jurisdictions in which the Company or any of its Subsidiaries operates: (A) the Federal Food, Drug, and Cosmetic Act (the “FDCA,” 21 U.S.C. § 301 et seq.), as applicable, (B) statutes governing all Governmental Healthcare Programs, (C) the Patient Protection and Affordable Care Act, (D) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), (E) Stark Law (42 U.S.C. § 1395nn), (F) False Claims Act (31 U.S.C. § 3729 et seq.), (G) the Federal Healthcare Fraud law (18 U.S.C. § 1347), (H) the Clinical Laboratory Improvement Amendments (CLIA) of 1988 (42 U.S.C. 263a et seq.), (I) the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and its implementing regulations and (J) the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Healthcare Permit” means any Authorization required pursuant to any Healthcare Laws, including product certifications and recertifications, clinical laboratory certificates, accreditations, permits, or licenses, New York State laboratory-developed test approvals, manufacturing approvals and authorizations, registration notifications or their foreign equivalent.

“Healthcare Regulatory Authority” means any Governmental Authority with jurisdiction over, or the authority to grant approvals, licenses, registrations, certifications or authorizations necessary for, (a) the research, development, marketing, labeling, sale, distribution, use, handling and control, safety, efficacy, reliability, manufacturing, approval or licensing of any Company product or service (including LDTs and laboratory testing services), (b) Governmental Healthcare Programs that provide reimbursement for the use of such products or the provision of such services, (c) the protection of personal health information, or (d) the offering, performance or provision of healthcare services (including diagnostic testing services), including the U.S. Food and Drug Administration (“FDA”), the Centers for Medicare & Medicaid Services (“CMS”) the U.S. Department of Health and Human Services (“HHS”), state health authorities, and their equivalent foreign entities.

“Holders” means the Stockholders and the Optionholders.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Illustrative Calculation of Net Working Capital” means the illustrative calculation of Net Working Capital attached to Exhibit C.

“Immediate Family” of a Person means such Person’s spouse, children and siblings, including adoptive relationships and relationships through marriage.

“Income Taxes” means any U.S. federal, state, local or non-U.S. Tax based on or measured by reference to net income.

“Indebtedness” means, without duplication with respect to the Company and its Subsidiaries: (a) all obligations (including the unpaid principal amount of and accrued interest thereof) in respect of indebtedness for borrowed money, (b) other indebtedness obligations that are evidenced by a note, bond, draft, debenture or similar debt instrument, (c) obligations as lessee under each lease that is required to be classified as a capital or finance lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (d) all outstanding reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company, (e) all deferred indebtedness for the payment of the purchase price of property, assets or services purchased (other than trade accounts payable incurred in the ordinary course of business), (f) all obligations under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (g) all obligations secured by any Lien existing on property owned by the Company and the Subsidiaries, whether or not indebtedness secured thereby will have been assumed, (h) any guaranties, endorsements, assumptions and other contingent obligations in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in of obligations of the types described in the foregoing clauses (a) through (g) appertaining to third parties, (i) any prepayment premiums, fees, expenses, or penalties or breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment, to the extent due and payable as a result of the consummation of the Transactions or in connection with obtaining any lender’s consent, (j) any Pre-Closing Taxes (which shall not be an amount less than zero with respect to each applicable jurisdiction and type of Tax) and (k) any unpaid and outstanding management fees, expenses or similar obligations payable by the Company to any Stockholder or any Affiliate of such Stockholder; provided, however, that, in no event will Indebtedness include: (i) any indebtedness incurred by the Company or any of its Subsidiaries, on the one hand, that is owed to the Company or any of its other Subsidiaries, on the other hand, (ii) obligations under operating leases, including those classified as such in the Financial Statements, (iii) any undrawn letters of credit, surety or performance bonds, bankers acceptances or similar obligations, (iv) any amount that is deducted from the Merger Consideration as a Transaction Expense or (v) any amount that is included as a current liability in the determination of Net Working Capital.

“Initial Outside Date” has the meaning set forth in Section 9.01(d).

“Insurance Policy” has the meaning set forth in Section 4.11.

“Intellectual Property” means all U.S. and international (a) patents, patent applications, and all related continuations, continuations-in-part, divisionals, reissues, renewals, re-examinations, substitutions, provisionals, continuations, continuations-in-part, and extensions thereof (“Patents”), (b) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, favicons, social media addresses, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (c) copyrights, copyrightable subject matter and all moral and economic rights of authors and inventors (“Copyrights”), (d) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, formulations, specifications, models, data (including biological, chemical, pharmacological, toxicological, and preclinical and clinical data), databases, data compilations and collections, tools, concepts, techniques, technology, customer lists, supplier lists, industrial designs and methodologies (“Trade Secrets”), (e) applications and registrations, and any renewals, extensions and reversions, for the foregoing.

“Invention Assignment Agreements” has the meaning set forth in Section 4.14(g).

“IRS” means the United States Internal Revenue Service, or any successor agency thereto.

“Knowledge” means (a) with respect to the Company, the actual knowledge of any of Piyush Gupta, James McNally, Barry Berger, John Latimer and Dorina Kabashi, in each case, after due inquiry of their respective direct reports, and (b) with respect to Parent, the actual knowledge of any of the following individuals: John Hanna, Keith Kennedy and Marica Grskovic, in each case, after due inquiry of their respective direct reports; provided that, in each case (the foregoing (a) and (b)), for clarity, with respect to Intellectual Property, such inquiry is not required to include freedom to operate analyses, clearance searches, validity or noninfringement analyses or opinions prepared or issued by legal counsel, or any other similar analyses or opinions of legal counsel.

“Law” means any statute, law, ordinance, regulation, rule, code, Order or other requirement or rule of law (including common law) promulgated by a Governmental Authority.

“LDT” means a clinical laboratory test developed and performed by a clinical laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA) of 1988 (42 U.S.C. 263a et seq.) and that has not been cleared, approved, or otherwise authorized by FDA.

“Leased Real Property” means all real property leased, licensed, or subleased by the Company or any of its Subsidiaries.

“Letter of Transmittal” has the meaning set forth in Section 2.04(a).

“Lien” means liens, security interests, pledges, mortgages, claims, charges or encumbrances of any kind or nature whatsoever.

“Losses” shall mean all losses, damages, costs, expenses, injuries, declines in value, liabilities, claims, demands, settlements, judgments, awards, fines, penalties, Taxes, fees (including reasonable attorneys’ fees), charges, costs (including costs of investigation) or expenses of any nature.

“Made Available” means, with respect to a particular document or other piece of information, that such document or information is available for viewing by Parent and its advisors and representatives in the “Project Nautilus” electronic data room maintained by Intralinks on or prior to 1:15 p.m. Eastern time on the date hereof.

“Majority-In-Interest” has the meaning set forth in Section 10.19(e).

“Material Adverse Effect” means any event, change, development or effect that (a) has or would be reasonably expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (b) prevents the Company from consummating the Transactions, or would be reasonably likely to materially delay or impede the consummation of the Transactions; provided that, for purposes of clause (a), no event, change, development or effect resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been or will be a Material Adverse Effect: (a) any national, international, foreign, domestic or regional economic, financial, social or political conditions (including changes therein), including (i) hostilities, acts of war, protests, riots, unrest, sabotage, terrorism, cyberterrorism or cybercrime or military actions or any escalation or worsening of any of the same, (ii) any Executive Order of the U.S. President, or any public statement or announcement by or on behalf of the U.S. President or formal statement by or on behalf of the U.S. White House, (iii) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence of any Governmental Authority, including any shutdown or furlough of the U.S. federal government or its employees, (iv) changes in any financial, debt, credit, capital or banking markets or conditions, including any increase in operating costs or capital expenses (including any disruption thereof) to the extent arising from such changes, and (v) changes in interest, currency or exchange rates or tariffs or any trade wars, (b) any act of God, hurricane, flood, tornado, fire, explosion, weather event, earthquake, landslide or other natural disaster, or any epidemics, pandemics (including COVID-19) or other outbreak of disease or illness or public health event (whether human or animal) and any other force majeure events, (c) changes in applicable Law (or authoritative interpretations or enforcement thereof), (d) changes in GAAP or other accounting practices, policies or requirements, or authoritative interpretations or enforcement thereof, (e) changes in the industries or markets in which the Company and its Subsidiaries operate, (f) the failure, in and of itself, of the Company and its Subsidiaries to meet any internal or published projections, estimates or forecasts of revenues, goals, earnings or other measures of financial or operating performance for any period (provided that this clause (f) shall not prevent a determination that any change or effect underlying such failure to meet projections, estimates or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)), (g) the announcement or the execution of this Agreement, the identity of Parent, the pendency or consummation of the Merger or the performance of this Agreement (or the obligations hereunder), including the impact thereof on relationships, contractual or otherwise, with customers, vendors, suppliers, partners (including independent contractors) and employees (provided that this clause (g) shall not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby), (h) the taking of any action expressly required by this Agreement or any action taken with the express prior written consent of Parent or at the express written request of Parent, or (i) any adverse change in or effect on the business of the Company and its Subsidiaries that is cured prior to the Closing; provided that to the extent that any event in the foregoing clauses (a), (b), (c), (d) and (e) materially and disproportionately has a greater adverse impact on the Company and its Subsidiaries, taken as a whole, as compared to the adverse impact such event has on other Persons operating in the same industries as the Company and its Subsidiaries, then the incremental effect (and only the incremental effect) of such event shall be taken into account in determining whether a Material Adverse Effect has occurred.

“Material Contracts” has the meaning set forth in Section 4.12(a).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” means an amount equal to (a) Base Consideration, plus (b) Cash, minus (c) Indebtedness minus (d) Transaction Expenses, minus (e) the amount, if any, by which the Net Working Capital is less than the Target Net Working Capital Lower Amount, plus (f) the amount, if any, by which the Net Working Capital is greater than the Target Net Working Capital Upper Amount.

“Merger Sub” has the meaning set forth in the Preamble.

“Milestone Event” has the meaning set forth in Annex A.

“Misconduct Claim” includes, without limitation, (a) sexual harassment, whether or not meeting the legal definition of actionable harassment, that would reasonably be expected to be materially injurious to the business or reputation of the Company, (b) if made to a subordinate service provider of the Company: (i) sexual advances, (ii) lewd or sexually explicit comments or (iii) the sending of sexually explicit images or messages (excluding sexually explicit images or messages that are part of programing of legitimate works for the Company), (c) if made to a person who has not invited such conduct and, at the time, would reasonably regard the maker of the advances or comments as having the power to influence or impair the recipient’s career advancement or the success of the recipient’s business projects: (i) sexual advances or (ii) sexually explicit comments or (d) retaliatory act for refusing or opposing any of the above.

“Most Recent Financial Statements” has the meaning set forth in Section 4.05.

“Multiemployer Plan” means a “multiemployer plan”, as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

“Net Working Capital” means the Current Assets of the Company and its Subsidiaries as of the Benchmark Time minus the Current Liabilities of the Company and its Subsidiaries as of the Benchmark Time, in each case, as determined and calculated in accordance with the Accounting Principles.

“New Plans” has the meaning set forth in Section 7.03(e).

“Non-Disclosure Agreement” means the Confidentiality Agreement, dated as of November 12, 2025, by and between Parent and the Company.

“Non-Employee Optionholder” means any Optionholder that is not an Employee Optionholder.

“Non-Party Affiliates” has the meaning set forth in Section 10.20.

“Option” means each outstanding option to purchase shares of Common Stock, granted under the Equity Incentive Plan.

“Option Surrender Agreement” has the meaning set forth in Section 2.04(b).

“Optionholder” means a holder of one or more Options.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Organizational Documents” means any memorandum and articles of association or incorporation, bylaws, operating agreement, partnership agreement or other equivalent constitutional documents.

“Outside Date” means the Initial Outside Date or the Extended Outside Date, as applicable.

“Parachute Payment Waiver” has the meaning set forth in Section 6.10.

“Parent” has the meaning set forth in the Preamble.

“Parent 401(k) Plan” has the meaning set forth in Section 7.03(c).

“Parent Employer Entity” has the meaning set forth in Section 2.03(c).

“Parent Fundamental Representations” means the representations and warranties set forth in Section 5.01 (Authority; Enforceability), Section 5.03 (Organization), Section 5.07 (Availability of Funds) and Section 5.10 (Brokers).

“Parent Material Adverse Effect” means any event, change, development or effect that (a) has or would reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions or (b) would be reasonably likely to materially delay or impede the consummation of the Transactions.

“Parent SEC Filings” has the meaning set forth in Section 6.11(a).

“Parent’s Representatives” has the meaning set forth in Section 6.02(a).

“Parties” has the meaning set forth in the Preamble.

“Paying Agent” means Acquiom Financial LLC, a Colorado limited liability company, in its capacity as payments administrator pursuant to the Paying Agent Agreement, or another bank or trust company reasonably acceptable to the Company.

“Paying Agent Agreement” has the meaning set forth in Section 3.02(a).

“Payment Fund” means an amount equal to the (a) Estimated Merger Consideration, minus (b) the Employee Vested Option Consideration, minus (c) the Securityholder Representative Reserve Fund Amount, minus (d) the Escrow Amount, minus (e) the aggregate amount of the Unvested Option Cash.

“Payoff Letters” has the meaning set forth in Section 3.03(b)(vi).

“Per Share Merger Consideration” means, with respect to each share of Company Stock and each Option, the portion of the Closing Merger Consideration allocated to such share of Company Stock or such Option as set forth on the Allocation Certificate.

“Permitted Liens” means (a) statutory Liens for Taxes or other governmental charges not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in the Company’s financial statements, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens (i) arising or incurred in the ordinary course of business and that are not material or (ii) that are not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in the Company’s financial statements, (c) zoning, permit, license, utility easement or right of way, entitlement, building and other land use or environmental regulations imposed or promulgated by any Governmental Authorities, (d) covenants, conditions, restrictions, easements, declarations, reservations, right-of-way restrictions, encroachments, servitudes, permits, and oil, gas, mineral and any mining reservations, rights, licenses, leases and other similar charges, instruments, or encumbrances affecting the underlying fee interest of any Leased Real Property, whether or not shown by the public records, (e) Liens arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (f) non-exclusive licenses and other non-exclusive grants of rights in the ordinary course of business consistent with past practice with respect to any Intellectual Property, (g) public roads and highways or title to any portion of the Leased Real Property lying within the right of way or boundary of any public road or private road that do not materially impair the occupancy, use or value of such Leased Real Property, (h) matters that would be disclosed by an accurate inspection, a title commitment dated as of the date hereof, or current, accurate survey of each parcel of Leased Real Property that do not and would not reasonably be expected to, individually or in the aggregate, impair in any material respect the current use, occupancy or value of the Leased Real Property subjected thereto, (i) Liens arising in connection with sales of account receivables, (j) Liens securing Indebtedness for borrowed money, (k) statutory or contractual Liens in favor of lessors arising in connection with any Real Property Lease, (l) in the case of Leased Real Property, any Liens to which the underlying fee or other interest in the underlying leased premises or lands is subject, including rights of the landlord under the lease or lands and all superior, underlying and ground leases and renewals, extensions, amendments or substitutions thereof, in each case, that do not materially impair the occupancy, use or value of such Leased Real Property, (m) pledges and deposits to secure the performance of bids, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice, and (o) Liens set forth on Section 1.01(b) of the Disclosure Schedules.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof.

“Personal Information” means any data or information (a) relating to an identified or identifiable natural person or (b) that is considered “personally identifiable information,” “personal information,” “personal data,” “individually identifiable health information” or any similar term under applicable Law.

“Plan” means (a) each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, (b) each loan to an employee and (c) each other bonus, profit sharing, pension, severance, savings, retirement, supplemental retirement, deferred compensation, fringe benefit, welfare, medical, dental, vision care, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plan, post-retirement health or welfare benefit, stock option, stock purchase, restricted stock, other equity or equity-based compensation, disability, sick pay, vacation, termination, individual employment, individual consulting, compensation, incentive, commission, retention, change in control, or other benefit or compensation plan, agreement, policy, scheme or arrangement (whether written or unwritten and whether funded or unfunded), in each case (i) that is maintained, sponsored, or contributed to by the Company or any of its Subsidiaries on behalf of any current or former employee, officer, director, or other individual service provider of the Company or any of its Subsidiaries (or dependents thereof) or (ii) under which the Company or any of its Subsidiaries has any liability, contingent or otherwise, other than, in each case, any such plan, scheme or arrangement that the Company or any of its Subsidiaries is required by applicable Laws to maintain, sponsor or contribute or any Multiemployer Plan.

“Portfolio Company” means any portfolio companies (as such term is commonly understood in the private equity industry) controlled by the B-Flexion Funds or their respective Affiliates.

“Post-Closing Allocation Certificate” has the meaning set forth in Section 2.08.

“Post-Closing Payments” means, with respect to each share of Company Stock and each Option, the portion of any Additional Consideration allocated to such share of Company Stock or such Option as set forth on the Post-Closing Allocation Certificate.

“Post-Closing Statement” has the meaning set forth in Section 2.09(a).

“Pre-Closing Tax Periods” means collectively, all taxable periods (or portions thereof) ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Taxes” means an amount equal to the unpaid Income Taxes of the Company and its Subsidiaries (i) that are attributable to Pre-Closing Tax Period and for which a Tax Return has not been filed as of the end of the Closing Date and (ii) solely in respect of those jurisdictions in which the Company or its applicable Subsidiary is currently filing Tax Returns for such Income Taxes; provided that such amount shall be determined: (a) in a manner consistent with the accounting methodologies and past practices of the Company or its Subsidiaries, as applicable; (b) in the case of any Straddle Period, in accordance with Section 7.04(b); (c) without regard to any deferred Tax assets or deferred Tax liabilities (but, for the avoidance of doubt, giving effect to any net operating loss carryforwards, interest expense carryforwards or other Tax attributes arising in a Pre-Closing Tax Period available under applicable Law to offset income at a “more likely than not” or higher level of comfort); (d) by taking into account any estimated Income Tax payments, overpayments of Income Taxes and refunds of Income Taxes received prior to the Closing Date; (e) by excluding any Liabilities for accruals or reserves established or required to be established for contingent Income Taxes or with respect to uncertain tax positions; (f) by excluding any Income Tax liabilities attributable to any action taken outside of the ordinary course of business by the Parent or its Affiliates (including the Company and its Subsidiaries after the Closing) on the Closing Date after the Closing and disregarding any action taken by Parent or its Affiliates (including the Company and its Subsidiaries after the Closing) after the Closing Date; and (g) by taking into account deductions allowable for Income Tax purposes in a Pre-Closing Tax Period under Applicable Law at a “more likely than not” or higher level of comfort and by applying the seventy percent safe-harbor election under Revenue Procedure 2011-29 to any “success based fees” with respect to any Transaction Expenses or other fees, cost or expenses of the Company or its Subsidiaries economically borne by the Holders pursuant to this Agreement.

“Preferred Stock” has the meaning set forth in Section 2.02(a).

“Preliminary Cash” has the meaning set forth in Section 2.09(a).

“Preliminary Indebtedness” has the meaning set forth in Section 2.09(a).

“Preliminary Merger Consideration” has the meaning set forth in Section 2.09(a).

“Preliminary Net Working Capital” has the meaning set forth in Section 2.09(a).

“Preliminary Transaction Expenses” has the meaning set forth in Section 2.09(a).

“Pro Rata Share” means, for any Holder, a percentage amount equal to the portion of the Closing Merger Consideration paid to such Holder divided by the aggregate amount of the Closing Merger Consideration.

“Proceeding” means any action, claim, suit, litigation, arbitration, proceeding (whether civil or criminal) by or before any Governmental Authority.

“Processing” means, as to any data or information, accessing, collecting, organizing, structuring, using, disclosing, transferring, transmitting, disseminating, storing, retrieving, retaining, managing, controlling, hosting, modifying, combining, disposing of, deleting, processing, analyzing, anonymizing, de-identifying, aggregating, deriving or otherwise handling.

“Promised Equity Amount” means the amount that is required to be paid by the Company in settlement of such Person’s rights under or with respect to a Promised Equity Grant pursuant to an offer letter from, Contract with, or other commitment or undertaking (written or verbal) from, the Company; provided that such amount shall not exceed the value of the compensation or award provided for or reflected in such offer letter, Contract or commitment.

“Promised Equity Grantee” has the meaning set forth in Section 4.03(f).

“Promised Equity Grants” has the meaning set forth in Section 4.03(f).

“Promised Equity Waiver” has the meaning set forth in Section 6.12.

“R&W Binder Agreement” has the meaning set forth in Section 5.14.

“R&W Insurance Policy” has the meaning set forth in Section 5.14.

“R&W Insurer” has the meaning set forth in Section 5.14.

“Real Property Lease” has the meaning set forth in Section 4.15(b).

“Refunded Unvested Option Amount” has the meaning set forth in Section 2.03(c).

“Regulation S-X” means Regulation S-X promulgated by the SEC, as amended from time to time.

“Related Party” means, with respect to any specified Person: (i) any director, officer, general partner or managing member of such Person, (ii) any Immediate Family member of a Person described in clause (i) (if such Person is a natural Person), or (iii) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family (if such Person is a natural Person), more than 5% of the outstanding equity or ownership interests of such specified Person.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching, migration, or other movement or presence in, into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or at or from any property.

“Representative Losses” has the meaning set forth in Section 10.19(b).

“Required Approvals” means each Authorization or Order of any Governmental Authority set forth on Section 8.03(a) of the Disclosure Schedules.

“Requisite Stockholder Approval” has the meaning set forth in Section 4.01(c).

“Review Period” has the meaning set forth in Section 2.09(c).

“SEC” means the U.S. Securities and Exchange Commission.

“Section 280G Payments” has the meaning set forth in Section 6.10.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means any breach, interruption or unauthorized Processing of Personal Information or other proprietary data Processed by or on behalf of the Company or any of its Subsidiaries or a phishing, ransomware, denial of service (DoS) or other cyberattack.

“Securityholder Representative” has the meaning set forth in the Preamble.

“Securityholder Representative Reserve Fund Amount” has the meaning set forth in Section 2.11.

“Seller Related Parties” means (a) the Holders, (b) any Affiliate of any of the Holders (other than the Company or any of its Subsidiaries), and (c) each of the officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns of (i) any Person referenced in any of the foregoing clauses (a)-(b) or (ii) the Company or any of its Subsidiaries prior to Closing.

“Settlement Accountant” has the meaning set forth in Section 2.09(d).

“Skadden” has the meaning set forth in Section 3.01.

“Specified Bonuses” has the meaning set forth in Section 7.03(h).

“Sponsor Stockholder” means Gurnet Point NSPV LP, a Delaware limited partnership.

“Statement of Objections” has the meaning set forth in Section 2.09(c).

“Stockholder” has the meaning set forth in Section 2.04(a).

“Stockholder Group” has the meaning set forth in Section 7.06.

“Stockholder Notice” has the meaning set forth in Section 6.09(b).

“Straddle Period” means each taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Target Net Working Capital Lower Amount” has the meaning set forth in Exhibit C.

“Target Net Working Capital Upper Amount” has the meaning set forth in Exhibit C.

“Tax” means taxes, levies, duties (including import and export duties), tariffs, governmental fees, imposts, charges and withholdings in the nature of a tax, including any gross or net income, profits, gains, excise, property, real property, capital, value added, sales, use, value added, goods and services, occupation, transfer, stamp, franchise and payroll taxes, employment taxes and withholding taxes, together with all penalties, charges and interest imposed by a Governmental Authority with respect to the foregoing.

“Tax Authority” means any Governmental Authority having jurisdiction with respect to any Tax.

“Tax Laws” means any Law relating to any Tax.

“Tax Return” means any report, return, or statement (including estimated and withholding Tax returns and reports), and, including any schedules or attachments thereto and any amendment thereof, supplied or required to be supplied to a Tax Authority in connection with Taxes.

“Top Insurance Carriers” has the meaning set forth in Section 4.22(a).

“Top Suppliers” has the meaning set forth in Section 4.22(b).

“Transaction Expenses” means, without duplication, each of the following to the extent such amount remains unpaid as of the Closing: (i) all third-party fees, costs and expenses incurred or subject to reimbursement or to be borne by or on behalf of the Company, its Subsidiaries or their respective Affiliates (to the extent payable or to be reimbursed by the Company or its Subsidiaries) to the extent arising out of or related to the negotiation, documentation and consummation of the Transactions, whether or not billed or accrued, including (a) all of the fees, costs and expenses of legal counsel, accountants and other advisers, (b) the maximum amount of fees, costs and expenses payable to brokers, finders, financial advisors, investment bankers or similar Persons, inclusive of any such amounts in respect of any earn-outs, escrows or other contingencies, (c) the cost of the “tail” policy obtained pursuant to and in accordance with Section 7.02(b), (d) all transaction, sale, change in control, retention, stay and similar bonuses or other compensatory amounts owed by the Company or any of its Subsidiaries to any of their respective directors, managers, employees, contractors and/or consultants in connection with or arising out of the execution, delivery or consummation of this Agreement or the Transactions, including any payments in respect of Promised Equity Grants pursuant to a Promised Equity Waiver (in each case, including the employer-portion of any payroll taxes payable thereon), calculated as if paid on the Closing Date, (e) the Promised Equity Amount for each Promised Equity Grantee who has not executed a Promised Equity Waiver, and (f) the Specified Bonuses (in each case, including the employer-portion of any payroll taxes payable thereon); provided that Transaction Expenses shall not include (i) any fees or expenses incurred by, or at the written request or direction of, or triggered by an action or inaction of, Parent, Merger Sub, the Surviving Corporation or any of their Affiliates, related to their respective financing activities in connection with the Transactions, (ii) any fees and expenses associated with the engagement and retention of the Escrow Agent and/or the Paying Agent, (ii) filing fees under the HSR Act and any other applicable Antitrust Law or competition, investment or similar Law in connection with the Transactions, (iii) Transfer Taxes contemplated by Section 7.04(a), or (iv) any amount deducted from the Merger Consideration as Indebtedness.

“Transactions” means the transactions contemplated by this Agreement, including the Merger.

“Transfer Taxes” has the meaning set forth in Section 7.04(a).

“Unaudited FY2025 Financial Statements” has the meaning set forth in Section 4.05.

“Unresolved Items” has the meaning set forth in Section 2.09(d).

“Unvested Option” means each Option that is outstanding immediately prior to the Effective Time that is not a Vested Option.

“Unvested Option Cash” has the meaning set forth in Section 2.03(b).

“Unvested Option Contingent Amount” means, with respect to each Unvested Option, the amount, if any, that would have been payable by Parent or its Affiliates pursuant to Section 2.03(b) in respect of such Unvested Option by reference to any Contingent Consideration payable pursuant to Annex A if such Unvested Option had been a Vested Option as of immediately prior to the Effective Time, as determined in accordance with the Allocation Certificate or the applicable Post-Closing Allocation Certificate, as applicable.

“Unvested Option Payment” means, with respect to each Unvested Option, an amount of cash equal to (a) (i) the Per Share Merger Consideration, less (ii) the per share exercise price of such Unvested Option multiplied by (b) the number of shares of Common Stock for which such Unvested Option is exercisable.

“Vested Option” means each Option that is outstanding immediately prior to the Effective Time and either (a) is vested in accordance with its terms prior to the Closing or (b) becomes vested in accordance with its terms as a result of or in connection with the Closing.

“Vested Option Payment” means, with respect to each Vested Option, an amount of cash equal to (a) (i) the Per Share Merger Consideration, less (ii) the per share exercise price of such Vested Option multiplied by (b) the number of shares of Common Stock for which such Vested Option is exercisable as of the Effective Time.

“Voting Agreement” means the Second Amended and Restated Voting Agreement, dated as of June 17, 2024, by and among the Company and the investors and Stockholders party thereto (as may be further amended, supplemented or modified).

“Voting Company Debt” has the meaning set forth in Section 4.03(c).

“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case, that is the consequence of an act or omission by a Party with the knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

“Withholding Agent” has the meaning set forth in Section 2.13.

“Written Consent” has the meaning set forth in the Recitals.

Section 1.02           Other Definitional Provisions.

(a)            Successor Laws. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(b)            Currency. All amounts in this Agreement are stated and will be paid in United States dollars.

ARTICLE II
THE MERGER

Section 2.01           The Merger; Effective Time; Effect of Merger.

(a)            In accordance with the terms of, and subject to the conditions set forth in, this Agreement and the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company (the “Merger”). As a result of the Merger, the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall continue its existence under the laws of the State of Delaware, and the separate existence of Merger Sub shall cease.

(b)           Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company shall (i) cause a certificate of merger substantially in the form of Exhibit D (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the requirements of Section 251 of the DGCL, and (ii) take all other such actions as may be required by the DGCL and applicable Laws to make the Merger effective as promptly as practicable. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later date and time as Parent and the Company may agree and specify in the Certificate of Merger (such date and time the Merger becomes effective is referred to herein as the “Effective Time”).

(c)           At the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, assets, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the claims, obligations, liabilities, debts and duties of each of the Company and Merger Sub shall attach to and become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.02           Conversion of Shares of Company Stock and Capital Stock of Merger Sub. At the Effective Time, upon the terms and subject to the conditions set forth herein, by virtue of the Merger and without any action on the part of any Party, any Holder or any other Person:

(a)           each share of (i) common stock, par value $0.0001 per share (the “Common Stock”) and (ii) preferred stock, par value $0.0001 per share (the “Preferred Stock” and, together with the Common Stock, the “Company Stock”), in each case that is issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) shall be converted into the right to receive (A) the Per Share Merger Consideration plus (B) any Post-Closing Payments made in respect of one (1) share of Company Stock, in each case subject to and in accordance with Section 2.04 (including with respect to the withholding of the Escrow Amount and the Securityholder Representative Reserve Fund Amount);

(b)           each share of Company Stock held in treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made or consideration delivered with respect thereto (collectively, the “Cancelled Shares”); and

(c)           each share of common stock, par value $0.0001 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

Section 2.03           Treatment of Company Options.

(a)           Each Vested Option that is outstanding immediately prior to the Effective Time (after giving effect to the Effective Time) shall be cancelled and shall not be assumed by Parent. Upon cancellation thereof, each Vested Option that is not an Excluded Option shall be converted, as of the Effective Time, into the right to receive (i) the Vested Option Payment, plus (ii) any Post-Closing Payments made in respect of such Option, in each case, less applicable withholding Taxes and in accordance with the Allocation Certificate, and subject to and in accordance with Section 2.04 (including with respect to the withholding of the Escrow Amount and the Securityholder Representative Reserve Fund Amount).

(b)           Each Unvested Option that is outstanding immediately prior to the Effective Time shall be cancelled and shall not be assumed by Parent. Upon cancellation thereof, each Unvested Option that is not an Excluded Option shall be converted, as of the Effective Time, into the opportunity to receive (i) the Unvested Option Payment, plus (ii) any Unvested Option Contingent Amount, in each case, less applicable withholding Taxes and in accordance with the Allocation Certificate and subject to and in accordance with Section 2.04 (including with respect to the withholding of the Escrow Amount the Securityholder Representative Reserve Fund Amount). The payment of cash consideration pursuant to this Section 2.03(b), including, for the avoidance of doubt, any amounts determined by reference to Post-Closing Payments (collectively, “Unvested Option Cash”), shall not automatically be payable by Parent at the Effective Time or the relevant payment time for any Post-Closing Payment, and shall instead become payable solely by Parent or one of its Affiliates on the date that such Unvested Options would have become vested under the vesting conditions and vesting schedule in place for such Unvested Options immediately prior to or at the Effective Time. Parent may in its discretion make all such required payments to holders of Unvested Option Cash on the next practicable payroll date following the vesting date (and in all events no later than the 15th day of the calendar month immediately following the calendar month in which such Unvested Option Cash would have become vested under the original vesting schedule, and in its discretion may make such payments through a paying agent authorized by Parent to administer such payments on Parent’s behalf or through Parent’s (or the Surviving Corporation’s) payroll system and in accordance with standard payroll practices (including withholding for applicable Taxes). All amounts payable pursuant to this Section 2.03(b) shall be subject to any required withholding of Taxes and shall be paid without interest. No Unvested Option Cash, or right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Parent, or be taken or reached by any legal or equitable process in satisfaction of any liability of such Person, prior to the distribution to such Person of such Unvested Option Cash in accordance with this Agreement.

(c)           If, following the Effective Time, the employment of any Optionholder with the Surviving Corporation (or with Parent or any of its Affiliates other than the Surviving Corporation to the extent such Optionholder becomes employed by Parent or such Affiliate, in lieu of the Surviving Corporation, in connection with the consummation of the Transactions) is terminated by the Surviving Corporation, Parent or such other Affiliate of Parent (the “Parent Employer Entity”) under any circumstance where such Optionholder otherwise does not vest in the Unvested Option Cash, any Unvested Option Cash that would have become payable to such Optionholder following the date of such termination, had such Optionholder remained continuously employed by the Parent Employer Entity through each of the remaining vesting dates thereafter applicable to such Unvested Option Cash, shall instead be paid by Parent to the Holders following such termination (such amount in the aggregate for each such Unvested Option, the “Refunded Unvested Option Amount”). Notwithstanding anything to the contrary herein, for administrative ease, (i) Parent shall (A) calculate the aggregate of the Refunded Unvested Option Amounts that becomes due for payment hereunder to the Holders arising from any event giving rise to a Refunded Unvested Option Amount in respect of any Optionholder during the First Milestone Period (as defined in Annex A), or the Second Milestone Period (as defined in Annex A), as applicable, at the time the Final Milestone Event Notice (as defined in Annex A) becomes determined with respect to the Milestone Event (as defined in Annex A) for such First Milestone Period or Second Milestone Period, as applicable, (B) in connection with the delivery of the Milestone Event Notice for the First Milestone Period (as defined in Annex A), or the Second Milestone Period (as defined in Annex A), as applicable, deliver a schedule providing (1) a Refunded Unvested Option Amount for such period and (2) a list of the Unvested Cash Options that were forfeited during such time period and (C) pay to the Holders in accordance with their respective Pro Rata Shares thereof on the payment date for the applicable Milestone Payment, if any, for such Milestone Event in accordance with the Post-Closing Allocation Certificate delivered by the Securityholder Representative in connection therewith pursuant to Annex A (or otherwise, if no Milestone Payment is payable, on the fifth (5th) Business Day following Parent’s receipt of the Post-Closing Allocation Certificate delivered by the Securityholder Representative for such payment of the Refunded Unvested Option Amounts) the amount of such Refunded Unvested Option Amount, and (ii) for Refunded Unvested Option Amounts that become payable after the expiration of the Second Milestone Period, Parent shall (A) calculate the aggregate of the Refunded Unvested Option Amounts that becomes due for payment hereunder to the Holders arising from any event giving rise to a Refunded Unvested Option Amount in respect of any Optionholder during the prior year, (B) within thirty (30) days of the end of the applicable fiscal year, deliver a schedule providing (1) a Refunded Unvested Option Amount for such year and (2) a list of the Unvested Cash Options that were forfeited during such year and (C) pay to the Holders in accordance with their respective Pro Rata Shares thereof in accordance with the Post-Closing Allocation Certificate delivered by the Securityholder Representative on the tenth (10th) Business Day following Parent’s receipt of the Post-Closing Allocation Certificate delivered by the Securityholder Representative for such payment of the Refunded Unvested Option Amounts the amount of such Refunded Unvested Option Amount. The provisions of Section 2.09(c) – (d) shall apply to the schedules delivered pursuant to this Section 2.03(c), mutatis mutandis.

(d)           Notwithstanding anything to the contrary herein, all Excluded Options outstanding as of immediately prior to the Effective Time shall be cancelled and extinguished at the Effective Time without any present or future right to receive any portion of the Merger Consideration, and shall not be substituted with any equivalent option or right to purchase or otherwise acquire any capital stock or other securities of Parent.

(e)            The Company agrees that the board of directors of the Company (or, if appropriate, any committee administering the Equity Incentive Plan) will adopt such resolutions and take all other actions (including obtaining any required consents or delivering any required notices) required to effectuate the provisions of this Section 2.03; provided that in no event shall any such action involve the payment or commitment to pay any additional amounts or the incurrence of any additional liabilities other than payment of the consideration set forth herein. The Company shall terminate the Equity Incentive Plan as of the Effective Time and ensure that from and after the Effective Time there are no outstanding rights to acquire any shares of Company Stock pursuant to the Equity Incentive Plan. The Company shall provide to Parent, at least five (5) Business Days prior to the Closing, copies of all documentation evidencing satisfactory completion of the actions necessary and appropriate to effectuate the actions contemplated by this Section 2.03 and will consider and use commercially reasonable efforts to account for all reasonable comments upon such documentation received from Parent or its advisors.

Section 2.04           Exchange Mechanics.

(a)            The Paying Agent shall act as paying agent in effecting the exchange of cash for shares of Company Stock and for Vested Options held by Non-Employee Optionholders. As soon as practicable following the execution and delivery of this Agreement, Parent will cause the Paying Agent to make available a letter of transmittal in a form to be mutually agreed upon between the Company and Parent (a “Letter of Transmittal”) to each (i) holder of shares of Company Stock (other than any holder of Cancelled Shares) (each, a “Stockholder”) and (ii) Non-Employee Optionholder.

(b)            On or promptly following the Closing Date, the Paying Agent shall pay (from the funds deposited with the Paying Agent pursuant to Section 3.02(a)) each Stockholder who has duly executed, completed and delivered a Letter of Transmittal and any other documentation required by the Paying Agent and each Non-Employee Optionholder who has duly executed, completed and delivered an Option Surrender Agreement in the form attached hereto as Exhibit E (an “Option Surrender Agreement”) and any other documentation required by the Paying Agent the amount of cash to which he, she or it is entitled to under Section 2.02 and Section 2.03, as applicable. The amount payable to each such Stockholder and Non-Employee Optionholder in accordance with this Agreement shall be made by wire transfer of immediately available funds to an account designated in writing by such Stockholder and Non-Employee Optionholder in the Letter of Transmittal. Each such Stockholder and Non-Employee Optionholder that makes the deliveries to the Paying Agent required by this Agreement at least two (2) Business Days prior to the Closing Date will be paid his, her or its applicable portion of the Closing Merger Consideration on or promptly following the Closing Date. Each such Stockholder and Non-Employee Optionholder that makes the deliveries to the Paying Agent required by this Agreement thereafter will be paid his, her or its applicable portion of the Closing Merger Consideration as soon as possible after such delivery is made (but in any event no later than three (3) Business Days after the date such delivery is made).

(c)           Promptly following the Effective Time, but in any event on the Closing Date, the Company will deliver written instructions to its transfer agent, eShares, Inc. d/b/a Carta, Inc. (“Carta”), with a copy to Parent, directing Carta to cancel all book-entry entitlements in the form of electronic stock certificates (“Certificates”) on the Carta electronic capitalization management system existing immediately prior to the Effective Time representing Company Stock effective as of the Effective Time and deliver to Parent, as promptly as practicable, written confirmation of such cancellation of all such Certificates.

(d)            The applicable portion of the Merger Consideration paid or payable following the surrender for exchange of the Company Stock and Options (together with the contingent right to receive, if, when and to the extent payable, any Additional Consideration in accordance with the terms and conditions of this Agreement) in accordance with this Agreement shall be paid or payable in full satisfaction of all rights pertaining to the shares of Company Stock and Options. After the Closing Date, there will be no transfers on the share transfer books of the Surviving Corporation of shares of Company Stock that were outstanding immediately prior to the Closing Date. No interest will be paid or will accrue on the applicable portion of Aggregate Merger Consideration payable upon delivery of the Letter of Transmittal, the Option Surrender Agreement and any other documentation required thereby. At the Effective Time, by virtue of the Merger and without any further action on the part of the Stockholders, Parent, the Company or Merger Sub, the shares of Company Stock shall be cancelled and extinguished, and each share of Company Stock shall represent only the right to receive the applicable cash consideration provided in the Allocation Certificate. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any shares of Company Stock, including Dissenting Shares. None of the Paying Agent, Parent, Merger Sub, the Company or the Surviving Corporation will be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date on which the Aggregate Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority, any such Aggregate Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, immediately prior to such date become the property of the Surviving Corporation or its designated affiliate, free and clear of any claims or interest of any such holders or their successors, assigns or personal representative previously entitled thereto.

(e)            By virtue of this Agreement and as security for the payment obligations provided for in Section 2.09(g), at the Effective Time, Parent will withhold from the consideration otherwise payable to the Holders and deposit (or cause to be deposited) with the Escrow Agent the Escrow Amount (any and all of such deposits to constitute escrow funds to be governed by the terms of the Escrow Agreement). Amounts released from the Escrow Amount to the Holders, if any, shall be distributed to the Holders in accordance with their respective Pro Rata Shares thereof and the applicable terms of this Agreement and the Escrow Agreement. The Escrow Amount shall be governed by Section 2.09 and the terms of the Escrow Agreement and shall be available to satisfy any payment obligations to Parent in connection with a Final Underage. The adoption of this Agreement and the approval of the Transactions by the Holders shall constitute, among other things, approval of the withholding of the Escrow Amount from the Aggregate Merger Consideration.

Section 2.05           Certificate of Incorporation. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, will be amended at the Effective Time to (i) change the corporate name set forth therein to “Naveris, Inc.” and (ii) comply with Section 7.02 and, as so amended, will be the certificate of incorporation of the Surviving Corporation until duly amended or repealed in accordance with applicable Law.

Section 2.06           Bylaws. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be amended at the Effective Time to change the corporate name set forth therein to “Naveris, Inc.” and, as so amended, will be the bylaws of the Surviving Corporation until duly amended or repealed in accordance with applicable Law.

Section 2.07          Directors and Officers. From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law, as the case may be, the (a) directors of Merger Sub at the Effective Time will be the directors of the Surviving Corporation and (b) officers of Merger Sub at the Effective Time will be the officers of the Surviving Corporation.

Section 2.08           Closing and Post-Closing Calculations. No later than three (3) Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver to Parent a written statement (the “Estimated Closing Statement”) setting forth the Company’s (i) good faith estimate of (A) Cash as of the Effective Time, (B) an itemized list of each item of Indebtedness as of the Effective Time, (C) Net Working Capital (in the format of the Illustrative Calculation of Net Working Capital in Exhibit C) and (D) an itemized list of Transaction Expenses, (ii) an allocation spreadsheet, in a customary form to be agreed upon by Parent and the Company reasonably practicably following the date of this agreement, setting forth a good faith calculation of (A) the Merger Consideration (such amount, the “Estimated Merger Consideration”) to be paid to each holder of Company Stock pursuant to Section 2.02(a), (B) the Employee Vested Option Consideration payable pursuant to Section 2.03 and the Employee Unvested Option Consideration that may become payable pursuant to Section 2.03(b), (C) the calculation of the Per Share Merger Consideration, (D) a formula for calculating any Additional Consideration payable to each Holder, (E) the calculation of each Holder’s Pro Rata Share as of immediately prior to the Effective Time, (F) the names of all of the Holders as of immediately prior to the Effective Time and their respective physical addresses (if available to the Company as of such date) and e-mail addresses, (G) the number and type of shares of Company Stock held by, or subject to the Options held by, each Holder, (H) the number of shares of Common Stock subject to and the exercise price per share in effect for each Vested Option and each Unvested Option held by each Holder as of immediately prior to the Effective Time and (I) the Unvested Option Cash to be paid to each holder of Unvested Options pursuant to Section 2.03(b) and the vesting schedule for such Unvested Option Cash (the schedule as described in this clause (ii), the “Allocation Certificate”) and (iii) a certification by the Chief Executive Officer of the Company that the Estimated Closing Statement and the Allocation Certificate are complete and correct. The Estimated Closing Statement and the Allocation Certificate shall be prepared by the Company in accordance with the Company’s Organizational Documents, the DGCL, Delaware common law, this Agreement and, in the case of the Options, the Equity Incentive Plan and any applicable grant or similar agreement with respect to any such Options. The Company shall prepare and deliver to Parent drafts of the Estimated Closing Statement and the Allocation Certificate not later than five (5) Business Days prior to the anticipated Closing Date. The Company shall provide to Parent, together with the Estimated Closing Statement and the Allocation Certificate, such supporting documentation, information and calculations as are reasonably necessary for Parent to verify and determine the calculations and amounts set forth therein. Parent may provide the Company with comments to the Estimated Closing Statement and Parent and the Company shall cooperate reasonably and in good faith to address any such comments, and Parent and the Company shall reflect any mutually agreed upon changes to the Estimated Closing Statement. In addition, not less than three (3) Business Days prior to the date any Additional Consideration becomes payable pursuant to the terms of this Agreement, the Securityholder Representative shall deliver or cause to be delivered to Parent an updated Allocation Certificate setting forth in reasonable detail, (i) the pro rata allocation of such Additional Consideration amongst each of the Holders, (ii) the aggregate portion of such Additional Consideration payable to each Holder and (iii) the Unvested Option Cash of such Additional Consideration to be paid to each holder of Unvested Options pursuant to Section 2.03(b) (provided, that Parent shall, or shall cause the Surviving Corporation to, prepare and deliver to the Securityholder Representative the updated vesting schedule for such Unvested Option Cash to the extent such information is necessary for preparation of the updated Allocation Certificate) (such information, a “Post-Closing Allocation Certificate”).

Section 2.09           Post-Closing Adjustment.

(a)           As promptly as possible, but in any event within ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Securityholder Representative a written statement (the “Post-Closing Statement”) setting forth Parent’s (i) good faith calculation of (A) Cash as of the Effective Time (“Preliminary Cash”), (B) an itemized list of each item of Indebtedness as of the Effective Time (“Preliminary Indebtedness”), (C) Net Working Capital (in the format of the Illustrative Calculation of Net Working Capital in Exhibit C) (“Preliminary Net Working Capital”) and (D) an itemized list of Transaction Expenses (“Preliminary Transaction Expenses”) and (ii) Parent’s resulting good faith calculation of the Merger Consideration (such amount, the “Preliminary Merger Consideration”). Parent shall provide to the Securityholder Representative, together with the Post-Closing Statement, such supporting documentation, information and calculations as are reasonably necessary for the Securityholder Representative to verify and determine the calculations and amounts set forth therein. Parent may not amend, supplement or otherwise modify the Post-Closing Statement at any time following delivery of such statement to the Securityholder Representative in accordance with this Section 2.09(a).

(b)            The Parties acknowledge that the Estimated Closing Statement delivered by the Company to Parent pursuant to Section 2.08 will be prepared and delivered prior to the Closing Date and, therefore, the amounts set forth therein will be estimates and may be different than the actual amount of such items on the Closing Date. Accordingly, this Section 2.09 sets forth the process by which the amounts set forth in the Estimated Closing Statement may be adjusted solely to ensure that any such amount set forth in the Estimated Closing Statement reflects an adjustment only between the estimate thereof and the actual amount thereof.

(c)            Upon receipt of the Post-Closing Statement, the Securityholder Representative shall have sixty (60) days (the “Review Period”) to review such Post-Closing Statement and related computations of Preliminary Cash, Preliminary Indebtedness, Preliminary Net Working Capital, Preliminary Transaction Expenses and the Preliminary Merger Consideration. Following the Closing through the date that the Final Closing Statement becomes final, binding and non-appealable in accordance with Section 2.09(e), Parent shall use commercially reasonable efforts to provide the Securityholder Representative, and any accountants, advisors or other representatives retained by the Securityholder Representative with such books, records and work papers of the Surviving Corporation and Parent that are reasonably related to the Securityholder Representative’s verification of the calculations of Cash, Indebtedness, Net Working Capital, and Transaction Expenses (subject to execution by the Securityholder Representative or its representatives of customary work access paper letters if requested by Parent’s accountants), and Parent shall, and shall cause its Affiliates (including the Surviving Corporation and its Subsidiaries), and its and their respective representatives, accountants and advisors to, reasonably cooperate with the Securityholder Representative and its representatives in connection with such review, including by making available personnel to the extent reasonably requested, in each case, upon reasonable notice and during normal business hours. If the Securityholder Representative has accepted the Post-Closing Statement in writing or has not given written notice to Parent setting forth any objection of the Securityholder Representative to such Post-Closing Statement, specifying in reasonable detail each item that the Securityholder Representative disputes (each, a “Disputed Item”), the amount in dispute for each such Disputed Item, the basis for such objection and the Securityholder Representative’s proposed modifications to the Post-Closing Statement (such notice, the “Statement of Objections”) prior to the expiration of the Review Period, then such Post-Closing Statement shall be final, binding and non-appealable upon the Parties, and shall be deemed the Final Closing Statement for purposes of Section 2.09(e). The Securityholder Representative shall be deemed to have agreed with all other items and amounts contained in the Post-Closing Statement not so disputed by the Securityholder Representative.

(d)            In the event that the Securityholder Representative delivers a Statement of Objections to Parent prior to the expiration of the Review Period, the Securityholder Representative and Parent shall negotiate in good faith to resolve any such Disputed Item within sixty (60) days following the receipt by Parent of the Statement of Objections (the “Consultation Period”). If the Securityholder Representative and Parent reach an agreement in writing as to any such Disputed Items within the Consultation Period, the amounts so agreed upon shall be final, binding and non-appealable upon the Parties and such agreement shall be deemed to be included in the Final Closing Statement for purposes of Section 2.09(e). If the Securityholder Representative and Parent are unable to reach an agreement in writing as to any such Disputed Item(s) within the Consultation Period, then either the Securityholder Representative or Parent may submit such matter an accounting firm of national stature and that has extensive experience auditing public companies in the industry in which Parent operates as mutually agreed in writing by the Securityholder Representative and Parent (the “Settlement Accountant”) (provided that if the Securityholder Representative and Parent cannot agree on an accountant within ten (10) Business Days after the expiration of the Consultation Period, then the American Arbitration Association shall appoint the Settlement Accountant, who shall be deemed acceptable to the Securityholder Representative and Parent), for resolution of those Disputed Items that the Securityholder Representative and Parent are unable to resolve (the “Unresolved Items”). If requested by the Settlement Accountant, each of the Securityholder Representative and Parent agrees that it will enter into a customary engagement letter with the Settlement Accountant and provide customary indemnities in favor of the Settlement Accountant and otherwise on terms and conditions consistent with this Section 2.09. The Settlement Accountant shall act as an expert and not as an arbitrator, and shall only consider the Unresolved Items. If any Unresolved Item is referred to the Settlement Accountant, the Securityholder Representative, on the one hand, and Parent, on the other hand, shall prepare separate written reports of each such Unresolved Item and deliver such reports to the Settlement Accountant, and each other within fifteen (15) days after the date the Settlement Accountant is retained. Thereafter, each of the Securityholder Representative and Parent shall have ten (10) Business Days to deliver to the Settlement Accountant, and each other one written rebuttal thereto (if applicable). The failure of the Securityholder Representative or Parent to furnish a written report of the Unresolved Item to the Settlement Accountant or to furnish a response to the other Party’s initial written report shall constitute a waiver of such Party’s right to submit the same to the Settlement Accountant. The Settlement Accountant may not assign a value to any Unresolved Item greater than the greatest value for such Unresolved Item claimed by either Parent or the Securityholder Representative in the Post-Closing Statement and Statement of Objections, respectively, or less than the smallest value for such Unresolved Item claimed by either Parent or the Securityholder Representative in the Post-Closing Statement and Statement of Objections, respectively. The Securityholder Representative and Parent shall use their respective commercially reasonable efforts to cause the Settlement Accountant to resolve all disagreements as soon as practicable and in any event within thirty (30) days after the later of the submission of the (i) written reports and (ii) written rebuttals, if any; provided that the failure of the Settlement Accountant to deliver its determination within such time period shall not constitute a defense or objection to the finality or enforcement of such determination. The Settlement Accountant’s review and determination shall be (A) limited only to the reports, rebuttals and materials concerning the Unresolved Items prepared and submitted to the Settlement Accountant by the Securityholder Representative and Parent (i.e., not on the basis of an independent review), (B) based solely on such reports, rebuttals and materials submitted by the Securityholder Representative and Parent and the basis for the Securityholder Representative’s and Parent’s respective positions and (C) in accordance with the terms and procedures set forth in this Agreement, including the Accounting Principles (as defined herein) and the definitions of Cash, Indebtedness, Net Working Capital and Transaction Expenses contained herein. During the review by the Settlement Accountant, each of the Securityholder Representative and Parent shall use commercially reasonable efforts, and shall cause their respective Subsidiaries (including, in the case of Parent, the Company and its Subsidiaries) to use its commercially reasonable efforts, to each make available to the Settlement Accountant personnel and such information, books, records and work papers as may be reasonably requested by the Settlement Accountant to fulfill its obligations under this Section 2.09(d). A copy of all materials submitted to the Settlement Accountant shall be provided by the Securityholder Representative or Parent, as applicable, to the other Party in the dispute concurrently with the submission thereof to the Settlement Accountant; provided that the accountants of the Securityholder Representative or Parent, as applicable, shall not be obliged to make any work papers available to the other Party except in accordance with such accountants’ normal disclosure procedures and then only after such other Party has signed a customary agreement relating to such access to work papers. Neither the Securityholder Representative nor Parent may disclose to the Settlement Accountant, and the Settlement Accountant may not consider for any purpose, any settlement discussions or settlement offer(s) made by or on behalf of either the Securityholder Representative or Parent unless otherwise agreed by the Securityholder Representative and Parent. None of the Securityholder Representative, Parent or any of their respective Affiliates shall have any ex parte communications or meetings with the Settlement Accountant regarding the subject matter hereof without the other Party’s prior written consent. The Settlement Accountant shall have exclusive jurisdiction over, and resort to the Settlement Accountant as provided in this Section 2.09(d) shall be the only recourse and remedy of the Parties against one another with respect to, any disputes arising out of or relating to the calculation of, and any adjustments to, the Merger Consideration; provided that upon the determination of the Settlement Accountant, such determination may be entered and enforced in any court of competent jurisdiction in accordance with Section 10.12. The final determination with respect to all Unresolved Items shall be set forth in a written statement by the Settlement Accountant delivered to the Securityholder Representative and Parent and, absent mathematical error promptly corrected by the Settlement Accountant or manifest error, the resolution of the dispute by the Settlement Accountant shall be final, binding and non-appealable on the Parties. The costs and expenses of the Settlement Accountant shall be borne by the Securityholder Representative and Parent in proportion to the difference between the Settlement Accountant’s determination of the Merger Consideration and the determination of the Merger Consideration claimed by the Securityholder Representative and Parent. For example, if Parent claims that the Merger Consideration is, in the aggregate, $1,000 less than the amount determined by the Securityholder Representative and if the Settlement Accountant ultimately resolves the dispute by awarding to Parent an aggregate of $300 of the $1,000 contested, then the costs and expenses of the Settlement Accountant will be allocated thirty percent (30%) to the Securityholder Representative and seventy percent (70%) to Parent.

(e)           The “Final Closing Statement” shall mean (i) in the event that Parent fails to prepare and deliver the Post-Closing Statement in accordance with Section 2.09(a), at the Securityholder Representative’s sole discretion, either (1) the Estimated Closing Statement shall be deemed final and binding as the Final Closing Statement, or (2) the Estimated Closing Statement shall be deemed the Post-Closing Statement wherein the Securityholder Representative retains all rights granted in Section 2.09(c), (ii) the Post-Closing Statement in the event that the Securityholder Representative has accepted the Post-Closing Statement in writing or does not deliver a Statement of Objections prior to the expiration of the Review Period, (iii) the Post-Closing Statement as agreed to in writing by the Securityholder Representative and Parent in accordance with Section 2.09(d), or (iv) the Post-Closing Statement as determined by the Settlement Accountant in accordance with Section 2.09(d). The (A) Cash set forth on such Final Closing Statement shall be deemed the final Cash, (B) Indebtedness set forth on such Final Closing Statement shall be deemed the final Indebtedness, (C) Net Working Capital set forth on such Final Closing Statement shall be deemed the final Net Working Capital, (D) Transaction Expenses set forth on such Final Closing Statement shall be deemed the final Transaction Expenses and (E) the resulting Merger Consideration set forth on such Final Closing Statement shall be deemed the final Merger Consideration (the “Final Merger Consideration”).

(f)            If the Final Merger Consideration is greater than the Estimated Merger Consideration (such excess, the “Final Overage”), then, within five (5) Business Days of the determination of the Final Overage and the Final Closing Statement, (i) Parent shall pay, or cause to be paid, to the Paying Agent (for further distribution to the Stockholders and Non-Employee Optionholders in accordance with the Post-Closing Allocation Certificate) an amount equal to the Final Overage (less any portion of such Final Overage to be paid to Employee Optionholders, which amount shall be paid to the Surviving Corporation for further distribution to the Employee Optionholders in accordance with Section 2.09(i)) and (ii) Parent and the Securityholder Representative shall jointly instruct the Escrow Agent to release the entire Escrow Amount from the Escrow Account to the Stockholders and Non-Employee Optionholders (less any portion of such Escrow Amount to be paid to Employee Optionholders, which amount shall be paid to the Surviving Corporation for further distribution to the Employee Optionholders in accordance with Section 2.09(i)) to the Paying Agent (for further distribution to the Stockholders and Non-Employee Optionholders in accordance with the Post-Closing Allocation Certificate); provided, however, notwithstanding anything contained herein to the contrary, Parent shall not be liable for any Final Overage amount in excess of the Escrow Amount.

(g)           If the Estimated Merger Consideration is greater than the Final Merger Consideration (such excess, the “Final Underage”), then, within five (5) Business Days of the determination of the Final Underage and the Final Closing Statement, the Securityholder Representative and Parent shall jointly instruct the Escrow Agent to pay to Parent from the Escrow Account, the amount of the Final Underage; provided, however, notwithstanding anything contained herein to the contrary, the Holders shall not be liable for any amounts in excess of the Escrow Amount. If the Escrow Amount is greater than the amount of the Final Underage, then Parent and the Securityholder Representative shall jointly instruct the Escrow Agent to release the remaining amount in the Escrow Account to the Stockholders and Non-Employee Optionholders (less any portion of such remaining amount in the Escrow Account to be paid to Employee Optionholders, which amount shall be paid to the Surviving Corporation for further distribution to the Employee Optionholders in accordance with Section 2.09(i)) to the Paying Agent (for further distribution to the Stockholders and Non-Employee Optionholders in accordance with the Post-Closing Allocation Certificate).

(h)           If the Estimated Merger Consideration is equal to the Final Merger Consideration, then, within five (5) Business Days of the determination of the Final Closing Statement, Parent and the Securityholder Representative shall jointly instruct the Escrow Agent to release the entire Escrow Amount from the Escrow Account to the Stockholders and Non-Employee Optionholders (less any portion of such Escrow Amount to be paid to the Employee Optionholders, which amount shall be paid to the Surviving Corporation for further distribution to the Employee Optionholders in accordance with Section 2.09(i)) to the Paying Agent (for further distribution to the Stockholders and Non-Employee Optionholders in accordance with the Post-Closing Allocation Certificate).

(i)             Subject to the prior execution and delivery to Parent by each Employee Optionholder of an Option Surrender Agreement, Parent shall cause the Surviving Corporation to pay, or cause to be paid, the amount payable by the Surviving Corporation pursuant to Section 2.09(f), Section 2.09(g), Section 2.09(h) or Section 2.11, as applicable, to such Employee Optionholder, in accordance with the Post-Closing Allocation Certificate, less any required withholding Taxes, through the Surviving Corporation’s payroll system no later than the second regularly scheduled payroll date of the Surviving Corporation that occurs after the Surviving Corporation’s receipt of such amount pursuant to Section 2.09(f), Section 2.09(g), Section 2.09(h) or Section 2.11, as applicable.

(j)             All payments made pursuant to Section 2.09(f) and Section 2.09(g) will be deemed to be adjustments for Tax purposes to the Merger Consideration.

Section 2.10           Appraisal Rights. Notwithstanding any other provision of this Agreement to the contrary, any share of Company Stock that is outstanding immediately prior to the Effective Time and that is held by a Stockholder who has not voted in favor of the Merger or consented thereto in writing (and is otherwise entitled, by Contract or Law, to vote thereon) or executed an enforceable waiver of appraisal rights to the extent permitted by applicable Law, and who has validly and properly exercised and perfected appraisal rights under Section 262 of the DGCL as of the Effective Time in order to preserve such rights, shall not be converted into or represent the right to receive the Estimated Merger Consideration, or any portion of the Post-Closing Payments. Such share of Company Stock shall represent only the right to receive payment from the Surviving Corporation with respect thereto, as provided in Section 262 of the DGCL, unless and until the holder of any such share of Company Stock shall have failed to perfect or shall have effectively withdrawn or otherwise lost his, her or its right to appraisal of such share of Company Stock and payment under the DGCL, in which case such share of Company Stock shall thereupon be deemed, as of the Effective Time, to have been cancelled and retired and to have ceased to exist and been converted into the right to receive upon delivery of a duly executed Letter of Transmittal and any other documentation required thereby in accordance with Section 2.04, the consideration payable in respect of such shares of Company Stock as determined in accordance with this Article II, without any interest thereon. From and after the Effective Time, no Stockholder who has demanded appraisal rights shall be entitled to vote his, her or its shares of Company Stock for any purpose or to receive payment of dividends or other distributions on his, her or its shares of Company Stock. Shares of Company Stock for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost or failed to be perfected, are referred to herein as “Dissenting Shares.” The Company shall provide to Parent prompt notice of any demands for appraisal or purchase received by the Company, any withdrawals of such demands and copies of any notices, written communications and other documents related to such demands received by the Company and Parent shall have the right to direct and control all negotiations and proceedings with respect to such demands under the DGCL; provided that the Company shall not be obligated to make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. The Company shall not, except with the prior written consent of Parent, or as otherwise required under the DGCL, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.

Section 2.11           Securityholder Representative Reserve Fund Amount. An amount in cash equal to $500,000.00 (the “Securityholder Representative Reserve Fund Amount”) shall be withheld from the Estimated Merger Consideration at the Closing and shall be paid by Parent to the Securityholder Representative pursuant to payment instructions designated by the Securityholder Representative to Parent (such designation to be made at least three (3) Business Days prior to the Closing Date and set forth in the Allocation Certificate). The Securityholder Representative Reserve Fund Amount shall be retained by the Securityholder Representative and shall be used by the Securityholder Representative to satisfy any costs or expenses of the Securityholder Representative in connection with its acting as the Securityholder Representative pursuant to this Agreement. The Securityholder Representative Reserve Fund Amount shall be retained by the Securityholder Representative until such time as the Securityholder Representative shall determine in its sole discretion. Subject to the previous sentence, at the time determined by the Securityholder Representative, the Securityholder Representative shall pay the remaining balance of the Securityholder Representative Reserve Fund Amount (less any portion of such remaining balance of the Securityholder Representative Reserve Fund Amount to be paid to Employee Optionholders, which amount shall be paid to the Surviving Corporation for further distribution to the Employee Optionholders in accordance with Section 2.09(i)) to the Paying Agent (for further distribution to the Stockholders and Non-Employee Optionholders in accordance with the Post-Closing Allocation Certificate), by wire transfer of immediately available funds. For Tax purposes, the Securityholder Representative Reserve Fund Amount shall be treated as having been received and voluntarily set aside by the Holders at the time of the Closing. The Parties agree that the Securityholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Securityholder Representative Reserve Fund Amount. If any Tax reporting is required with respect to the ultimate distribution of any balance of the Securityholder Representative Reserve Fund Amount, then the Securityholder Representative shall provide to Parent, upon written request, information regarding the amounts distributed to each Stockholder and Optionholder, to be used by Parent or its agent in completing any required Tax reporting. The Holders will not receive any interest or earnings on the Securityholder Representative Reserve Fund Amount and irrevocably transfer and assign to the Securityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholder Representative will not be liable for any loss of principal of the Securityholder Representative Reserve Fund Amount other than as a result of its gross negligence or willful misconduct.

Section 2.12           Return of Funds; No Liability. At any time beginning on the date that is twelve (12) months after the Effective Time, Parent may cause the Paying Agent to pay to Parent or its designated Affiliate any funds (including any interest received with respect thereto) remaining that were deposited pursuant to Section 2.09 and Section 3.02(a) and that have not been disbursed (excluding funds for which disbursement is then pending subject only to the Paying Agent’s routine administrative procedures; provided, however, that such disbursement is promptly made), to the Stockholders and Non-Employee Optionholders. After the Paying Agent makes such payments to Parent or its designated Affiliate, all Stockholders and Non-Employee Optionholders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon compliance with the procedures in Section 2.04, without any interest thereon. Any remaining funds that would otherwise be paid to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law shall instead become the property of Parent. None of Parent, Merger Sub, the Company, the Surviving Corporation, the Securityholder Representative or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law that would otherwise be payable to a Holder pursuant to this Agreement.

Section 2.13           Withholding Rights. Each of the Company, the Surviving Corporation, Parent, the Paying Agent, the Escrow Agent, any of their respective agents and any other applicable withholding agent (each a “Withholding Agent”) shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement, including to any former holder of Company Stock or Options, such amounts as the applicable Withholding Agent is required to deduct and withhold with respect to the making of such payment under the Code, or under any provision of state, local, provincial or non-U.S. Tax law; provided that, for any non-compensatory payments made pursuant to this Agreement, the applicable Withholding Agent shall use commercially reasonable efforts to (i) provide written notice as promptly as possible prior to any expected deduction or withholding to the Person in respect of which such deduction or withholding is to be made and (ii) cooperate to minimize the amount of any such deduction or withholding to the extent permitted by Applicable Law to the extent (A) permitted under Applicable Law and (B) that such cooperation does not delay making payment under the Paying Agent Agreement to the relevant payee. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to such Persons in respect of which such deduction and withholding was made.

Section 2.14           Additional Consideration.

(a)           Each Holder’s right to receive any portion of the Additional Consideration is solely a contractual right and does not constitute a transferable security or an equity ownership interest in Parent or any other Person. After the Closing, no Holder may sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of any Additional Consideration that may become payable pursuant to this Agreement, other than (i) upon death by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the right to receive the Additional Consideration or portion thereof is to be passed to beneficiaries upon the death of the trustee; (iii) made pursuant to a court order; (iv) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) to any other Holder; (vi) in the case of any Holder that is a partnership, corporation, limited liability company, trustee or similar entity, (x) to one or more affiliates, partners, shareholders, members, beneficiaries or similar owners of or investors in such Holder or (y) a successor entity upon the sale of substantially all of the assets of such Holder; or (vii) to any Person, with Parent’s consent (such consent not to be unreasonably withheld, conditioned, or delayed). Any transfer in violation of this Section 2.14 shall be null and void and shall not be recognized by Parent or the Surviving Corporation.

(b)           The Parties hereto agree that for U.S. federal (and applicable state and local) income Tax purposes any applicable payments of the Additional Consideration to Stockholders shall be reported on the installment sale method and shall, for the avoidance of doubt, be treated as purchase price, except as otherwise required by Section 483 of the Code.

Section 2.15           Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE III
THE CLOSING

Section 3.01          The Closing. The closing of the Transactions (the “Closing”) shall occur remotely by electronic exchange of signatures and documents on (i) a date and time to be agreed by Parent and the Company, which date shall be no later than the third (3rd) Business Day after the date on which all of the conditions set forth in Article VIII are satisfied or, if permissible, waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing); provided that if such third (3rd) Business Day would otherwise occur after the first day of the last month of Parent’s fiscal quarter, then Parent may, in its discretion, upon written notice to the Company, elect to delay the Closing until the first (1st) Business Day of the next succeeding month, in which case the Closing shall be held on such first (1st) Business Day of the following month (any such date, the “Delayed Closing Date”), or (ii) at such other date, time or place as the Company and Parent may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” If Parent elects to delay the Closing pursuant to the proviso in preceding clause (i), then the conditions to the Closing set forth in Section 8.01(a), Section 8.01(b) (other than compliance with the covenants contained in Section 6.05), Section 8.01(c), Section 8.01(e) (other than with respect to the deliverables to be delivered prior to Closing set forth in Section 2.08, Section 3.03(b)(iv) (which certificate shall be delivered on the Delayed Closing Date but satisfaction of the conditions set forth in Section 8.01(a), Section 8.01(b) and Section 8.01(c) shall be measured as of the third (3rd) Business Day after the date on which all of the conditions set forth in Article VIII are satisfied), Section 3.03(b)(v), Section 3.03(b)(vi), Section 3.03(b)(vii) and Section 7.02(b)), Section 8.03(a) and Section 8.03(c) shall be deemed to have occurred or been satisfied on the Delayed Closing Date.

Section 3.02           The Closing Payments. At the Closing, Parent shall or shall cause:

(a)           deposit, or cause to be deposited, by wire transfer of immediately available funds, into a paying account established pursuant to the terms and conditions of a payments administration agreement in a form to be mutually agreed upon among the Securityholder Representative, Parent and the Paying Agent (the “Paying Agent Agreement”), an amount equal to the Payment Fund, which shall be for the benefit of and for payment to the Stockholders and Non-Employee Optionholders in accordance with Section 2.04;

(b)           deposit, or cause to be deposited, by wire transfer of immediately available funds, into an account designated by the Securityholder Representative to Parent in writing (such designation to be made at least three (3) Business Days prior to the Closing Date and set forth in the Allocation Certificate), the Securityholder Representative Reserve Fund Amount;

(c)            deposit, or cause to be deposited, by wire transfer of immediately available funds, into an account established by the Escrow Agent pursuant to the terms and conditions of an escrow agreement in a form to be mutually agreed upon among the Securityholder Representative, Parent and the Escrow Agent (the “Escrow Agreement”), the Escrow Amount;

(d)           pay, or cause to be paid, the amount to bind the “tail” policy contemplated pursuant to and in accordance with Section 7.02(b) by wire transfer of immediately available funds as directed by the Company to Parent in writing (such direction to be made at least three (3) Business Days prior to the Closing Date and set forth in the Allocation Certificate);

(e)           pay, or cause to be paid, on behalf of the Stockholders and the Company and its Subsidiaries (as applicable), (1) any unpaid Transaction Expenses (other than the cost of the “tail” policy obtained pursuant to and in accordance with Section 7.02(b)) by wire transfer of immediately available funds as directed by the Company to Parent in writing (such direction to be made at least three (3) Business Days prior to the Closing Date and set forth in the Allocation Certificate); provided that (i) invoices for such Transaction Expenses and (ii) a duly executed IRS Form W-9 or applicable IRS Form W-8 with respect to each such payee of Transaction Expenses that is not an employee of the Company shall have been provided to Parent at least three (3) days prior to the Closing and (2) any unpaid Transaction Expenses due and owing to employees of the Company shall be paid through the Surviving Corporation’s payroll system no later than the second regularly scheduled payroll date following the Closing; and

(f)            pay, or cause to be paid, to the Surviving Corporation, for the benefit of and for payment to the Employee Optionholders in accordance with Section 2.03, by wire transfer of immediately available funds, into one or more accounts designated by the Company to Parent in writing (such designation to be made at least three (3) Business Days prior to the Closing Date and set forth in the Allocation Certificate), the Employee Vested Option Consideration. Subject to execution and delivery to Parent by each Employee Optionholder of an Option Surrender Agreement, Parent shall cause the Surviving Corporation to pay or cause to be paid, to such Employee Optionholder holding such Vested Options in consideration of the cancellation of each Vested Option, through the Surviving Corporation’s payroll system no later than the second regularly scheduled payroll date following the Closing, the applicable Vested Option Payment, less any required withholding Taxes in accordance with Section 2.03.

Section 3.03           Closing Actions and Deliveries.

(a)            At the Closing, the Company and Merger Sub shall cause the Certificate of Merger to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with Section 2.01(b).

(b)           At or prior to Closing, the Company shall deliver, or cause to be delivered, to Parent:

(i)                 the Paying Agent Agreement, duly executed by the Securityholder Representative;

(ii)                the Escrow Agreement, duly executed by the Securityholder Representative;

(iii)               a duly executed certificate that satisfies the requirements of Sections 1.897-2(h) and 1.1445-2(c)(3), consisting of (A) a certification that no interest in the Company is a “United States real property interest” as defined in Section 897 of the Code and (B) a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice form and a copy of such certification to the IRS on behalf of the Company after the Closing, in each case, in substantially the form attached hereto as Exhibit F, dated as of the Closing Date and executed by the Company;

(iv)               the certificate required to be delivered by the Company pursuant to Section 8.01(d);

(v)               a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying (A) the certificate of incorporation of the Company (the “Certificate of Incorporation”) in effect as of immediately prior to the Closing, (B) the bylaws of the Company (the “Bylaws”) in effect as of immediately prior to the Closing, (C) the adoption of the resolutions of the board of directors of the Company (and the absence of any rescission, modification or withdrawal thereof) (1) determining that the Merger and the other Transactions are advisable, fair to and in the best interest of the Company and its equityholders, (2) approving this Agreement, the Merger and the consummation of the other Transactions, upon the terms and subject to the conditions set forth herein, (3) approving the execution, delivery and performance of this Agreement by the Company, and (4) directing that the adoption of this Agreement and approval of the Merger be submitted to the Stockholders for consideration and recommending that all of the stockholders of the Company approve this Agreement and the Merger, in accordance with the DGCL and (D) the Written Consent;

(vi)              at least three (3) Business Days prior to the Closing, duly executed payoff letters (the “Payoff Letters”) from the holders of Indebtedness for borrowed money listed on Section 3.03(b)(vi) of the Disclosure Schedules, which letters provide for the full payoff and discharge of all such Indebtedness, the termination of the commitments thereunder and release of all guarantees and Liens relating to such Indebtedness, together with UCC authorizations or other release or termination documents as may be reasonably required to evidence the satisfaction of such Indebtedness and the termination of all Liens upon such satisfaction, in each case, in form and substance reasonably satisfactory to Parent;

(vii)             evidence, in form and substance reasonably satisfactory to Parent, that each Contract and other arrangement listed on Section 4.21 of the Disclosure Schedules shall have been satisfied and discharged in full and otherwise terminated, in each case without any liability to the Company;

(viii)            written resignations of each of the directors and officers of the Company and its Subsidiaries (it being understood that such resignation shall not constitute a voluntary resignation or voluntary termination of employment under any employment agreement or employee benefit plan applicable to such individual’s status as an officer or director of the Company); and

(ix)               to the extent not previously delivered, (x) audited financial statements of the Company for each of the fiscal years ended December 31, 2024 and December 31, 2025 as required under Rule 3-05 of Regulation S-X, prepared in accordance with GAAP, together with the related auditor’s report(s) thereon, (y) unaudited interim financial statements of the Company for the interim period from January 1, 2026 through the end of the fiscal quarter immediately preceding the Closing Date (or, if the Closing occurs within forty-five (45) days following the end of a fiscal quarter, through the end of the prior fiscal quarter) as required under Rule 3-05 of Regulation S-X, prepared in accordance with GAAP and (z) a written consent from the Company’s independent auditors, consenting to the inclusion or incorporation by reference of such auditors’ report(s) on the Company’s financial statements in any Parent SEC Filing (as defined below).

(c)            At or prior to Closing, Parent shall deliver, or cause to be delivered to the Company:

(i)                 the Paying Agent Agreement, duly executed by Parent and the Paying Agent;

(ii)                the Escrow Agreement, duly executed by Parent and the Escrow Agent; and

(iii)               the certificate required to be delivered by Parent and Merger Sub pursuant to Section 8.02(c).

Section 3.04           General Payment Terms. Notwithstanding anything herein to the contrary, Parent shall have the absolute right to rely on and make payments of the Merger Consideration, and shall not have any liability to the Securityholder Representative, any Holder or any other Person for making any such payments, in accordance with, the Allocation Certificate and any Post-Closing Allocation Certificate.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules, the Company represents and warrants to Parent and Merger Sub as follows as of the date hereof and as of the Closing Date (except to the extent a representation or warranty is expressly made only as of an earlier date, in which case as of such earlier date):

Section 4.01            Authority; Enforceability.

(a)            The Company has the requisite corporate power and authority to execute this Agreement and the Ancillary Agreements to which it will be a party, perform its obligations hereunder and thereunder and (subject to the Requisite Stockholder Approval) to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it will be a party and the consummation of the Transactions have been (subject to the Requisite Stockholder Approval) duly and validly authorized by all necessary corporate action on the part of the Company and in accordance with the DGCL and such authorization has not been subsequently modified or rescinded.

(b)           This Agreement has been duly and validly executed and delivered by the Company and, at or prior to the Closing, each Ancillary Agreement to which the Company or any of its Subsidiaries will be a party will have been duly executed and delivered and this Agreement constitutes, and each Ancillary Agreement to which the Company or any of its Subsidiaries will be a party will constitute, assuming the due authorization, execution and delivery of this Agreement by the other Parties and each Ancillary Agreement by the other parties thereto, a valid and binding legal obligation of the Company or Subsidiary of the Company, as applicable, enforceable against the Company or Subsidiary of the Company, as applicable, in accordance with the terms hereof, in each case, subject to the effect on enforceability of (i) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

(c)            The board of directors of the Company, by resolutions duly adopted (and not thereafter modified, rescinded or withdrawn) by the board of directors of the Company, has unanimously (a) determined that the Merger and the other Transactions are advisable, fair to and in the best interest of the Company and its equityholders, (b) approved this Agreement, the Merger and the consummation of the other Transactions, upon the terms and subject to the conditions set forth herein, (c) approved the execution, delivery and performance of this Agreement by the Company, and (d) directed that the adoption of this Agreement and approval of the Merger be submitted to the Stockholders for consideration and recommended that all of the stockholders of the Company approve this Agreement and the Merger, in accordance with the DGCL. The affirmative votes of (i) the holders of at least a majority of the outstanding shares of Common Stock and Preferred Stock (voting together as a single voting class on an as-converted to Common Stock basis) and (ii) the holders of at least a majority of the outstanding shares of Preferred Stock (voting together as a single voting class on an as-converted to Common Stock basis) are the only votes of the holders of Company Stock necessary to adopt this Agreement and approve the Merger under the DGCL, the Certificate of Incorporation and the Bylaws, each as in effect at the time of such adoption and approval (collectively, the “Requisite Stockholder Approval”).

Section 4.02           Non-Contravention; Consents.

(a)           The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement or any Ancillary Agreement to which it will be a party by the Company will not, require any consent or permit of, filing with, or notification to, any Governmental Authority, except (i) under the HSR Act and any other applicable Antitrust Laws or competition, investment or similar Laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) those required by reason of the regulatory status or operations of Parent or Merger Sub and (iv) for such other consents, filings or notifications, the failure of which to make or obtain would not reasonably be expected to, individually or in the aggregate, prevent, impair or delay in any material respect the ability of the Company to perform its obligations under this Agreement.

(b)           Subject to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and obtaining the Requisite Stockholder Approval, the execution and delivery of this Agreement or any Ancillary Agreement to which it will be a party by the Company and the consummation of the Merger or the other Transactions will not (i) conflict with or violate any provision of the Organizational Documents of the Company or its Subsidiaries, (ii) conflict with or violate any Law applicable to the Company or its Subsidiaries except with respect to the required filings and approvals set forth in Section 4.02(b) of the Disclosure Schedules, or (iii) result in (with or without due notice or lapse of time or both) a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Material Contract to which the Company or any Subsidiary of the Company is a party, except, in the case of the foregoing clauses (ii) or (iii), as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and would not reasonably be expected to, individually or in the aggregate, prevent, impair or delay the ability of the Company to perform its obligations under this Agreement.

Section 4.03           Capitalization.

(a)            The total authorized capital stock of the Company consists of 65,000,000 shares of Common Stock and 45,338,648 shares of Preferred Stock. 10,119,424 shares of Common Stock are issued and outstanding and 45,311,514 shares of Preferred Stock are issued and outstanding, each of which, as of the date of this Agreement, are owned of record by the Persons and in the respective amounts as set forth on Section 4.03(a) of the Disclosure Schedules. All of the issued and outstanding shares of Company Stock have been, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable. All such outstanding shares of Company Stock (i) were not issued in violation of the Company’s Organizational Documents, or any other Contract to which the Company is party or bound, (ii) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (iii) have been offered, sold and issued in compliance with applicable Law, including securities Laws. The Company holds no shares of Company Stock in its treasury. As of the date of this Agreement, there are no other issued and outstanding shares of capital stock or other securities of the Company and no outstanding commitments or Contracts to issue any shares of Company Stock or other securities of the Company other than pursuant to the exercise of outstanding Options under the Equity Incentive Plan. The Preferred Stock is convertible on a one-share-for-one-share basis into Common Stock.

(b)            As of the date of this Agreement, the Company has reserved 14,556,684 shares of Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Equity Incentive Plan, of which 7,390,202 shares are subject to outstanding and unexercised Options under the Equity Incentive Plan and 557,058 shares remain available for issuance under the Equity Incentive Plan. No other equity awards have been granted outside the Equity Incentive Plan. Section 4.03(b) of the Disclosure Schedules sets forth a true, correct and complete list of all Optionholders and each Option, whether or not granted under the Equity Incentive Plan, including the number of shares of Common Stock subject to each Option, the number of such shares that are vested or unvested, the “date of grant” of such Option (as defined under Treasury Regulation 1.409A-1(b)(5)(vi)(B)), the vesting commencement date, the vesting schedule (and the terms of any acceleration thereof), whether the Option may be “early exercised,” the exercise price per share of each Option, whether the Option is intended to qualify as an incentive stock option under Section 422 of the Code or a nonqualified stock option and the maximum term of each Option. All Options listed on Schedule 4.03(b) of the Disclosure Schedule that are denoted as incentive stock options under Section 422 of the Code so qualify and no circumstances exist that would reasonably be expected to adversely affect such qualification as of immediately prior to the Effective Time. In addition, Schedule 4.03(b) of the Disclosure Schedule indicates, as of the date of this Agreement, which Optionholders are Persons that are not current or former employees of the Company (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar Persons). The exercise price of each Option is at least equal to the fair market value of the Common Stock on the date such Option was granted or repriced. True, correct and complete copies of the Equity Incentive Plan, and all standard form agreements under the Equity Incentive Plan have been Made Available to Parent. All Options have been granted pursuant to the Equity Incentive Plan and standard form agreements and instruments, and such Equity Incentive Plan and form agreements and instruments have not been amended, modified or supplemented since being Made Available to Parent, and there are no agreements, understandings or commitments to amend, modify or supplement such Equity Incentive Plan or form agreements and instruments in any case from those Made Available to Parent. The terms of the Equity Incentive Plan permit the treatment of Options as provided herein, without notice to, or the consent or approval of, the Optionholders, the Stockholders or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such Options.

(c)            There (i) except as set forth in Section 4.03(b), are no outstanding options, warrants, rights, agreements, Contracts, convertible or exchangeable securities, stock-based performance units or other commitments or rights (including conversion rights, preemptive rights, co-sale rights, rights of first offer or other similar rights) pursuant to which the Company (A) is or may become obligated to issue, grant, deliver, sell, purchase, return or redeem, or cause to be issued, granted, delivered or sold, any shares of the authorized share capital or other securities of, or other voting securities or equity interests in, or any security convertible or exchangeable for any share capital of, or other voting securities or equity interests in, the Company or any Voting Company Debt, (B) is or may become obligated to issue, grant or enter into any such option, warrant, security, unit, right or Contract, (C) is bound that give any Person the right to receive any economic or voting interest of a nature accruing to the holders of Company Stock or (D) is bound restricting the transfer of, containing any right of first refusal or right of first offer with respect to, or requiring the registration for sale of any shares of, capital stock of the Company, (ii) is no outstanding or authorized appreciation, phantom interest, profit participation or similar rights with respect to the Company and (iii) except as set forth in the Voting Agreement, are no voting trusts, proxies or other agreements or undertakings to which the Company, or, to the Knowledge of the Company, any Holder is a party or is bound with respect to the voting of the issued share capital of the Company. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Common Stock may vote by virtue of their ownership thereof (“Voting Company Debt”).

(d)           There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units, stock appreciation rights, phantom stock or other rights to acquire shares of, or with respect to capital stock of the Company, except for (i) the provisions set forth in the Certificate of Incorporation, (ii) acquisitions of shares of Common Stock in connection with the surrender of shares of Common Stock by Optionholders in order to pay the exercise price of Options, (iii) the withholding of shares of Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Equity Incentive Plan and (iv) the acquisition by the Company of Options in connection with the forfeiture of such awards. The Company has Made Available to Parent a true, correct and complete copy of the Voting Agreement. Neither the Company nor, to the Knowledge of the Company, any Holder party to (or subject to) the Voting Agreement is in breach thereof.

(e)            There are no declared and unpaid dividends on any share of Company Stock.

(f)            Section 4.03(f) of the Disclosure Schedules sets forth, as of the date of this Agreement, a true, correct, and complete list of individuals (each individual, a “Promised Equity Grantee”) who have been offered an opportunity to receive Options or any other equity incentive award (the “Promised Equity Grants”) under an offer letter from, Contract with or other commitment from the Company (which has not expired, been rescinded or rejected), but who have not been granted such Promised Equity Grants, including the type of Promised Equity Grant, number of equity offered, the vesting commencement date, and vesting schedule described in the offer letter from, Contract with, or other commitment as to the vesting schedule for each such listed Promised Equity Grantee.

(g)           The Allocation Certificate once delivered pursuant to Section 2.08 shall be complete and correct and prepared in accordance with, and shall allocate the Merger Consideration in accordance with, the Certificate of Incorporation, the Bylaws, applicable Law, this Agreement and, in the case of Options, the Equity Incentive Plan (it being understood that the Allocation Certificate shall be based on the estimates contained in the Estimated Closing Statement and that such estimates are subject to post-Closing adjustments pursuant to Section 2.09 and that no representations or warranties are made with respect to the accuracy of such estimates). No past or present holder of Company Stock or other securities in the Company shall be entitled to any consideration as a result of the Transactions in respect of the Company Stock or other securities in the Company from and after the Closing, except as set forth in the Allocation Certificate or, with respect to any Post-Closing Payments, any Post-Closing Allocation Certificate delivered pursuant to the terms of this Agreement.

Section 4.04           Organization; Subsidiaries.

(a)            The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to enable it to own, lease or otherwise hold its properties and assets and to conduct its business in the manner in which it is currently being conducted.

(b)          The Company is duly qualified or licensed to do business in each jurisdiction, and is in good standing under the laws of all jurisdictions, where the nature of its business or its ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company has Made Available to Parent the Certificate of Incorporation, as amended to the date of this Agreement, and the Bylaws, as amended to the date of this Agreement, which organizational documents are in full force and effect. The Company is not in material violation of any of the provisions of the Certificate of Incorporation or Bylaws.

(c)           The Company does not have, nor has it ever had, any Subsidiaries. Except as set forth in Section 4.04(c) of the Disclosure Schedules, the Company does not own, nor has it ever owned, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person or entity.

(d)           All of the outstanding issued share capital, shares or membership interests or other securities of each of the Subsidiaries of the Company is duly authorized, validly issued, fully paid and non-assessable and are legally and beneficially owned, directly or indirectly, by the Company, free and clear of all Liens, except for (i) applicable transfer restrictions pursuant to applicable Laws and (ii) those Liens that will be released on or prior to the Closing Date. The outstanding equity interests of each of the Subsidiaries of the Company (i) were not issued in violation of the organizational documents of such Subsidiary or any other Contract to which such Subsidiary is party or bound, (ii) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (iii) have been offered, sold and issued in compliance with applicable Law, including securities Laws. No claim has been made or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries asserting that any Person other than the Company is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any equity interest of any of the Subsidiaries of the Company, or any other voting right in any of the Subsidiaries of the Company. Other than the equity interests of the Subsidiaries of the Company owned by the Company, there are no (i) equity interests of any such Subsidiary of the Company outstanding, (ii) options, warrants, convertible securities, indebtedness or other rights or Contracts relating to any voting rights or equity interests of any such Subsidiary of the Company or pursuant to which any such Subsidiary of the Company is obligated to issue, sell, transfer, purchase, return, redeem or otherwise acquire equity securities of such Subsidiary of the Company or any other Person or to provide funds to, make an investment in, or contribute capital to, any Person, (iii) equity interests of any such Subsidiary of the Company reserved for issuance for any purpose, (iv) agreements pursuant to which registration rights in the equity interests of any of the Subsidiaries of the Company have been granted, (v) equityholder agreements, whether written or oral, among any current or former equityholders of any of the Subsidiaries of the Company, (vi) Contracts with respect to the voting or transfer of the equity interests of any of the Subsidiaries of the Company, (vii) statutory or contractual preemptive rights or rights of first refusal with respect to any equity interests of any of the Subsidiaries of the Company or (viii) equity interest appreciation, phantom stock, profit participation or similar rights with respect to any of the Subsidiaries of the Company.

(e)           None of the Company nor any of its Subsidiaries is the subject of any bankruptcy, insolvency, dissolution, liquidation, wind-up, reorganization or similar proceeding, no circumstances exist which would require the Company or any of its Subsidiaries to apply for the opening of such proceedings, and, to the Knowledge of the Company, no such action, claim, or proceeding is threatened against the Company or any of its Subsidiaries nor has been filed before any Governmental Authority. Neither the Company nor any of its Subsidiaries is insolvent, imminently insolvent, or over-indebted, and has ceased or suspended payments, and the Company and each of its Subsidiaries is able to pay the probable liabilities on its existing debts as they become absolute and matured, and is “solvent” within the meaning given that term and similar terms under Law relating to fraudulent transfers and conveyances.

Section 4.05          Financial Statements. Section 4.05 of the Disclosure Schedules contains a copy of (a) the audited consolidated financial statements of the Company, which comprise the balance sheets as of December 31, 2024 and December 31, 2023 and the related audited statements of operations and comprehensive loss, changes in convertible preferred stock and stockholders’ deficit and cash flows for the years ended December 31, 2024 and December 31, 2023, and the notes thereto (collectively, the “Audited Financial Statements”), (b) the unaudited consolidated financial statements of the Company, which comprise the balance sheet as of December 31, 2025, and the related unaudited statements of profit and loss, and cash flows for the year ended December 31, 2025 (the “Unaudited FY2025 Financial Statements”), and (c) unaudited interim consolidated financial statements of the Company, which comprise the balance sheet as of March 31, 2026 and the related unaudited interim statements of profit and loss, and cash flows for the three (3)-months then ended (the “Most Recent Financial Statements” and, together with the Audited Financial Statements and the Unaudited FY2025 Financial Statements, the “Financial Statements”).

Section 4.06           Financial Statement Preparation.

(a)          The Financial Statements have been prepared from the books, records and accounts of the Company and its Subsidiaries in accordance with GAAP, except for the absence of footnotes in the Unaudited FY2025 Financial Statements and the Most Recent Financial Statements, applied on a consistent basis throughout the periods involved. The Financial Statements present fairly in all material respects the consolidated financial position of the Company as of the dates and for the periods referred to therein in accordance with GAAP (except as may be indicated in the notes thereto); provided, however, that the Most Recent Financial Statements do not include certain adjustments (such as year-end adjustments), none of which individually or in the aggregate are or will be material in amount, and footnote disclosures. The Audited Financial Statements (i) have been audited by an independent registered public accounting firm, (ii) include all related schedules and notes and (iii) have been prepared in a manner that would permit inclusion in any registration statement, proxy statement or other filing with the SEC under the Securities Act or the Exchange Act, in each case in compliance with Regulation S-X to the extent applicable to such filing. The books, records and accounts of the Company and its Subsidiaries have been maintained in sufficient detail and in a manner that would permit the preparation of financial statements in accordance with GAAP and, to the extent applicable, Regulation S-X promulgated by the SEC.

(b)           The Company has established and maintains a system of internal accounting controls and processes designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors has identified since January 1, 2024, any (i) significant deficiency or material weakness in the design or operation of internal controls over financial reporting utilized by the Company or any of its Subsidiaries, (ii) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company or any of its Subsidiaries, or any material complaint, allegation, assertion or claim regarding the foregoing, or (iii) improper, wrongful or fraudulent accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls or any material inaccuracy in the Financial Statements, or any material complaint, allegation, assertion or claim regarding the foregoing.

Section 4.07           No Undisclosed Liabilities; Indebtedness; Off-Balance Sheet Arrangements.

(a)           Neither the Company nor any of its Subsidiaries has any obligation or liability (whether accrued, absolute, contingent or otherwise), other than any such liabilities or obligations that (i) have been incurred in the ordinary course of business since December 31, 2025, (ii) are disclosed in Section 4.07 of the Disclosure Schedules, (iii) are reflected or reserved for on, or disclosed within, the Financial Statements (including the notes thereto), (iv) are executory performance obligations arising out of, relating to or resulting from (A) Contracts to which the Company or any of its Subsidiaries is a party (excluding any obligations related to the breach or other violation thereof), or (B) the Transactions, or (v) otherwise would not reasonably be expected, individually or in the aggregate, to be material to the Company.

(b)           Neither the Company nor any of its Subsidiaries has effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) or Regulation S-K under the Securities Exchange Act of 1934, as amended).

Section 4.08          Absence of Certain Changes. Since December 31, 2025 through the date of this Agreement, (i) except (a) in connection with the Transactions or (b) as required by applicable Law or Order, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent in all material respects with past practice, (ii) there has not occurred any event, change, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) the Company has not taken any of the actions that would be prohibited by Section 6.01(a) had such action occurred after the date of this Agreement and prior to the Closing.

Section 4.09           Compliance with Applicable Laws.

(a)           The Company and its Subsidiaries are, and, since January 1, 2023, have been, in compliance with all judgment, order, injunction or decree of any Governmental Authority and all applicable Laws, except for such instances of non-compliance which would not reasonably be expected to result in a material liability to the Company. Neither the Company nor any of its Subsidiaries has, since January 1, 2023, received any written or, to the Knowledge of the Company, other notice of any material violation with respect to such judgments, orders, injunctions, decrees or Laws, except for violations that have been cured or are no longer being asserted.

(b)           (i) The Company and its Subsidiaries have and, since January 1, 2023, have had all material Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Authorization is in full force and effect and is not subject to any material conditions or limitations, (ii) the Company and its Subsidiaries are, and since January 1, 2023 have been, in compliance in all material respects with the terms of all Authorizations necessary for the ownership and operation of its businesses, (iii) since January 1, 2023, neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, other notice from any Governmental Authority alleging any conflict with or violation or breach of any such Authorization or applicable Law, the substance of which has not been resolved and (iv) since January 1, 2023, no suspension, modification, revocation, restriction, nonrenewal or cancelation of the Authorizations is pending or, to the Company’s Knowledge, threatened. Section 4.09(b) of the Disclosure Schedules sets forth a complete and correct list of all material Authorizations held by the Company as of the date of this Agreement.

Section 4.10           Regulatory Matters.

(a)           (i) The Company and its Subsidiaries have operated in compliance in all material respects with all applicable Healthcare Laws and any Healthcare Permits, (ii) the Company’s and its Subsidiaries’ products are, and have been, in material compliance with all applicable Healthcare Laws and Healthcare Permits, and (iii) neither the Company nor any of its Subsidiaries has received any written notification or communication from any Healthcare Regulatory Authority of noncompliance with, or liability of such Person under, any Healthcare Laws.

(b)           The Company and each of its Subsidiaries hold, and since January 1, 2023 have held, all material Healthcare Permits as required for their businesses as currently conducted. Each such material Healthcare Permit held by the Company and its Subsidiaries is valid and in full force and effect. The Company and its Subsidiaries are and have been in compliance in all material respects with the terms and requirements of such Healthcare Permits. No material deficiencies or violations have been asserted in writing or, to the Knowledge of the Company, orally by any applicable Governmental Authority with respect to any Healthcare Permits of the Company or any of its Subsidiaries.

(c)           All preclinical and clinical investigations sponsored by the Company or any of its Subsidiaries (each a “Clinical Study”) have been and are being conducted in material compliance with all applicable Healthcare Laws, including Good Clinical Practices, Good Laboratory Practices, requirements relating to clinicaltrials.gov, and applicable Data Privacy Laws. Neither the Company nor any of its Subsidiaries has received any written notice or other communication from a Healthcare Regulatory Authority, data safety monitoring board, or investigational review board requiring or recommending the termination, suspension or material modification of a Clinical Study.

(d)           Since January 1, 2023, neither the Company nor any of its Subsidiaries has (i) made an untrue statement of a material fact or fraudulent statement to a Healthcare Regulatory Authority or any other Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to a Healthcare Regulatory Authority or any other Governmental Authority or (iii) committed any other act, made any statement or failed to make any statement, that, with respect to clauses (i) through (iii), establishes a reasonable basis for a Healthcare Regulatory Authority or any other Governmental Authority to allege it as having made a fraudulent or untrue statement. No Clinical Study conducted with respect to products or product candidates by or on behalf of the Company or any of its Subsidiaries has been terminated or suspended by any Healthcare Regulatory Authority. None of the Company, any of its Subsidiaries or, any of their respective officers or, to the Knowledge of the Company, any of their respective employees, agents or clinical investigators, have been suspended, disqualified, debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. § 335a or any similar Law or (B) exclusion under 42 U.S.C. § 1320a-7 or any similar Law.

(e)           The Company and its Subsidiaries have operated their respective businesses in compliance in all material respects with all applicable Data Privacy Laws, clinical trial protocols, and contractual or other requirements that regulate or limit the maintenance, use, disclosure or transmission of medical records, clinical trial data, patient information or other Personal Information Made Available to or collected by or on behalf of the Company or any of its Subsidiaries in connection with the operation of the Company’s or Subsidiaries’ businesses. Neither the Company nor any of its Subsidiaries has suffered any material accidental, unauthorized, or unlawful destruction, loss, alteration, or disclosure of, or access to, Personal Information. Neither the Company nor any of its Subsidiaries has received any written notification or communication from any Healthcare Regulatory Authority of noncompliance with, or liability of such Person under, any Data Privacy Laws.

(f)           There have been no product recalls conducted by the Company or any of its Subsidiaries and no written requests from any Governmental Authority requiring the Company or any of its Subsidiaries to cease manufacturing, marketing, distributing or selling any products of the Company or any of its Subsidiaries. No Governmental Authority has initiated an injunction, seizure, or import or export prohibition against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received a “warning letter” or “untitled letter” or similar correspondence or written notice from any Governmental Authority (including the FDA or similar entities), nor has the Company or any of its Subsidiaries been directed in writing or, to the Knowledge of the Company, orally by any Governmental Authority to make material changes to any of its products or product candidates. Neither the Company nor any of its Subsidiaries has received an adverse inspectional result or list of regulatory observations from any Governmental Authority specifically related to the product marketed by the Company or any of its Subsidiaries.

(g)           Except as would not be material to the Company, the Company has not engaged in any (i) improper coding, including payment classification coding (commonly referred to as “upcoding”) relating to bills submitted for the provision of professional health care services, (ii) improper billing (such as unbundling of services or billing for medically unnecessary services) or (iii) inclusion of improper items in any submissions or filings submitted as a basis for reimbursement by Medicare (including Medicare Advantage), Medicaid or other third-party payors relating to periods prior to the Closing.

(h)          The Company’s arrangements with healthcare professionals involving remuneration in connection with the Company’s testing services, including laboratory service agreements for in-office phlebotomy services, are structured to satisfy the requirements of one or more safe harbors or exceptions under the federal Anti-Kickback Statute and the Stark Law, including the personal services and management contracts safe harbor (42 C.F.R. § 1001.952(d)).

(i)             The Company does not operate a physician practice and does not exercise control over medical treatment decisions. The Company does not operate through any affiliated professional entity, management services organization, or similar arrangement that would implicate the corporate practice of medicine doctrine under applicable state law. No professional entity or similar arrangement falls outside the scope of this Agreement or the Transactions.

Section 4.11           Insurance. Section 4.11 of the Disclosure Schedules sets forth a list of each currently in-force insurance policy held by the Company or any of its Subsidiaries as of the date of this Agreement (such policies, other than any insurance policy comprising a Plan, collectively, the “Insurance Policies”). The Company has Made Available to Parent complete and accurate copies of all Insurance Policies. Except as would not reasonably be expected to be material to the Company: (a) each Insurance Policy is in full force and effect, (b) neither the Company nor any of its Subsidiaries is in breach of or default under, and, to the Knowledge of the Company, no event has occurred which, with or without notice or the lapse of time or both, will constitute such a breach of or default under, or permit termination or modification of, any Insurance Policy, (c) no written or, to the Knowledge of the Company, other notice of cancellation or termination has been received by the Company for any Insurance Policy other than in connection with ordinary renewals or expirations, and (d) as of the date of this Agreement, there is no material claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies and the insurance policies maintained by the Company or any of its Subsidiaries are sufficient for compliance in all material respects with applicable Law and all Authorizations or Contracts of the Company and its Subsidiaries.

Section 4.12           Contracts.

(a)            Section 4.12(a) of the Disclosure Schedules lists all of the following Contracts to which the Company or any of its Subsidiaries is a party as of the date of this Agreement and which are currently in effect (other than Plans, collectively, “Material Contracts”):

(i)                any Contract with (A) each of the Top Insurance Carriers and (B) each of the Top Suppliers; provided that purchase orders, sale orders and similar Contracts need not be listed on Section 4.12(a) of the Disclosure Schedules, but shall nonetheless constitute Material Contracts;

(ii)               any Contract for the purchase, sale, license or other right of use of materials, supplies, equipment, services, software, Intellectual Property or other assets involving in the case of any such Contract with any Person (A) amounts incurred or owing by the Company and its Subsidiaries that exceeded $350,000 in calendar year 2025 or are reasonably likely to exceed $350,000 in calendar year 2026 or (B) payments to the Company and its Subsidiaries that exceeded $350,000 in calendar year 2025 or are reasonably likely to exceed $350,000 in calendar year 2026;

(iii)              other than any Contract that can be terminated for convenience on notice by the Company without payment, any Contract that provides for recurring annual minimum payments or receipts (other than milestone, royalty or similar payments or other contingent payments) in excess of $150,000;

(iv)              any Contract relating to the acquisition or disposition of any assets or any business of the Company or any of its Subsidiaries that (A) has not yet been consummated or (B) has outstanding any purchase price adjustment, “earn-out”, material indemnification, payment or similar obligations on the part of the Company or any of its Subsidiaries;

(v)               any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts (A) relating to indebtedness for borrowed money or any financial guaranty, (B) evidencing indebtedness of the Company or any of its Subsidiaries or providing for the creation of or granting any Lien upon any of the property or assets of the Company or any of its Subsidiaries (excluding Permitted Liens), (C) relating to any loan or advance to any Person which is outstanding as of the date hereof (other than advances to employees and consultants in the ordinary course of business) or obligating or committing the Company or any of its Subsidiaries to make any such loans or advances and (D) any currency, commodity or other hedging or swap Contract;

(vi)              any Contract pursuant to which any “earn-out”, royalty or similar payment is required by or to the Company or its Subsidiaries, in each case, excluding indemnification or performance guarantee obligations provided for in the ordinary course of business;

(vii)             any Contract that obligates the Company or its Subsidiaries to make any capital commitment, loan or capital expenditure in an amount in excess of, individually or in the aggregate, $150,000 after the date hereof;

(viii)            any Contract that is an agreement in settlement of a Proceeding or other dispute involving (A) a payment by the Company or its Subsidiaries in excess of $150,000 entered into in the past three (3) years or (B) any ongoing obligations (other than confidentiality obligations) of the Company or its Subsidiaries;

(ix)               any Contract that relates to the formation, creation, operation, management or control of any legal partnership or joint venture, profit sharing, or similar agreement;

(x)                any Contract between the Company or its Subsidiaries and any Governmental Authority that exceeds $100,000 annually, except for non-disclosure agreements that have been entered into in the ordinary course of business;

(xi)               any collective bargaining Contracts or other Contracts with any labor union or other labor organization;

(xii)              each Contract with a professional employer organization;

(xiii)             any Contract pursuant to which a license is granted by or to the Company or any of its Subsidiaries with respect to any material Intellectual Property, other than (A) Contracts concerning generally commercially available software, hardware or other technology and similar agreements entered into in the ordinary course of business that (x) have not been modified or customized for the Company or any of its Subsidiaries and (y) are licensed for an annual fee under $100,000, (B) assignments or other grants of rights in, to or under any Intellectual Property by any current or former director, officer, employee or other individual service provider, contractor or consultant entered into in the ordinary course of business on the Company’s standard unmodified form (a copy of which has been provided to Parent), (C) non-disclosure or confidentiality agreements, (D) clinical trial agreements or material transfer agreements or (E) Contracts in which grants of rights to use Intellectual Property are incidental to and not material to performance under the agreement;

(xiv)             any Contract (A) limiting the freedom of the Company or any of its Subsidiaries to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any material Intellectual Property, (B) granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, (C) requiring the Company or any of its Subsidiaries to make periodic minimum purchases of a particular product or service from a vendor, supplier or subcontractor, or (D) otherwise limiting the right of the Company or any of its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;

(xv)             all licenses, sublicenses and other Contracts pursuant to which the Company or any of its Subsidiaries has agreed to any restriction on the right of the Company or any of its Subsidiaries to use or enforce any Company-Owned Intellectual Property or pursuant to which the Company or any of its Subsidiaries agrees to encumber, transfer or sell rights in or with respect to any Company-Owned Intellectual Property;

(xvi)             any Contract providing for the development of any Intellectual Property, independently or jointly, by or for the Company or any of its Subsidiaries;

(xvii)           any Contract to license or authorize any third party to manufacture or reproduce any of the products, services, technology or Intellectual Property of the Company or any of its Subsidiaries;

(xviii)          each Contract requiring the Company or any of its Subsidiaries (or, following Closing, Parent or any of its Affiliates, including the Surviving Corporation) to expend a particular level of efforts or resources in connection with the research, development, manufacture, production, regulatory approval, commercialization, sales, marketing or other exploitation of any product (including any Company product or service (including LDTs)) or the practice of any Intellectual Property;

(xix)             each Contract with any academic institution, research center or Governmental Authority that provides for the provision of funding to or by the Company or any of its Subsidiaries for research and development activities involving the creation of any Intellectual Property;

(xx)             each stockholders’, investors rights’, registration rights or similar Contract to which the Company or any of its Subsidiaries is a party (excluding Contracts governing Options);

(xxi)             each Real Property Lease;

(xxii)            any material Company Data Agreement; or

(xxiii)           Contracts providing for change of control, severance or termination pay, retention, transaction-based, or similar “single trigger” or “double trigger” compensation or benefits (including any accelerated rights to payment, funding or vesting) to any Person, including current or former employees, directors, officers or other individual service providers of the Company or any of its Subsidiaries.

(b)           (i) Each of the Material Contracts is valid, binding and enforceable (except as such enforceability may be limited by the Bankruptcy and Equity Exception) on the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid, binding or enforceable or to be in full force and effect as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company, (ii) there exists no default under or material breach of any such Material Contracts by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party to such Material Contracts and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder or material breach thereof by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, (iii) there are no material disputes pending or, to the Knowledge of the Company, threatened under or relating to any Material Contract between the Company and any party thereto and (iv) there exists no actual or, to the Knowledge of the Company, threatened termination or cancellation of any Material Contract, in each case, except as set forth on Section 4.12(b) of the Disclosure Schedules. The Company has Made Available to Parent true, correct and complete copies of each Material Contract.

Section 4.13          Legal Proceedings. There is no and, in the past three years, there has been no, Proceeding pending before any Governmental Authority, or threatened in writing or, to the Knowledge of the Company, orally against the Company or any of its Subsidiaries that (a) involves a claim in excess of $100,000, (b) involves a claim for an unspecified amount or injunctive relief that is, or would reasonably be expected to be, material to the Company or its business, or (c) which would reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions.

Section 4.14           Intellectual Property; Data Privacy.

(a)           Section 4.14(a) of the Disclosure Schedules sets forth a list of all (i) Company Registered Intellectual Property as of the date of this Agreement, the owner, the status of such registration or application, the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed and all actions that are required to be taken by the Company or any of its Subsidiaries within 120 days following the date of this Agreement in order to avoid prejudice to, impairment or abandonment of such Company Registered Intellectual Property (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances). The Company Registered Intellectual Property is subsisting and to the Knowledge of the Company, valid and enforceable.

(b)               The Company or one of its Subsidiaries, as applicable, (i) exclusively owns all Company-Owned Intellectual Property free and clear of all Liens other than Permitted Liens and (ii) licenses or otherwise possesses valid rights to use all other Company Intellectual Property; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violations of Intellectual Property.

(c)           The conduct of the business of the Company and its Subsidiaries has not and does not infringe, misappropriate or otherwise violate any Intellectual Property of any Person in any material respects and there are no Proceedings pending or threatened in writing or, to the Knowledge of the Company, orally by any Person against the Company or any of its Subsidiaries alleging infringement, misappropriation or other violation of any Intellectual Property of any Person.

(d)           To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property in any material respect. There are no Proceedings pending or threatened in writing by the Company or any of its Subsidiaries against any third party alleging infringement, misappropriation or other violation of any Company Intellectual Property.

(e)           Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries take commercially reasonable measures to protect the security of the computer and other information technology systems owned by the Company or any of its Subsidiaries and the confidentiality of any confidential or non-public information included in the Company Intellectual Property (including any Trade Secrets included in the Company Intellectual Property) (“Confidential Information”) and (ii) in the past six (6) years, there have been no disruptions, malfunctions or failures of such computer or information technology systems, or cybersecurity incidents impacting such computer or information technology systems. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all disclosures of Confidential Information owned by the Company or any of its Subsidiaries to other Persons, and their use and appropriation thereof, has been pursuant to the terms of a written Contract between the Company or a Subsidiary and such Persons. All use, disclosure or appropriation of Confidential Information by the Company and the Subsidiaries not owned by the Company or one of its Subsidiaries has been pursuant to the terms of a written agreement between the Company or such Subsidiary and the owner of such Confidential Information, or is otherwise lawful. All current and former employees, consultants and independent contractors of the Company and the Subsidiaries having access to Confidential Information or proprietary information of any of their respective customers or business partners have executed and delivered to the Company an agreement regarding the protection of such Confidential Information or proprietary information (in the case of proprietary information of the Company’s and the Subsidiaries’ customers and business partners, to the extent required by such customers and business partners).

(f)            Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (i) the Company’s information technology assets, including the computer, information technology and data processing systems, facilities and services used by the Company and any of its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems, services and assets in the custody or control of the Company or any of its Subsidiaries (the “Company IT Assets”) are sufficient for the Company and its Subsidiaries to conduct their respective businesses as currently conducted, (ii) the Company and its Subsidiaries take and, since January 1, 2023, have taken commercially reasonable actions in accordance with standard industry practices to protect the confidentiality, integrity and security of the commensurate Company IT Assets against any unauthorized use, access, interruption, modification or corruption, including the implementation of data backup, disaster avoidance and recovery procedures and business continuity procedures, (iii) in the past six (6) years, there has been no Security Incident or unauthorized use or access or security breaches, or interruption, modification, loss or corruption of any of the Company IT Assets, including any such incidents that would require notification to any Person under applicable Data Privacy Requirements, and (iv) the Company and its Subsidiaries have established and maintain technical, physical, and organizational measures, policies, systems, plans and technologies in accordance with applicable industry standards and in compliance with all relevant data security provisions under the Data Privacy Requirements.

(g)          The Company and each of its Subsidiaries have secured from all of its founders, employees, consultants and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any material Company-Owned Intellectual Property unencumbered and unrestricted exclusive ownership of, all such Persons’ Intellectual Property rights in their respective contributions thereto that the Company or any of its Subsidiaries does not already own by operation of law and no such Persons have retained any rights or licenses with respect thereto. Without limiting the foregoing, the Company and each of its Subsidiaries have obtained from all current and former employees, consultants, and independent contractors of the Company and each of its Subsidiaries involved in the development of any Company-Owned Intellectual Property (i) proprietary information and invention disclosure and assignment agreements and (ii) a valid and enforceable agreement that includes a waiver of any and all moral rights (to the extent possible under applicable Law) such Person may possess in such Intellectual Property (collectively, the “Invention Assignment Agreements”). The Company has Made Available to Parent true, correct and complete copies of all Invention Assignment Agreements. No current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries has ever excluded any Intellectual Property from any Invention Assignment Agreement executed by such Person in connection with such Person’s employment by or engagement with the Company or any of its Subsidiaries.

(h)           Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries are and since January 1, 2024 have been in compliance with applicable Data Privacy Requirements, (ii) there are no Proceedings pending or threatened in writing or, to the Knowledge of the Company, orally by any Person alleging violation of any Data Privacy Requirements and (iii) there are no unsatisfied requests from individuals or other third parties to the Company or any of its Subsidiaries seeking to exercise any data protection or privacy rights under any Data Privacy Requirements (such as rights to access, rectify or delete Personal Information, to restrict or object to Processing of Personal Information or relating to data portability), except for requests received and satisfied in the ordinary course of business. Neither the execution, delivery or performance of this Agreement, the consummation of the Transactions, nor the transfer of any Personal Information or other data Processed by or on behalf of the Company or any of its Subsidiaries will cause, constitute or result in a material breach or violation of any Data Privacy Requirement.

(i)            Where the Company or any of its Subsidiaries uses a third party to Process Personal Information on its behalf, there is a written agreement in place with such third party that complies with all Data Privacy Requirements and applicable Law in all material respects, and, to the Knowledge of the Company, such third parties have not breached any such Data Privacy Requirements applicable to the Personal Information Processed by them on behalf of the Company or its Subsidiaries in any material respect.

Section 4.15           Real Property.

(a)           Neither the Company nor any of its Subsidiaries owns or has ever owned any real property or interest in any real property, nor is the Company or any of its Subsidiaries a party to any option or other agreement to purchase any real property or interest therein.

(b)           Section 4.15(b) of the Disclosure Schedules sets forth all real property leased, licensed, subleased or otherwise used by the Company or any of its Subsidiaries (individually, a “Real Property Lease” and collectively, the “Real Property Leases”). The Company or a Subsidiary has a good, valid and enforceable leasehold interest in the real property (including the improvements thereon) leased under each of the Real Property Leases to which it is a party, free and clear of all Liens, other than Permitted Liens. Except as would not reasonably be expected to, individually or in the aggregate, result in a material liability to the Company, the Company and each of its Subsidiaries has complied with, and, to the Knowledge of the Company, each other party has complied with, the terms of all Real Property Leases, and all such Real Property Leases are in full force and effect, subject to the application of any bankruptcy or other creditor’s rights laws. Neither the Company nor any of its Subsidiaries is in material breach or default under or has received any written or, to the Knowledge of the Company, other notice of any default or event, which, with notice or lapse of time, or both, would constitute a material breach or default under any of the Real Property Leases, beyond any applicable grace periods. Neither the Company nor any of its Subsidiaries has received or given any notice of material breach or default or intention to terminate or not renew any Real Property Lease.

(c)           To the Knowledge of the Company, the buildings and improvements on the real property leased, licensed, subleased or otherwise used by the Company or any of its Subsidiaries for which the Company is responsible are in good operating condition and repair, ordinary wear and tear excepted, and free of any material defect, and are adequate in all material respects for the purposes for which they are currently being used by the Company.

(d)           The Company and each of its Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, as applicable, all tangible personal property used in its business, free and clear of all Liens, except for Permitted Liens or immaterial defects in title. Such personal property (taken as a whole) is in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and constitutes all personal property materially necessary for the operation of the business of the Company and its Subsidiaries as presently conducted. None of the personal property owned or leased by the Company and its Subsidiaries is in the possession, custody or control of any Person other than the Company and its Subsidiaries.

Section 4.16           Labor and Employment Matters.

(a)           The Company is not and has not at any time been a party to or bound by any collective bargaining agreement or other collective agreement or employee representation, works council arrangement or other labor union Contract, no such agreements are being negotiated by the Company and the Company has no duty to bargain with any labor organization and is not subject to any industry agreements or trade unions. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company. To the Knowledge of the Company, there are no activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against the Company pending or, to the Knowledge of the Company, threatened that would reasonably be expected to materially interfere with the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently operated. Neither the Company nor, to the Knowledge of the Company, any of its representatives has committed any unfair labor practice in connection with the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently operated, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Authority pending or, to the Knowledge of the Company, threatened.

(b)           The Company has Made Available to Parent true, correct, and complete copies of each of the following, in each case, to the extent currently active: (i) all forms of offer letters, (ii) all forms of employment, retention, change in control and severance or separation agreements, (iii) all forms of services agreements, including staffing and personnel leasing agreements, and agreements with current consultants, contractors and/or advisory board members, (iv) all forms of confidentiality, non-competition or invention assignment agreements between current employees/consultants and the Company (and a true, correct and complete list of employees, consultants and/or others not subject thereto), (v) all forms of bonus and/or commission plans and any form award agreement thereunder, (vi) the most current management organization chart(s) and (vii) any such document that deviate materially from the form documents described in clauses (i)-(v).

(c)           The Company, and any professional employer organization or employer of record employing any service provider of the Company, is and has been for the last three (3) years, in material compliance with all applicable Laws respecting employment, discrimination in employment, harassment and retaliation in employment (including Title VII of the Civil Rights Act of 1964, as amended and comparable state and local laws), terms and conditions of employment, employee benefits, social contributions, payroll, timekeeping and other related record creation, maintenance and retention, worker classification and personnel leasing (including the proper classification of workers as independent contractors, consultants and leased personnel and the proper classification of employees as exempt or non-exempt), wages (including paid time off and minimum wage requirements), hours, working conditions, occupational safety and health, foreign employees, pension, severance, notice to employees and employment practices, including the Immigration Reform and Control Act and, with respect to each Plan, (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, and any applicable comparable state and local laws, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder, (vii) the Patient Protection and Affordable Care Act of 2010, (viii) the WARN Act and (viii) the National Labor Relations Act. None of the Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under COBRA or similar state or local law and the Company has complied with the requirements of COBRA or local law. The Company is not liable for any arrears of wages, compensation, pension or social contributions, Taxes, penalties, or other sums for failure to comply with any of the foregoing. The Company has paid in full to all current and former employees, independent contractors, leased personnel and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors, leased personnel and consultants. The Company is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security contributions or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company under any workers compensation or health and safety plan or policy or for long term disability. The Company has no obligations under COBRA or other similar local law with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the Knowledge of the Company, threatened, between the Company and any of its employees, which controversies have or would reasonably be expected to result in any Proceeding. The Company maintains accurate and complete Form I-9s, and other right to work forms, with respect to each of its former and current employees and service providers in accordance with applicable Law concerning immigration, work authorization and employment eligibility verification obligations.

(d)           Schedule 4.16(d) of the Disclosure Schedule sets forth each non-competition agreement and non-solicitation agreement that binds any current or former employee or contractor of the Company (other than those agreements entered into with employees or contractors of the Company in the ordinary course of business and substantially similar to the Company’s form agreements Made Available to Parent or prior versions of such forms prior to January 1, 2024 that had substantially similar intent, other than deviations to comply with Law). To the Knowledge of the Company, no employee, consultant or independent contractor of the Company is in violation of any term of any employment or other service provider agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee, consultant or independent contractor to be employed by or otherwise provide service to the Company because of the nature of the business or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 4.16(d) of the Disclosure Schedule, no employee of the Company has given written notice to the Company and, to the Knowledge of the Company, no employee of the Company intends to terminate their employment with the Company. Except as set forth on Schedule 4.16(d) of the Disclosure Schedule, the employment of each of the employees of the Company is “at will” (except for non-United States employees of the Company located in a jurisdiction that does not recognize the “at will” employment concept) and the Company has no obligation to provide any particular form or period of notice prior to terminating the employment of its respective employees (except for non-United States employees of the Company where such notice is required under applicable Law). As of the date of this Agreement, neither the Company nor, to the Knowledge of the Company, any other Person, has (i) entered into any Contract that obligates or purports to obligate Parent to make an offer of employment to any present or former employee, contractors or consultant of the Company and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee, contractor or consultant of the Company of any terms or conditions of employment with Parent following the Effective Time.

(e)           Schedule 4.16(e)(i) of the Disclosure Schedule sets forth a true, correct, and complete list of all employees of the Company, showing each such individual’s (i) name, (ii) employing entity, (iii) city and country of employment, (iv) hire date and service date, if different, (v) position, (vi) manager’s name, (vii) annual remuneration, status as exempt/non-exempt, bonuses and material fringe benefits, (viii) employment status (i.e., exempt or non-exempt), (ix) vacation and sick leave entitlement and accrual, (x) leave and/or furlough status and anticipated date of return to full-service, if applicable and/or available, (xi) confirmation of eligibility to work in the applicable jurisdiction and citizenship/visa status, (xii) any commitments (whether written or verbal) made to any such employee with respect to changes to their employment or compensation or benefits for the current fiscal year and the most recently completed fiscal year. Schedule 4.16(e)(ii) of the Disclosure Schedule sets forth a true, correct, and complete list of all of its consultants, leased personnel, advisory board members and independent contractors, showing each such individual’s (i) the name and entity with which the Company has contracted for such services, (ii) payment calculation or rate of pay, (iii) initial date of engagement, (iv) principal place of service, (v) the notice or termination provisions applicable to the services provided by such individual (vi) any Authorizations required for the Company to engage such individual and (vii) the amounts outstanding and/or in dispute for services rendered.

(f)            There are no performance improvement plans, disciplinary actions or other performance management contemplated or pending against any of the Company’s employees. No claims or allegations have been made against the Company, or any director, employee, consultant or independent contractor thereof, for unlawful discrimination, sexual or other harassment, retaliation, or violation of any Company policy, nor are any such claims threatened or pending nor is there any reasonable basis for such a claim. No Misconduct Claim has been made, or is currently pending or threatened against any service provider of the Company with respect to conduct relating to the Company’s workplace. To the Knowledge of the Company, no service provider of the Company has engaged in any act that would reasonably be expected to give rise to a Misconduct Claim relating to the Company’s workplace and no service provider has been terminated from any prior employment or service for any Misconduct Claim.

(g)           The Company is and has been for the last three (3) years, in compliance in all material respects with the WARN Act, or any similar state or local law. In the past two years, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period immediately preceding the date of this Agreement.

(h)          None of the execution, delivery and performance of this Agreement, the consummation of the Transactions, any termination of employment or service and any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any material payment or benefit (including severance, unemployment compensation, golden parachute, change in control, variable pay, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person by the Company, (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person or (vi) limit the Company’s ability to terminate any Plan.

Section 4.17           Employee Benefits.

(a)           Section 4.17(a) of the Disclosure Schedules sets forth a list, as of the date of this Agreement, of each Plan. With respect to each Plan, the Company has Made Available to Parent (i) a true, correct and complete copy of each of the Plans and related plan documents (including trust documents, insurance policies or Contracts, summary plan descriptions and other authorizing documents, actuarial reports, financial statements, and any material employee communications relating thereto) or, if such plan is not in writing, a written description thereof and (ii) the Form 5500 reports filed for the last three plan years with respect to each Plan that is subject to ERISA reporting requirements. The Company has Made Available to Parent any registration statements and prospectuses prepared in connection with each Plan.

(b)           Each Plan has been maintained and administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by applicable Law (including ERISA and the Code), and the Company has performed in all material respects all obligations required to be performed by it under, is not in default under or in violation of, and has no Knowledge of any default or violation by any other party to, any of the Plans. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Plan. The Company is not subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Plans. All contributions required to be made by the Company to any Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business after December 31, 2025 as a result of the operations of the Company after December 31, 2025). Each Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent (other than ordinary and reasonable administrative expenses typically incurred in a termination event). No Proceeding has been brought, or to the Knowledge of the Company, is threatened, against or with respect to any such Plan, including any audit or inquiry by the IRS or United States Department of Labor. With respect to each Plan, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Plan have occurred, (ii) no Lien has been imposed under the Code, ERISA or any other applicable Law and (iii) the Company has not made any filing in respect of such Plan under the Employee Plans Compliance Resolution System, the Department of Labor Delinquent Filer Program or any other voluntary correction program.

(c)            Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and the Company has either (i) received a favorable determination or opinion letter from the Internal Revenue Service as to its qualified status under the Code and Made Available to Parent a true, correct and complete copy of the most recent favorable IRS determination or opinion letter, (ii) applied (or has time remaining in which to apply) to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or (iii) such Plan has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. There exist no circumstances that would reasonably be expected to cause the loss of the Tax-qualified status of any Plan subject to Section 401(a) of the Code. In addition, with respect to each Plan intended to include a Code Section 401(k) arrangement, the Company has at all times made timely deposits of employee salary deferral contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. Each trust established in connection with any Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(d)           There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in participation or coverage under, any Plan that would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to such Plan for the most recent full fiscal year included in the Financial Statements.

(e)           No Plan is covered by, and the Company does not currently maintains, sponsors, participates in, contributes to or expects to incur any liability, or has ever maintained, established, sponsored, participated in, contributed to, or incurred any liability under any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title 1 of ERISA, Title IV of ERISA or Section 412 of the Code. The Company is not a party to, or has not made any contribution to or otherwise incurred any obligation under, or has any liability (actual or contingent) with respect to, any Multiemployer Plan, “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). No Plan is maintained through a human resources and benefits outsourcing entity or professional employer organization. The Company does not sponsor or maintain any self-funded employee benefit plan, including any plan to which a stop-loss policy.

(f)            No Plan is sponsored, maintained, or contributed to under the law or applicable custom or rule of any jurisdiction outside of the United States.

Section 4.18           Taxes.

(a)            Each of the Company and its Subsidiaries has completed and filed all income and other material Tax Returns required to be filed by it and has paid all Taxes whether or not shown on any Tax Return and has no liability for Taxes in excess of the amounts so paid. All income and other material Tax Returns were true, correct and complete in all material respects. The Company has delivered to Parent true, correct and complete copies of all income and other material Tax Returns, examination reports and statements of deficiencies, adjustments or proposed deficiencies and adjustments in respect of each of the Company and its Subsidiaries.

(b)           The Financial Statements reflect all liabilities for unpaid Taxes of each of the Company and its Subsidiaries for periods (or portions of periods) through the date of the Most Recent Financial Statements.

(c)           There is (i) no written claim for Taxes being asserted against any of the Company and its Subsidiaries that has resulted in a Lien (other than any Permitted Lien) against the property of any of the Company and its Subsidiaries other than Liens for Taxes not yet due and payable, (ii) no past, current or pending audit of, or Tax controversy associated with, any income or other material Tax Return of any of the Company and its Subsidiaries being conducted by a Tax Authority, (iii) no extension of any statute of limitations on the assessment of any material Taxes granted by any of the Company and its Subsidiaries currently in effect and (iv) no extension of time for filing any income or other material Tax Return of any of the Company and its Subsidiaries that has not been filed (other than extensions available automatically by statute). No written claim has ever been made by any Tax Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that any of the Company and its Subsidiaries are subject to taxation by that jurisdiction.

(d)           Neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having a permanent establishment or any other place of business in such jurisdiction.

(e)           The Company and its Subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under U.S. state, local or non-U.S. income Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

(f)            Neither the Company nor any of its Subsidiaries is or has been a party to any Tax sharing, Tax indemnity or Tax allocation agreement nor does any Company and its Subsidiaries have any liability under any such agreement.

(g)           Neither the Company nor any of its Subsidiaries has consummated or participated in and none are currently participating in any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any of its Subsidiaries has participated in, nor is any currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law.

(h)           Neither the Company nor any of its Subsidiaries nor any predecessor of such Company and its Subsidiaries has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company (including any predecessor of the Company) was not the ultimate parent corporation.

(i)             Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state, local or non-U.S. income Tax Law) as a transferee or successor, by operation of applicable Law or by contract (other than contracts entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

(j)            Section 4.18(j) to the Disclosure Schedule lists entity classification election that has been made under Treasury Regulation Section 301.7701-3 with respect to the Company and its Subsidiaries for U.S. federal income Tax purposes.

(k)           Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other Contract or arrangement that is intended to be treated as a partnership for U.S. federal income Tax purposes.

(l)             Neither the Company nor any of its Subsidiaries is or has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(m)          Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Company and its Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(n)           Neither the Company nor any of its Subsidiaries owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code), passive foreign investment company (as defined in Section 1297 of the Code), or other entity the income of which is required to be included in the income of any Company and its Subsidiaries.

(o)           Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) executed prior to the Closing, (iii) intercompany transactions (including any intercompany transaction subject to Sections 367 or 482 of the Code) or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local, or non-U.S. income Tax Law) with respect to a transaction occurring prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, (v) prepaid amount received prior to the Closing, or (vi) any unpaid tax liability as a result of Section 965 of the Code.

(p)           Each of the Company and its Subsidiaries is in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the Transactions.

(q)          Neither the Company nor any of its Subsidiaries has received any private letter ruling from the Internal Revenue Service (or any comparable Tax ruling from any other Tax Authority).

(r)            Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(s)           Each of the Company and its Subsidiaries has complied (and until the Closing will comply) with all applicable Law in all material respects relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472 and 3406 of the Code or similar provisions under any state, local or non-U.S. income Tax law), has, within the time and in the manner prescribed by law, deducted or withheld from employee wages or consulting compensation and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable Law.

(t)            Each Company and its Subsidiaries is entitled to and has properly claimed any Tax credits, if any, pursuant to the CARES Act or any other corresponding or similar provision of other applicable Law.

(u)           Each Company and its Subsidiaries has timely paid all material amounts due under any escheat or unclaimed property Law, and neither the Company nor any of its Subsidiaries has any material liability under any escheat or unclaimed property Law.

(v)           There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company to which the Company is a party or by which the Company is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, would reasonably be expected to, solely as a result of the Transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G of the Code or Section 4999 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) or result in the payment of any amount that would not be deductible by the Company by reason of Section 280G of the Code. Section 4.18(d) of the Disclosure Schedule lists each Person (whether U.S. or foreign) who the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the date of this Agreement. No stock of the Company or any Stockholder is readily tradeable on an established securities market or otherwise (within the meaning of Section 280G and the regulations promulgated thereunder), such that the Company is ineligible to seek stockholder approval in a manner that complies with Section 280G(b)(5) of the Code.

(w)          Section 4.18(w) of the Disclosure Schedule lists any “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company is a party. Each such nonqualified deferred compensation plan to which the Company is a party is in all material respects in documentary and operational compliance with Section 409A and has been documented and operated in accordance with such requirements.

(x)           The Company has Made Available to Parent complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS Center with respect to any Common Stock that was initially subject to a vesting arrangement or to other property issued by the Company to any of its employees, non-employee directors, consultants or other service providers. No payment to any Stockholder of any portion of the Merger Consideration will result in compensation or other income to any Stockholder with respect to which Parent or the Company would be required to deduct or withhold any Taxes.

(y)           Each individual who performed or is performing services for the Company and who is or was classified as an independent contractor or consultant has been properly classified as such for all Tax purposes and for all purposes under applicable Law. No such individual would reasonably be expected to be reclassified as an employee of the Company by an applicable Tax Authority or other Governmental Authority.

Section 4.19          Brokers. Except as set forth on Section 4.19 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has employed, or is subject to, any valid claim of liability or obligation to, any broker, finder, investment banker, financial advisor, consultant or other Person in connection with the Transactions nor is any broker, finder, investment banker, financial advisor, consultant or other Person entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

Section 4.20           Environmental Matters. (i) The Company and its Subsidiaries are, and since January 1, 2023 have been, in material compliance with all applicable Environmental Laws and possess and are in compliance with all Environmental Permits, (ii) no written or, to the Knowledge of the Company, oral notice, demand letter or other communication of potential, alleged or actual violation of, or obligation or liability arising under, any Environmental Law has been received by the Company or any of its Subsidiaries, (iii) no Proceeding is pending or, as of the date of this Agreement, threatened in writing or, to the Knowledge of the Company, orally against the Company or any of its Subsidiaries under any Environmental Law, (iv) to the Knowledge of the Company, there is no past or present Release of, or exposure of any Person to, any Hazardous Substance, in each case, that would reasonably be expected to require remediation under Environmental Law (v) neither the Company nor any of its Subsidiaries manages, generates, transports, treats, stores or disposes of any Hazardous Substances in any manner that would reasonably be expected to give rise to liability under Environmental Laws and (vi) neither the Company nor any of its Subsidiaries has assumed, undertaken or provided an indemnity with respect to any material liability of any other Person relating to Environmental Laws or Hazardous Substances. The Company has Made Available to Parent all material assessments, reports, data, results of investigations, audits and any information regarding any non-compliance with Environmental Laws or the release of any Hazardous Substances for which the Company or any of its Subsidiaries are or have been alleged in writing to be liable under Environmental Laws that would reasonably be expected to be, individually or in the aggregate, material to the Company.

Section 4.21           Related Party Transactions. Except as set forth on Section 4.21 of the Disclosure Schedules, no Related Party of the Company or any of its Subsidiaries, (a) owns, directly or indirectly, any equity or other financial or voting interest in any material supplier, licensor, lessor, distributor, independent contractor or customer of the Company and its Subsidiaries, (b) owns, directly or indirectly, or has any interest in any material property (real or personal, tangible or intangible) that Company or any of its Subsidiaries uses in its business or (c) has any financial interest in any material transaction with the Company and its Subsidiaries or involving any material assets or property of the Company and its Subsidiaries, other than (i) transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms and (ii) transactions in connection with a Related Party’s providing services to or purchasing any securities from the Company.

Section 4.22           Insurance Carriers and Suppliers.

(a)           Section 4.22(a) of the Disclosure Schedules sets forth a list of the five (5) largest insurance carriers who pay the Company and its Subsidiaries for their testing services, as determined by aggregate revenues generated over the twelve (12) month period immediately preceding (i) December 31, 2025 and (ii) December 31, 2024 (collectively, the “Top Insurance Carriers”). As of the date of this Agreement, the Company has not received a written, or to the Knowledge of the Company, other notice from any Top Insurance Carrier stating the intention of such Top Insurance Carrier to (i) cease doing business with the Company or its Subsidiaries, as applicable, or (ii) change, in a manner materially adverse to the Company and its Subsidiaries, taken as a whole, the relationship of such Top Insurance Carrier with the Company and its Subsidiaries.

(b)           Section 4.22(b) of the Disclosure Schedules sets forth a list of the five (5) largest suppliers of the Company and its Subsidiaries, as determined by aggregate amounts expended over the twelve (12) month period immediately preceding (i) December 31, 2025 and (ii) December 31, 2024 (collectively, the “Top Suppliers”).  As of the date of this Agreement, the Company has not received a written, or to the Knowledge of the Company, other notice from any Top Supplier stating the intention of such Top Supplier to (i) cease doing business with the Company or its Subsidiaries, as applicable, or (ii) change, in a manner materially adverse to the Company and its Subsidiaries, taken as a whole, the relationship of such Top Supplier with the Company and its Subsidiaries.

Section 4.23           Anti-Bribery Matters. To the Knowledge of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2023 through the date hereof, neither the Company nor any of its Subsidiaries (including any of their respective officers, directors, agents or employees) has taken any action which would cause it to be in material violation of any anti-corruption or anti-bribery Law applicable to the Company and its Subsidiaries (in each case, as in effect at the time of such action) (collectively, the “Anti-Bribery Laws”) or, in violation of such Anti-Bribery Laws (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, or (iii) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

Section 4.24          Bank Accounts; Power of Attorney. Section 4.24 of the Disclosure Schedules accurately sets forth, with respect to each account maintained by or for the benefit of the Company and its Subsidiaries at any bank or other financial institution: (a) the name and location of the institution at which such account is maintained; (b) the name in which such account is maintained and the account number of such account; and (c) the names of all individuals authorized to draw on or make withdrawals from, or who have signature authority on, such account. There are no safe deposit boxes or similar arrangements maintained by or for the benefit of the Company or its Subsidiaries. No Person holds a power of attorney to act on behalf of the Company or its Subsidiaries.

Section 4.25           Books and Records. True, correct and complete copies of the minute books and equity record books and other similar records of the Company and each of its Subsidiaries through the date of this Agreement have been Made Available to Parent prior to the execution of this Agreement and are complete and current as of such date and have been maintained in all material respects in accordance with applicable Law. Such minute books contain an accurate record of all actions and proceedings taken at all meetings and by all written consents in lieu of meetings of the directors, securityholders and related committees of the Company from January 1, 2023 through the date hereof (other than information that relates to the Company’s 2026 strategic process). Section 4.25 of the Disclosure Schedules sets forth the current members of the board of directors and the officers of the Company.

Section 4.26           No Further Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV or set forth in the Support Agreements, it is the explicit intent of each Party, and Parent and Merger Sub acknowledge and agree, that none of the Company, the Securityholder Representative, or any of their respective Affiliates, as applicable, nor any other Person has made, is making or shall be deemed to have made any representation or warranty whatsoever, express or implied, relating, directly or indirectly, to the Company or its Subsidiaries or the Transactions, and other than those representations and warranties of the Company expressly set forth in this Article IV, each of the Company, the Securityholder Representative, and each of their respective Affiliates and representatives, disclaims any and all representations or warranties, whether express or implied, and Parent disclaims reliance on any such representation or warranty, including as to (a) the Company, its Subsidiaries or any of their respective financial conditions, businesses, operations, results of operations, properties, assets, liabilities or prospects, the accuracy or completeness of any information regarding the Company or its Subsidiaries, (b) any confidential information memoranda or management presentations distributed on behalf of the Company and its Subsidiaries or other publications or data room information provided to Parent, Merger Sub, or their respective representatives, or any other document, information or projection in any form provided to Parent, Merger Sub or their respective representatives, in connection with the Transactions, or (c) the forward-looking financial information, projections or other forward-looking statements of the Company and its Subsidiaries prepared in expectation or furtherance of the Transactions. Notwithstanding anything herein to the contrary, this Section 4.25 shall not (and shall not be deemed to) limit any claim of Parent or Merger Sub based on Fraud related to the representations and warranties of the Company made in Article IV.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows as of the date hereof and as of the Closing Date (except to the extent a representation or warranty is expressly made only as of an earlier date, in which case as of such earlier date):

Section 5.01           Authority; Enforceability.

(a)            Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it will be a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole member of Merger Sub (which shall occur immediately following the execution of this Agreement), and such authorization has not been subsequently modified or rescinded.

(b)            This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, at or prior to the Closing, each Ancillary Agreement to which Parent and Merger Sub will be a party will have been duly executed and delivered, and this Agreement constitutes, and each Ancillary Agreement to which Parent and Merger Sub will be a party will constitute, assuming the due authorization, execution and delivery of this Agreement by the other Parties thereto, valid and binding legal obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, in each case, subject to the Bankruptcy and Equity Exception.

Section 5.02           Non-Contravention; Consents.

(a)           The execution and delivery of this Agreement and any Ancillary Agreement to which Parent or Merger Sub will be a party, by Parent and Merger Sub, as applicable, does not, and the performance of this Agreement or any such Ancillary Agreement by Parent and Merger Sub will not, require any consent or permit of, filing with, or notification to, any Governmental Authority, except (i) under the HSR Act and any other applicable Antitrust Laws or competition, investment or similar Laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) those required by reason of the regulatory status or operations of the Company, (iv) those required to be made by Parent under applicable U.S. federal securities Laws with respect to the Transactions (on SEC Form 8-K otherwise) prior to or within four (4) business days after the date of this Agreement and in connection with the consummation of the Transactions, and (v) such other consents, filings or notifications, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Subject to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the execution and delivery by Parent and Merger Sub of this Agreement or any Ancillary Agreement to which it will be a party and the consummation of the Merger or the other Transactions, will not (i) conflict with or violate any provision of the Organizational Documents of Parent or Merger Sub, (ii) conflict with or violate any Law applicable to Parent or Merger Sub except with respect to the required filings and approvals set forth in Section 6.03 of the Disclosure Schedules, or (iii) result in (with or without due notice or lapse of time or both) a breach of or constitute a default under any Contract to which Parent or Merger Sub is a party, except in the case of the foregoing clauses (ii) or (iii) as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.03           Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to conduct its business in the manner in which it is currently being conducted at the date hereof. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to conduct its business in the manner in which it is currently being conducted at the date hereof.

Section 5.04           Board Approvals.

(a)           The board of directors of Parent (or an authorized committee thereof), by resolutions duly adopted at a meeting duly called and held, has approved the Transactions. No other corporate proceedings on the part of Parent are necessary to authorize the Transactions.

(b)           The board of directors of Merger Sub has duly approved this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein. Parent, as the sole stockholder of Merger Sub, will have approved and adopted this Agreement and the Merger, upon the terms and subject to the conditions set forth herein, immediately following the execution and delivery of this Agreement.

Section 5.05           Litigation. (a) As of the date of this Agreement, there is no Proceeding pending before any Governmental Authority, or threatened in writing or, to the Knowledge of the Parent, orally, against Parent or Merger Sub which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (b) neither Parent nor Merger Sub are subject to any Orders of any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.06           Solvency. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects and the Company has performed the covenants and obligations set forth in this Agreement required to be performed by the Company at or prior to the Closing, and after giving effect to the Merger, at and immediately after the Effective Time, each of Parent, the Surviving Corporation and its Subsidiaries will (a) be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) have adequate capital or liquidity with which to engage in its business as currently conducted and (c) not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due. No transfer of property is being made and no obligation is being incurred by Parent or Merger Sub in connection with the Transactions, with the intent to hinder, delay or defraud either present or future creditors of Parent or its Affiliates or the Company or its Subsidiaries.

Section 5.07           Availability of Funds. Parent has, and will have on the Closing Date, available to it unencumbered cash or cash equivalents or other sources of immediately available funds that are sufficient to (i) consummate the Transactions; (ii) pay any and all fees and expenses required to be paid at Closing by Parent and Merger Sub in connection with the Transactions; and (iii) satisfy all of the other payment obligations of Parent and Merger Sub in connection with this Agreement and the Transactions contemplated hereunder.

Section 5.08           Investigation. Each of Parent and Merger Sub is an informed and sophisticated party, and has engaged expert advisors, experienced in the evaluation and purchase of businesses such as the Transactions. Each of Parent and Merger Sub acknowledges that it has (a) conducted such inquiries and investigations as it has deemed appropriate into, and, based thereon, has formed an independent judgment concerning the Company and its Subsidiaries, and (b) been furnished with or afforded adequate access to and the opportunity to review the books, records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation of the Company and its Subsidiaries. Each of Parent and Merger Sub hereby acknowledges and agrees that neither the Company nor any other Person makes, has made, shall deemed to have made or is authorized to make any representations or warranties to Parent or Merger Sub, express or implied, other than those representations and warranties expressly set forth in Article IV, and that, if made, any such representation or warranty must not be relied upon. Each of Parent and Merger Sub further acknowledges and agrees that (i) in making its determination to proceed with the Transactions, each of Parent and Merger Sub has relied exclusively on its independent investigation and the representations and warranties of the Company expressly set forth in Article IV, without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to the Company or any other Person except for the representations and warranties of the Company expressly set forth in Article IV, and (ii) neither the Company nor any Holder will have or be subject to any liability to Parent or Merger Sub resulting from the distribution to Parent or Merger Sub or their respective representatives, or Parent’s or Merger Sub’s use of, any information regarding the Company, its Subsidiaries, or their respective businesses, other than the representations and warranties of the Company expressly set forth in Article IV. Notwithstanding anything herein to the contrary, this Section 5.08 shall not (and shall not be deemed to) limit any claim of Parent or Merger Sub based on Fraud related to the representations and warranties of the Company made in Article IV.

Section 5.09           Pending Transactions. Neither Parent nor any of its Affiliates is a party to any pending or contemplated transaction to acquire (by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in, or by any other similar transaction), any Person or business division or unit thereof, where the entering into of a definitive agreement relating to or the consummation of such transaction would reasonably be expected to (a) impose any delay in the obtaining of, or increase the risk of not obtaining, any Authorizations or Orders of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (b) increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the Transactions, or (c) otherwise delay or impede the consummation of the Transactions.

Section 5.10           Brokers. Other than Goldman Sachs & Co LLC, neither Parent nor Merger Sub has employed, is employing, or is subject to any valid claim of liability or obligation to any broker, finder, investment banker, financial advisor, consultant or other intermediary in connection with the Transactions based upon arrangements made by or on behalf of the Parent or Merger Sub.

Section 5.11           Purpose. Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the Transactions. Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the Transactions and matters ancillary thereto. Merger Sub is a wholly owned subsidiary of Parent.

Section 5.12           Securities Matters. Parent is an “accredited investor” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act). Parent is acquiring the equity of the Surviving Corporation for its own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of such equity or any interest in it. Parent has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the equity of the Surviving Corporation, and Parent is capable of bearing the economic risks of such investment, including a complete loss of its investment in such equity. Parent acknowledges that the equity of the Surviving Corporation has not been registered under the Securities Act, any state securities Law or any applicable foreign securities Law, and agrees that such equity may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state and foreign securities Law.

Section 5.13          Disclaimer Regarding Projections. In connection with Parent’s and Merger Sub’s due diligence investigation of the Company and its Subsidiaries, Parent and Merger Sub have received from the Company and its Affiliates and its and their representatives certain projections, forward-looking statements, and other forecasts, including projected financial statements, cash flow items, certain business plan information and other data and information, whether written or oral, related to the Company and its Subsidiaries. Parent and Merger Sub expressly acknowledge and agree that (a) there are uncertainties inherent in attempting to make such projections, forward-looking statements, forecasts and plans, (b) Parent and Merger Sub are familiar with such uncertainties and are taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections, forward-looking statements, forecasts and plans so furnished to them, (c) Parent and Merger Sub are not relying upon such projections, forward-looking statements and other forecasts, and (d) Parent and Merger Sub shall have no claim against anyone (and the Company and its Affiliates shall have no liability) with respect to any inaccuracy, misstatement or omission with respect to any such forecasts, predictions, projections, estimates or other forward-looking financial information relating to the Company, its Subsidiaries or the Transactions, whether written or oral, made available to Parent, Merger Sub, their respective Affiliates or their respective representatives or any other Person prior to the date of this Agreement in any data room, confidential information presentation or any other materials or information provided or addressed to Parent, Merger Sub, their respective Affiliates or their respective representatives or any other Person by the Company, its Affiliates or its and their representatives.

Section 5.14           R&W Insurance Policy. Attached hereto as Exhibit G is a true, accurate and complete copy of the binder agreement(s) (the “R&W Binder Agreement”) for the buyer-side representations and warranties insurance policy(ies) obtained by Parent with respect to breaches of the representations and warranties contained in Article IV of this Agreement (the “R&W Insurance Policy”), including the form of the R&W Insurance Policy. The R&W Binder Agreement is in full force and effect and is a legal, valid, binding and enforceable obligation of Parent and the insurer(s) party thereto (“R&W Insurer”), subject to the Bankruptcy and Equity Exception. Parent is solely responsible for all costs to procure, maintain and make claims under the R&W Insurance Policy, including all premiums, retention amounts, Taxes, expenses and costs of any nature whatsoever. The R&W Insurance Policy names Parent or an Affiliate thereof as the named insured. The R&W Insurance Policy does not increase the liability hereunder of the Seller Related Parties.

Section 5.15           No Foreign Person. Neither Parent nor Merger Sub, nor their ultimate owner, is (a) a foreign national, foreign government or foreign entity as defined under the DPA, or (b) an entity over which control, as defined in 31 C.F.R. § 800.208, is exercised or exercisable by a foreign national, foreign government or foreign entity. No foreign national, foreign government, or foreign entity holds or is expected to hold beneficial ownership of 5% or more of Parent post-closing.

Section 5.16           No Further Representations or Warranties. Except for the representations and warranties expressly set forth in this Article V, neither Parent nor Merger Sub makes any other express or implied representations or warranties to the Company and, in entering into this Agreement, the Company expressly acknowledges and agrees that it is not relying on any statement, representation or warranty, other than those representations and warranties set forth in this Article V.

ARTICLE VI
COVENANTS

Section 6.01            Conduct of the Business.

(a)            Except (i) as expressly permitted or required in this Agreement, (ii) as required by Law or any Governmental Authority or under the express terms of any Contract of the Company or any of its Subsidiaries in effect as of the date of this Agreement (a copy of which has been Made Available to Parent), (iii) for matters set forth on Section 6.01(a) of the Disclosure Schedules or (iv) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed or denied), from the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to its terms, (A) the Company shall, and shall cause its Subsidiaries to, (1) operate its business in the ordinary course of business consistent with past practice in all material respects and (2) use commercially reasonable efforts to (x) keep available the services of its present executive officers and key employees, (y) preserve its present relationships and goodwill with Persons having material business dealings with the Company and its Subsidiaries and (z) use commercially reasonable efforts to pay all of its debts and liabilities (including Taxes) and perform its other obligations when due (provided, however that (1) no action or inaction by the Company or any of its Subsidiaries with respect to any matters specifically addressed by Section 6.01(a)(B) shall be deemed a breach of this Section 6.01(a)(A) unless such action or inaction would constitute a breach of Section 6.01(a)(B), (2) the failure of the Company or any of its Subsidiaries to take any action prohibited by Section 6.01(a)(B) shall in no circumstances be deemed a breach of this Section 6.01(a)(A) and (3) Parent’s written consent with respect to any specific action or matter pursuant to Section 6.01(a)(B) shall be deemed to constitute consent with respect to such action or matter for all purposes under this Section 6.01(a)), and (B) the Company shall not, and shall cause its Subsidiaries not to, do any of the following:

(i)                 materially amend any of the Organizational Documents of the Company or its Subsidiaries;

(ii)                (A) enter into any Contract that would constitute a Material Contract if such contract were in effect on the date of this Agreement, or any Contract requiring a novation or consent in connection with the Merger, or (B) violate, terminate, or amend any Material Contract in any material respect (including by entering into a new Contract with such party or otherwise) or waive any of the material terms of any Material Contract;

(iii)               other than as required pursuant to any Plan in effect on the date hereof, a copy of which has been Made Available to Parent, or as required by applicable Law, (A) increase the compensation or benefits of any employee, consultants or independent contractors of the Company or any of its Subsidiaries, (B) accelerate the vesting, funding or payment of any compensation or benefits of any employee, consultants or independent contractors of the Company or any of its Subsidiaries under any Plan, (C) enter into, amend or terminate any Plan (or any plan, program, agreement or arrangements that would be a Plan if in effect on the date hereof), (D) hire any additional officers or employees with annual base pay or fees in excess of $75,000 (other than (x) new hires for open requisitions set forth on Section 6.01(a)(B)(iii) of the Disclosure Schedules, or (y) to replace any laboratory operations employee with an annual base salary less than $125,000 who resigns or whose employment is terminated following the date of this Agreement; provided that the compensation of the replacement is substantially similar to that of the employee being replaced), (E) terminate the employment of any current officer or employee of the Company with an annual base pay in excess of $75,000, other than any terminations for “cause,” (F) grant or pay, or enter into any Contract providing for the granting or payment of, any bonus or other special remuneration to any director, employee, consultant or independent contractor of the Company, or (G) enter into any retention, change in control, severance, termination or other similar agreement with any current or former director, employee, officer or other individual service provider of the Company other than any such agreement under which the Company’s obligations to any such employee or service provider shall have been discharged by the Company in full prior to the Closing;

(iv)               except for capital expenditures or commitments that are reflected on the Company’s capital expenditures budget set forth on Section 6.01(a)(B)(iv) of the Disclosure Schedules, (x) make or agree to make any capital expenditure, or (y) purchase any securities or make any material investment in any Person (except from or in any wholly owned Subsidiary of the Company), either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, or otherwise acquire direct or indirect control over any Person;

(v)               form any subsidiary, or acquire in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any assets of any business or any Person, other than acquisitions of inventory in the ordinary course of business;

(vi)             other than with respect to Intellectual Property which is addressed in 6.01(a)(vii), sell, lease (as lessor), license or otherwise transfer (including through any “spin-off”) any material portion of the assets of the Company and its Subsidiaries, taken as a whole, or pledge, encumber or otherwise permit any material asset of the Company or any of its Subsidiaries to become subject to any Lien other than (A) those Liens existing prior to the date hereof which shall be removed at or prior to Closing or (B) Permitted Liens;

(vii)             other than among the Company and its Subsidiaries, sell, transfer, assign, license, sublicense, encumber (other than with respect to Permitted Liens), abandon, dispose of or otherwise transfer to any Person any Company Intellectual Property or any rights with respect thereto, except for abandonment of any Company Registered Intellectual Property at the end of the applicable statutory term and non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice;

(viii)             (A) make, change or revoke any material Tax elections, (B) change any annual Tax accounting period or adopt or change any method of Tax accounting, (C) file any amended income or other material Tax Returns, (D) enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), enter into any Tax allocation agreement, sharing agreement, pre-filing or advance pricing agreement, or Tax indemnity agreement (in each case, other than agreements entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes), (E) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment other than those automatically granted by operation of Law, or (F) settle or compromise any Tax liability or claim for refund;

(ix)               other than in the ordinary course of business and consistent with past practice, make any material change in the Company’s cash management practices, make any material change in the manner in which it provides warranties, discounts or credits to customers or payors, defer payment of any accounts payable other than in the ordinary course of business and consistent with past practice, give any discount, accommodation or other concession, other than in the ordinary course of business and consistent with past practice, in order to accelerate or induce the collection of any receivable, or otherwise materially modify the material terms and conditions upon which the Company’s products (including LDTs) and services are marketed and sold;

(x)                make any material change to any accounting method, principle or practice, except as may be required or appropriate to conform to changes in regulatory accounting requirements or GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization;

(xi)               make or declare any non-cash dividend or non-cash distribution in respect of the capital stock or other equity securities of the Company;

(xii)              split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(xiii)             repurchase, redeem, offer to redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares of capital stock, except for (A) acquisitions of shares of Common Stock in connection with the surrender of shares of Common Stock by Optionholders in order to pay the exercise price of Options, (B) the withholding of shares of Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Equity Incentive Plan and (C) the acquisition by the Company of Options in connection with the forfeiture of such awards, in each case, in accordance with their terms as in effect on the date hereof;

(xiv)            issue, grant, commit to grant, deliver, sell, authorize, pledge or otherwise encumber any shares of its capital stock or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares, any Voting Company Debt or any other rights that give any person the right to receive any economic interest of a nature accruing to the holders of Company Stock, other than issuances of Common Stock upon the exercise of Options outstanding on the date hereof in accordance with their terms as in effect on the date hereof;

(xv)             (i) incur or materially modify the terms of (including by extending the maturity date thereof) any indebtedness for borrowed money, issue or sell any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any Indebtedness of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (ii) make any loans or advances to any other Person other than (x) routine advancement of expenses to employees in the ordinary course of business consistent with past practice and (y) any such transactions between the Company, on the one hand, and any wholly owned Subsidiary of the Company, on the other hand, or between wholly owned Subsidiaries of the Company;

(xvi)             adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of indebtedness in bankruptcy or other similar Laws now or hereafter in effect;

(xvii)          amend in any material respect or terminate any of the Company’s insurance policies without obtaining comparable substitute insurance coverage;

(xviii)          waive, release, assign, pay, discharge, settle, compromise, or agree to settle or satisfy (i) any pending or threatened claims, liabilities or obligations relating to a Proceeding, including any Proceeding initiated by the Company or any of its Subsidiaries, other than any such payment, discharge, settlement, compromise or satisfaction of a claim solely for money damages in the ordinary course of business in an amount not to exceed $100,000 individually or $250,000 in the aggregate or (ii) any Proceeding or dispute that relates to the Transactions;

(xix)             negotiate or enter into any collective bargaining or other labor agreements with any labor union, works council, or other labor organization representing employees of the Company or any of its Subsidiaries; or

(xx)               agree in writing to take any of the foregoing actions.

(b)           Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the business of the Company and its Subsidiaries prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the business and operations of the Company and its Subsidiaries. Notwithstanding any of the foregoing or anything else contained in this Agreement to the contrary, nothing herein prevents the Company or any of its Subsidiaries from (i) repaying Indebtedness prior to the Benchmark Time or (ii) declaring, setting aside or paying any cash dividends on, or making any other cash distributions in respect of, any outstanding capital stock of the Company or any of its Subsidiaries; provided that (1) all such distributions and dividends are paid in full prior to the Benchmark Time and (2) such dividend or distribution does not reduce the amount of the Cash held by the Company as of the Closing below $5,000,000 or, if Closing has not occurred within ninety (90) days following the date of this Agreement, $3,000,000.00.

Section 6.02            Access to Books and Records.

(a)           From the date hereof until the earlier of (A) the Closing Date and (B) the valid termination of this Agreement pursuant to Section 9.01, the Company shall provide Parent and its accountants, counsel and other representatives (“Parent’s Representatives”) with reasonable access for any reasonable purpose during normal business hours and upon reasonable prior written notice to the offices, properties, officers, books and records, Contracts and personnel of the Company and its Subsidiaries; provided that (i) such access does not unreasonably interfere with the normal business operations of the Company and its Subsidiaries and is in accordance with procedures established by the Company, (ii) any investigation shall be conducted in accordance with all applicable competition Laws, shall only be upon reasonable notice and shall be at Parent’s sole cost and expense, (iii) any access to the Company’s and its Subsidiaries’ properties shall be subject to the Company’s and its Subsidiaries’ (as applicable) health and safety policies and procedures and (iv) all requests for such access will be directed to the Company’s Chief Executive Officer and VP of Finance or such other Person as the Company may designate in writing from time to time (the “Designated Contacts”). Without limiting the generality of the foregoing or the obligations of the Company under Section 6.09, the Company shall use commercially reasonable efforts to provide Parent and Parent’s Representatives (including Parent’s independent auditors) with access to the Company’s independent auditors and their work papers (subject to such auditors’ customary work paper access policies and the execution by Parent’s representatives of any customary access letters required by such auditors) to the extent reasonably necessary for Parent to satisfy its reporting obligations under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, including Rule 3-05 and Article 11 of Regulation S-X in connection with the consummation of the Transactions. Notwithstanding anything to the contrary in this Section 6.02(a), the foregoing shall not require (A) the Company or its Subsidiaries to disclose any information or documents, or provide any access, to Parent or Parent’s Representatives if such disclosure or provision of access would be reasonably likely to (1) jeopardize the ability to successfully assert attorney-client, work product or similar legal privilege, (2) contravene any applicable Law (provided that in each such circumstance, the Company will use commercially reasonable efforts to provide Parent with access to any summaries, redactions or portions of books or records as may be reasonably practical without implicating the limitations contained in this clause (A) and make appropriate substitute arrangements to permit reasonable access and disclosure in a manner that would not be reasonably expected to jeopardize any such privilege or that would not be in violation of any applicable Law, including by means of entry into a customary joint defense or similar agreement with Parent), (B) any investigations, sampling or testing whatsoever for or regarding environmental matters, or (C) the Company to provide (x) information with respect to bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to the Transactions or any information or analysis relating to any such communications or (y) financial or operating data or other information that has not previously been prepared by the Company or its Affiliates and that is not otherwise prepared in the ordinary course of business. Any information disclosed pursuant to this Section 6.02 will be subject to the provisions of the Non-Disclosure Agreement.

(b)           Other than the Designated Contacts, Parent acknowledges and agrees that it is not authorized to and will not (and will cause Parent’s Representatives not to) contact any officer, director, employee, customer, distributor, manufacturer, vendor, provider, supplier, lessor, lender or other material business relation of the Company or any of its Subsidiaries prior to the Effective Time without the prior written consent of the Company.

Section 6.03           Regulatory Filings.

(a)           Subject to the terms and conditions of this Agreement, each of the Parties shall, and shall cause its Affiliates to, use their respective best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable under applicable Antitrust Laws or competition, investment or similar Laws to consummate and make effective the Transactions, which actions include (i) using best efforts to obtain and maintain as promptly as practicable each consent, permit and Order of any Governmental Authority that may be, or become, required for the consummation of the Transactions (collectively, “Governmental Approvals”), (ii) cooperating in determining which filings are required to obtain the Governmental Approval of, or any exemption by, any Governmental Authority, (iii) furnishing all information and documents required by or advisable under applicable Law in connection with Governmental Approvals of, or filings with, any Governmental Authority, (iv) filing, or causing to be filed, as promptly as practicable following the execution and delivery of this Agreement, required notifications with the necessary Governmental Authorities, (v) using best efforts to obtain and maintain as promptly as practicable the required clearances, approvals, or expiration of any waiting period under the HSR Act and any other applicable antitrust, competition, investment or similar Laws and (vi) defending any actions, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any Order entered by any court or other Governmental Authority vacated or reversed.  In furtherance and not in limitation of the foregoing, each Party agrees that it will, and will cause its Affiliates to, use its best efforts to file or cause to be made as promptly as practicable, but in any event no later than fifteen (15) Business Days following the date hereof, (A) any required notification and report forms under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) and (B) any required filing with or notification to any other competent Governmental Authorities set forth on Section 6.03 of the Disclosure Schedules.

(b)           In furtherance of the foregoing, each of the Parties shall use their respective reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the Transactions under any Antitrust Laws or competition, investment or similar Laws to consummate and make effective the Transactions. In connection therewith, if any Proceeding, audit, review, inquiry, examination or investigation (“Action”) is instituted (or threatened to be instituted) challenging this Agreement or the consummation of the Transactions as violative of any Antitrust Laws or competition, investment or similar Laws, each of the Parties shall cooperate and use their respective reasonable best efforts to vigorously contest and resist any such Action, and to have vacated, lifted, reversed or overturned any Order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal.

(c)            In connection with, and without limiting, the efforts referenced in Section 6.03(a), the Company and Parent shall (i) furnish, or cause to be furnished, to the other Party, such necessary information and reasonable assistance as the other Party may request in connection with its preparation of any filing or submission that is necessary for compliance with the applicable requirements, if any, of the HSR Act or any other applicable Antitrust Laws or competition, investment or similar Laws (except where such material is redacted for privilege), (ii) permit the other Party to review any filing or submission prior to forwarding to the FTC, the DOJ and other Governmental Authorities (except where such material is confidential to a Party in which case it will be provided, subject to applicable Law, to the other Party’s counsel on an “external counsel” basis) and consider any reasonable comments made by such other Party, (iii) keep each other reasonably apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authorities and comply as promptly as practicable with any such inquiry or request and (iv) agree not to participate in any meeting or discussion, either in person or by telephone or videoconference, with any Governmental Authority in connection with the Transactions, unless (A) it provides the other Party with reasonable advance notice and (B) gives the other Party the opportunity to attend and participate; provided that a Party shall not be required to give the other Party the opportunity to attend and participate to the extent (1) prohibited by such Governmental Authority or (2) such Governmental Authority requests to communicate exclusively with one Party.  Notwithstanding the foregoing or anything to the contrary in this Agreement, Parent may elect to, with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), (x) pull and refile its respective filings under the HSR Act or (y) offer, negotiate or enter into any commitment or agreement, including any timing agreement, with the DOJ, the FTC or other Governmental Authority to delay the consummation of, or not to close before a certain date, the Transactions. Whether or not the Transactions are consummated, Parent shall be responsible for the payment of all fees and disbursements associated with all filings and submissions required pursuant to this Section 6.03. Notwithstanding anything to the contrary herein, Parent shall have the responsibility and discretion to (i) determine the strategy and communications to be pursued for obtaining and lead the effort to obtain all necessary Governmental Approvals; provided that Parent shall consult with, and consider in good faith, the views of the Company, and (ii) except for the Company’s HSR Act Notification and Report Form, review and approve in advance any proposed draft notifications, formal notifications, filing, submissions or other material written communications to be made in connection with the Transactions to a Governmental Authority.

(d)           The Company and Parent will comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Authority. Without limiting the generality of Section 6.03(a), Parent shall, at Parent’s sole cost, use its reasonable best efforts to take, or cause to be taken, any and all actions and do, or cause to be done, any and all things necessary, proper or advisable to avoid, eliminate and resolve each and every impediment and obtain all Governmental Approvals (and cause to expire or terminate all applicable waiting periods under the HSR Act or any other applicable Antitrust Laws) in connection with the consummation of the Transaction, as promptly as practicable. In furtherance of the foregoing, Parent shall proffer to, and shall, and shall cause its Affiliates to, (i) sell, divest, license or otherwise dispose of, or hold separate and agree to sell, divest, license or otherwise dispose of specific assets or categories of assets or businesses; (ii) create, terminate, amend, assign or divest relationships, contractual rights or obligations of Parent or any of its Affiliates; (iii) make any and all behavioral commitments, whether or not they limit or modify Parent’s or its Subsidiaries’ rights of ownership in, or ability to conduct the business of, one or more of its or their operations, divisions, businesses, product lines, customers or assets; (iv) grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any third party; and (v) enter into agreements, including with the relevant Governmental Authority, giving effect to the foregoing clauses (i) through (v), in each case as promptly as practicable (but in any event prior to the Outside Date) after it is determined that such action is necessary to obtain approval for consummation of the Transactions by any Governmental Authority. Notwithstanding anything to the contrary in this Agreement, in no event shall any Party or any of their respective Affiliates be required to take or commit to take any action, or agree to any such condition or restriction, described in clauses (i) through (v) of the immediately preceding sentence that is not conditioned upon the occurrence of the Closing.

(e)           Parent shall not, and shall cause its Affiliates not to, directly or indirectly, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any assets or business of any Person or other business organization or division thereof, in each case, that operates in the business of developing, manufacturing, and/or selling products or services that compete or would reasonably be expected to compete with the Company’s business, if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Governmental Approval of any Governmental Authority necessary to consummate the Transactions or the expiration of any applicable waiting period or (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting the Transactions.

(f)            Notwithstanding anything in this Section 6.03 to the contrary, neither the Company nor any of its Affiliates shall propose, negotiate, offer to commit, effect or agree to (i) any sale, divestiture, license or disposition of assets or businesses of the Company or any of the Company’s Subsidiaries or (ii) any behavioral remedy of the Company or any of the Company’s Subsidiaries, in each case, unless requested by Parent and unless conditioned upon the consummation of the Transactions.

Section 6.04            Conditions; Consents.

(a)            Subject to Section 6.03, each of the Parties will use its respective reasonable best efforts, and will cooperate with each other Party, to take, or cause to be taken, all actions, and to do all things necessary, proper or advisable to consummate and make effective the Merger and the other Transactions, including the satisfaction of all conditions set forth in Article VIII as promptly as practicable and, in any event, on or before the Outside Date.

(b)           Following consultation with Parent, the Company shall (i) use commercially reasonable efforts to obtain, prior to the Closing, and deliver to Parent at or prior to the Closing, all consents, waivers and approvals of or under each Contract listed on Section 4.02(b(iii) of the Disclosure Schedules (and any Contract entered into after the date hereof that would have been required to be listed on Section 4.02(b)(iii) of the Disclosure Schedules if entered into prior to the date hereof) and (ii) deliver all notices under each Contract listed or described on Section 4.02(b)(iii) of the Disclosure Schedules (and any Contract entered into after the date hereof that would have been required to be listed or described on Section 4.02(b)(iii) of the Disclosure Schedules if entered into prior to the date hereof).

(c)           The Company shall deliver prompt notice to Parent, and Parent shall deliver prompt notice to the Company, of (i) to the Knowledge of the Company or Parent, as applicable, the occurrence or nonoccurrence of any event that would be reasonably likely to result in any of the conditions in Section 8.01(a) or Section 8.02(a), as applicable, not being satisfied, and (ii) to the Knowledge of the Company or Parent, as applicable, any material failure by the Company or Parent, as applicable, to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it pursuant to this Agreement provided that, for purposes of Section 8.01 or Section 8.02, any failure of the Company or Parent, as applicable, to provide notice pursuant to Section 6.04(c)(i) with respect to any breach of the representation or warranty of the Company or Parent, as applicable, hereunder shall not be deemed to constitute a breach of such representation or warranty and not a breach of any covenant hereunder.

Section 6.05          Solicitation. The Company agrees that following the date hereof and until the earlier of the Closing Date or the termination of this Agreement in accordance with Article IX, the Company shall not, nor shall it permit its Subsidiaries and its and their respective representatives to, directly or indirectly (i) solicit, initiate, knowingly encourage or facilitate any inquiries, proposals or offers, or the making of any submission, inquiry, proposal or offer, that could reasonably be expected to lead to an Acquisition Proposal or (ii) engage in, enter into or participate in any discussions or negotiations with any Person, or accept or furnish to any Person any information, in furtherance of any Acquisition Proposal (other than Parent and Parent’s Representatives). The Company and its Subsidiaries shall, and shall cause their respective directors, officers and representatives to, (i) cease and cause to be terminated all existing discussions, negotiations and communications with any Person (other than Parent and Parent’s Representatives) conducted heretofore with respect to any of the foregoing, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person, other than Parent and Parent’s Representatives, within the last twelve (12) months for the purposes of evaluating a possible Acquisition Proposal and (iii) terminate access by any Person, other than Parent and Parent’s Representatives, to any physical or electronic data rooms of the Company relating to a possible Acquisition Proposal. The Company shall, as promptly as practicable and in any event within one (1) Business Day after receipt thereof, advise Parent in writing of (i) any Acquisition Proposal or any request for information or inquiry, proposal or offer that the board of directors of the Company in good faith believes could reasonably be expected to lead to an Acquisition Proposal and (ii) the material terms and conditions of such Acquisition Proposal or inquiry, proposal or offer (including any subsequent amendments or modifications thereto) (and including providing a copy thereof to Parent, if in writing).

Section 6.06          Requisite Stockholder Approval. The Company shall deliver to Parent the Requisite Stockholder Approval within twenty-four (24) hours of the execution and delivery of this Agreement by the Parties hereto.

Section 6.07           Termination of Related Party Agreements. The Company will cause each of the Contracts set forth on Section 4.21 of the Disclosure Schedules to be terminated as of the close of business on the day prior to the Closing Date.

Section 6.08           R&W Insurance Policy. Parent has conditionally bound the R&W Insurance Policy pursuant to the R&W Binder Agreement. Parent shall use commercially reasonable efforts to take all actions necessary to satisfy the conditions in the R&W Binder Agreement (other than the condition that the Closing has occurred, to which this sentence does not apply) within the times set forth therein. At the Closing, or promptly thereafter, Parent shall deliver to the Securityholder Representative a copy of the R&W Insurance Policy. Parent acknowledges and agrees that, except in the case of Fraud, from and after the Closing, the R&W Insurance Policy (whether or not it is ultimately bound, and whether or not the R&W Insurance Policy is sufficient to cover any Losses of Parent or any of its Affiliates) shall be the sole and exclusive remedy of Parent and its Affiliates and its and their respective representatives, successors and assigns of whatever kind and nature, at Law, in equity or otherwise, known or unknown, which such Persons have now or may have in the future, resulting from, arising out of, or related to any inaccuracy or breach of any representation or warranty contained in this Agreement, and none of such Persons nor any other Person (including the R&W Insurer) shall have any recourse against the Seller Related Parties with respect thereto. The R&W Insurance Policy shall at all times include an express provision pursuant to which the R&W Insurer irrevocably waives and agrees not to pursue, directly or indirectly, subrogation, contribution or any other right against the Seller Related Parties based upon, arising out of, relating to or resulting from this Agreement or the Transactions, or the negotiation, execution or performance of this Agreement, other than in the case of Fraud by any such Person, and then only against such Seller Related Party to the extent of such Fraud, and such Seller Related Parties shall be express third-party beneficiaries of such provision. Parent and its Affiliates shall not amend, waive or otherwise modify the R&W Binder Agreement or the R&W Insurance Policy in any manner adverse to the Seller Related Parties without the prior written consent of the Securityholder Representative (which consent shall be in the sole and absolute discretion of the Securityholder Representative). Parent shall be solely responsible for all costs to procure, maintain and make claims under the R&W Insurance Policy, including all premiums, retention amounts, Taxes, expenses and costs of any nature whatsoever.

Section 6.09           Board Recommendation, Stockholder Approval and Stockholder Notice.

(a)            The board of directors of the Company shall recommend that the Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger (the “Company Board Recommendation”), and neither the board of directors of the Company nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation; provided, however, that, prior to the Requisite Stockholder Approval being obtained, nothing in this Agreement shall prohibit or restrict the board of directors of the Company from withholding, withdrawing, amending, modifying or qualifying the Company Board Recommendation to the extent the board of directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

(b)           Promptly (and in any case within ten (10) Business Days) after the Company obtains the Requisite Stockholder Approval, pursuant to the DGCL, the Company shall prepare, with the cooperation of Parent, and distribute, a notice (as it may be amended or supplemented from time to time, the “Stockholder Notice”) comprising (i) the notice contemplated by Section 228(e) of the DGCL of the taking of a corporate action without a meeting by less than a unanimous written consent, (ii) the notice contemplated by Section 262(d)(2) of the DGCL, together with a copy of Section 262 of the DGCL and (iii) an information statement to the Stockholders in connection with the solicitation of their signatures to the Written Consent. The Company shall use its commercially reasonable efforts to obtain (A) an executed Written Consent from each Stockholder, (B) an executed Support Agreement from each Stockholder listed on Schedule A and (C) an executed Option Surrender Agreement from each Optionholder. The Stockholder Notice shall include (x) a statement to the effect that the board of directors of the Company recommends that the Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and (y) such other information as is required under Sections 228(e) and 262 of, or as Parent and the Company may agree is advisable under, the DGCL to be included therein. Prior to its mailing, the draft Stockholder Notice shall have been provided to Parent and its counsel for its review, the Company shall consider in good faith any reasonable comments thereon received from Parent or its counsel, and, following its mailing, no amendment or supplement to the Stockholder Notice shall be made by the Company without the approval of Parent. The Company shall ensure that no disclosure to the Stockholders relating to or in connection with the Merger, this Agreement or the other Transactions, including in the Stockholder Notice, will contain any untrue statement of a material fact or omit, or will omit to state, any material fact necessary, in light of the circumstances under which it was or will be made, or in order to make the statements therein not misleading or in order to comply with applicable Law.

Section 6.10           Section 280G. Promptly following the execution of this Agreement, the Company will use commercially reasonable efforts to obtain and deliver to Parent an executed parachute payment waiver, in a form to be mutually agreed upon between the Company and Parent (the “Parachute Payment Waiver”), from each “disqualified individual” (within the meaning of Section 280G of the Code) who is reasonably determined by the Company to be entitled to receive Section 280G Payments. Promptly following the delivery of the Parachute Payment Waivers to Parent (but in no event less than three (3) Business Days prior to the Closing), the Company will submit to the Stockholders for approval (in a manner reasonably acceptable to Parent), by such number of holders of Company Stock as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination will be made by the Company in good faith and will be subject to review and approval by Parent, such approval not to be unreasonably withheld, conditioned or delayed), such that such payments and benefits will not be deemed to be Section 280G Payments, and prior to the Closing, the Company will deliver to Parent notification and documentation reasonably satisfactory to Parent (which documentation will be subject to Parent’s advance review and approval, such approval not to be unreasonably withheld, conditioned or delayed), solely for purposes of confirming compliance with this Section 6.10, that (i) a vote of the holders of Company Stock was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”) or (ii) that the 280G Stockholder Approval was not obtained and, as a consequence, only those payments and/or benefits that are expressly subject to a Parachute Payment Waiver will not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the Parachute Payment Waivers that were executed by the affected individuals prior to the solicitation of the vote of the holders of Company Stock pursuant to this Section 6.10.

Section 6.11           SEC Financial Statement Cooperation.

(a)           The Company acknowledges that Parent or its Affiliates may be required to file with the SEC one or more reports, registration statements or other documents that include or incorporate by reference (i) audited and/or unaudited financial statements of the Company and its Subsidiaries prepared in accordance with Rule 3-05 of Regulation S-X, (ii) pro forma financial information prepared in accordance with Article 11 of Regulation S-X and (iii) such other financial or other information regarding the Company and its Subsidiaries as may be required under the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder (collectively, “Parent SEC Filings”).

(b)           From the date hereof until the Closing, the Company shall, and shall cause its Subsidiaries and its and their respective officers, employees, accountants, auditors and other representatives to, use commercially reasonable efforts to cooperate with Parent and its representatives in connection with the preparation of Parent SEC Filings, including by:

(i)                 providing access to the books, records, work papers, financial systems and supporting documentation of the Company and its Subsidiaries as reasonably requested by Parent or its auditors in connection with the preparation, audit or review of any financial statements of the Company to be included in any Parent SEC Filing;

(ii)                using commercially reasonable efforts to cause the Company’s independent auditors to deliver their audit report(s) and provide reasonable assistance as necessary, including with respect to obtaining any consents for the inclusion or incorporation by reference of such audit report(s) in any Parent SEC Filing or any other document or approval that may be required with respect to or related to any Parent SEC Filing;

(iii)               using commercially reasonable efforts to deliver, or cause to be delivered, to Parent (A) audited financial statements of the Company for the fiscal years ended December 31, 2025 and December 31, 2024 as required under Rule 3-05 of Regulation S-X, prepared in accordance with GAAP, and (B) unaudited interim financial statements of the Company for any fiscal quarter ended at least forty-five (45) days prior to the Closing Date and following January 1, 2026, as required under Rule 3-05 of Regulation S-X, prepared in accordance with GAAP;

(iv)              using commercially reasonable efforts to provide such financial and operating data, schedules, analyses and other information of the Company and its Subsidiaries as Parent may reasonably request for purposes of preparing pro forma financial statements and other pro forma financial information required by Article 11 of Regulation S-X.

Section 6.12           Promised Equity. The Company shall use commercially reasonable efforts to ensure that any commitments by the Company to grant Promised Equity Grants to any Promised Equity Grantee are discharged and released by obtaining an executed non-revocable waiver and consent in in a form to be mutually agreed upon between the Company and Parent (a “Promised Equity Waiver”) from each Promised Equity Grantee or by such other method as mutually agreed by the Company and Parent, and the Company shall cooperate with Parent in such process. The Company shall keep Parent fully informed of the status and details of the Promised Equity Grants and obtaining the Promised Equity Waivers. All agreements, notices, or other documents prepared by the Company in connection with the Promised Equity Grants (including the Promised Equity Waivers) shall be subject to the prior review, comment, and approval of Parent (which approval shall not be unreasonably withheld, conditioned, or delayed).

ARTICLE VII
ADDITIONAL COVENANTS

Section 7.01           Post-Closing Access to Information. From and after the Closing and to the extent consistent with all applicable Laws, Parent will use commercially reasonable efforts to make or cause to be made available to the Securityholder Representative those books, records and documents of the Company and its Subsidiaries (and the assistance of employees responsible for such books, records and documents) during regular business hours that are reasonably necessary by the Securityholder Representative for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding (other than any Proceeding between the Securityholder Representative or any Holder, on the one hand, and Parent and its Affiliates, on the other hand), (b) preparing any required reports to stockholders and Governmental Authorities with respect to the Transactions or (c) preparing and delivering any Tax Return or accounting or other statement provided for under this Agreement or otherwise; provided, however, that (1) access to such books, records, documents and employees will not materially interfere with the normal operations of the Parent or any of its Affiliates and the reasonable out-of-pocket expenses of Parent and its Affiliates incurred in connection therewith will be paid by the Securityholder Representative and (2) notwithstanding anything to the contrary in this Section 7.01, the foregoing shall not require Parent or any of its Affiliates to disclose any information or documents, or provide any access, to personnel if such disclosure or provision of access would be reasonably likely to (i) jeopardize the ability to successfully assert attorney-client, work product or similar legal privilege, or (ii) contravene any applicable Law or Contract (provided that in each such circumstance, Parent will use commercially reasonable efforts to provide the Securityholder Representative with access to any summaries, redactions or portions of books or records as may be reasonably practical without implicating the limitations contained in this clause (2) and make appropriate substitute arrangements to permit reasonable access and disclosure in a manner that would not be reasonably expected to jeopardize any such privilege or that would not be in violation of any applicable Law, including by means of entry into a customary joint defense or similar agreement with the Securityholder Representative).

Section 7.02            Director and Officer Indemnification and Insurance.

(a)            From and after the Closing, Parent shall, and shall cause the Company and its Subsidiaries, as applicable, to, indemnify, defend and hold harmless, and provide advancement of expenses to (subject to a customary undertaking to return such expenses if a court of competent jurisdiction shall ultimately determine that a D&O Indemnitee was not entitled to indemnification) to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, a director, officer, member, manager or employee of the Company or any of its Subsidiaries or the fiduciary of a Plan (each, a “D&O Indemnitee”), for all Losses in connection with any Proceeding based in whole or in part on, or arising in whole or in part out of, the fact that such Person is or was a director, officer, member, manager or employee of the Company or any of its Subsidiaries, and pertaining to any actual or alleged act, omission or other matter actually or allegedly existing or occurring at or prior to the Closing (including in connection with this Agreement and the Transactions), whether asserted or claimed prior to, at or after the Closing, in each case, to the fullest extent provided in the Organizational Documents of the Company or any of its Subsidiaries or any indemnification agreements between the Company or any of its Subsidiaries, on the one hand, and any D&O Indemnitee, on the other hand, in each case, in effect as of the date of this Agreement (and copies of which have been Made Available to Parent). For a period of six (6) years after the Closing, Parent shall not (and shall not cause or permit the Company or any of Parent’s other Subsidiaries or Affiliates to) amend or modify in any manner adverse to the D&O Indemnitees (or any other beneficiaries thereof), the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Company and its Subsidiaries in effect as of the Closing, except to the extent required by applicable Law. Notwithstanding anything to the contrary in this Agreement, Parent shall not, and shall cause the Company and its Subsidiaries not to, settle, compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding, investigation or other matter in which any D&O Indemnitee has sought indemnification, unless such settlement, compromise, consent or termination includes a full and unconditional release of such D&O Indemnitee.

(b)            At or prior to the Closing, the Company shall purchase, at Company’s sole cost and expense (with such cost and expense included as a Transaction Expense to the extent not paid by the Company prior to the Closing), non-cancellable directors’ and officers’ liability, fiduciary liability and employment practices liability “tail” insurance with a reporting period of six (6) years from the Closing Date covering the D&O Indemnitees and the other natural persons covered by the Company’s directors’ and officers’ liability, fiduciary liability and employment practices liability insurance in effect as of the Closing (“Current Insurance”) on terms and conditions, including limits and retentions, no less favorable to the insureds thereunder than the Current Insurance with respect to actual or alleged acts, omissions and other matters actually or allegedly existing or occurring on or prior to the Closing. From and after the Closing, Parent shall cause the Company to maintain such “tail” insurance in full force and effect for its term and continue to honor all of its obligations thereunder.

(c)            Parent and the Company shall advance on a current basis all expenses, including attorneys’ fees, that may be incurred by any D&O Indemnitee in enforcing his or her rights under this Section 7.02.

(d)           With respect to any indemnification obligations of Parent, the Company and any of its Subsidiaries pursuant to this Section 7.02, Parent and the Company hereby acknowledge and agree that (i) they and the Subsidiaries of the Company shall be the indemnitor of first resort with respect to all indemnification obligations of the Company and its Subsidiaries pursuant to this Section 7.02 (i.e., their obligations to an D&O Indemnitee are primary and any obligation of any other Person to advance expenses or to provide indemnification or insurance for the same expenses or liabilities incurred by such D&O Indemnitee are secondary) and (ii) they irrevocably waive, relinquish and release any such other Person from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof.

(e)           If Parent, the Company, any of its Subsidiaries or any of their respective successors or assigns proposes to (i) consolidate with or merge into any other Person and Parent, the Company or its Subsidiaries, as the case may be, shall not be the continuing entity in such consolidation or merger or (ii) transfer all or substantially all of its assets to any Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of Parent, the Company and its Subsidiaries, as the case may be, shall, from and after the consummation of such transaction, honor the indemnification and other obligations set forth in this Section 7.02.

(f)            The provisions of this Section 7.02 (i) shall survive the consummation of the Closing, (ii) shall be binding on all successors and assigns of Parent, the Company and its Subsidiaries, (iii) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee and his or her successors, heirs and representatives and (iv) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 7.03           Employee Matters.

(a)            Following the date of this Agreement, the Company will reasonably cooperate with Parent and use commercially reasonable efforts to facilitate reasonable access by Parent to the employees, independent contractors and consultants of the Company for meetings and other communications during normal business hours and upon reasonable prior written notice, in each case, in connection with the transition of such personnel to Parent upon the Closing or otherwise in connection with the Transactions; provided that such access (i) does not unreasonably interfere with the normal business operations of the Company and its Subsidiaries, (ii) is in accordance with procedures established by the Company, and (iii) is conducted in compliance with all applicable competition Laws and Antitrust Laws, as reasonably determined by the Company. Any such access shall be arranged, coordinated and administered by the Company and its representatives. The Company will consult with Parent (and will consider in good faith the advice of Parent) prior to sending any group notices or other group communication materials to its employees related to the Transactions.

(b)           The Company will use commercially reasonable efforts to provide all notices and other information required to be provided under applicable Law to the employees of the Company, any collective bargaining unit or labor union representing any group of employees of the Company, and any applicable Governmental Authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other applicable Law in connection with the Transactions (together, “Employee Notices”). Prior to sending any Employee Notices, the draft Employee Notices shall have been provided to Parent and its counsel for its review and the Company agrees to consider in good faith any comments from Parent on the form or substance of any such Employee Notices. Parent will cooperate with the Company in providing any information necessary for the preparation of such notices.

(c)           Effective as of the day immediately preceding the Closing Date, the Company will terminate all Plans that are “employee benefit plans” within the meaning of ERISA, including any Plans intended to include a Section 401(k) arrangement (each, a “Company 401(k) Plan”), unless Parent provides written notice to the Company no later than three (3) Business Days prior to the Closing Date that such Company 401(k) Plans will not be terminated). The Company will provide Parent with evidence that such Company 401(k) Plans and the Equity Incentive Plan have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the board of directors of the Company or any applicable committee thereof. The form and substance of such resolutions will be subject to reasonable review and approval by Parent. If the Company 401(k) Plans are terminated, Parent shall use commercially reasonable efforts to designate a tax-qualified defined contribution retirement plan with a cash or deferred arrangement that is sponsored by Parent or one of its Affiliates (the “Parent 401(k) Plan”) that will cover eligible Continuing Employees effective as of, or as soon as administratively practicable following, the Closing Date.  In connection with the termination of the Company 401(k) Plan, Parent shall use commercially reasonable efforts to cause the Parent 401(k) Plan to accept from the Company 401(k) Plan the “direct rollover” of the account balance (including, subject to the next sentence, the in-kind rollover of promissory notes evidencing all outstanding loans that are not in default) of each Continuing Employee who participated in the Company 401(k) Plan as of the date such plan is terminated and who elects such direct rollover in accordance with the terms of the Company 401(k) Plan and the Code.  The Company and Parent shall cooperate in good faith to work with the Company 401(k) Plan and Parent 401(k) Plan recordkeepers to develop a process and procedure for effecting the in-kind direct rollover of promissory notes evidencing participant loans from the Company 401(k) Plan to the Parent 401(k) Plan, and the obligation of the Company 401(k) Plan to permit the direct rollover of loan promissory notes is conditioned on the development of a loan rollover process and procedure that is acceptable to the respective recordkeepers.

(d)            Employees of the Company and its Subsidiaries as of immediately prior to the Closing who continue their employment with Parent or any of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries) immediately following the Closing are referred to herein as the “Continuing Employees.” For a period of twelve (12) months following the Closing Date or through an earlier termination of employment of a Continuing Employee (the “Continuation Period”), Parent will, or will cause the Surviving Corporation to, provide Continuing Employees with (i) base salary and hourly wages no less than those in effect immediately prior to the Closing, (ii) short-term incentive compensation opportunities (including commissions and bonuses) that, in the aggregate, are no less than those in effect immediately prior to the Closing, (iii) other employee benefits (excluding retiree health and welfare benefits and defined benefit pension plan benefits) that are no less favorable in the aggregate to those provided to similarly situated employees of Parent, and (iv) severance pay and severance benefits to any Continuing Employee whose employment is terminated by Parent or any of its Affiliates (including the Surviving Corporation) without cause during the Continuation Period on terms and in amounts that are no less favorable than the severance payments and severance benefits that are provided to similarly situated employees of Parent and its Affiliates as in effect from time to time.

(e)            Parent further agrees that, from and after the Closing Date, Parent will use commercially reasonable efforts, to the extent consistent with the governing terms of the applicable New Plans (as defined below), to grant all Continuing Employees credit for any service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) earned prior to the Closing Date for purposes of eligibility, vesting and level of benefits under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Parent, the Surviving Corporation or any of their Affiliates on or after the Closing Date (the “New Plans”), except that such service will not be credited to the extent such service credit would result in the duplication of benefits. In addition, to the extent permitted under the governing terms of the applicable New Plan, Parent shall use commercially reasonable efforts to (i) cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied with respect to an employee under any Plan as of the Closing Date, and (ii) take into account any covered expenses incurred on or before the Closing Date by any Continuing Employee (or covered dependent thereof) for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan.

(f)             In respect of the Company’s annual cash and commission bonus plans set forth on Section 7.03(f) of the Disclosure Schedules with respect to the fiscal year in which the Closing occurs, Parent shall, or shall cause the Surviving Corporation to, pay each Continuing Employee’s annual cash and commission bonus, as applicable, at the same time that such annual cash and commission bonuses would ordinarily be paid and based on the actual level of performance through the applicable performance period, as determined in good faith and subject to the terms of the applicable plans of the Company as in effect immediately prior to the Closing as described in Section 7.03(f) of the Disclosure Schedules; provided that with respect to any Continuing Employee whose employment is terminated by the Surviving Corporation without cause, Parent shall, or shall cause the Surviving Corporation to pay each such Continuing Employee a pro rata portion of such Continuing Employee’s annual cash and commission bonus determined in accordance with this Section 7.03(f) based on the portion of the performance period such Continuing Employee was employed by the Company or the Surviving Corporation, as applicable, at the same time that such annual cash and commission bonuses would ordinarily be paid to such Continuing Employee had such Continuing Employee remained employed with the Surviving Corporation.

(g)           No provision of this Agreement shall (i) create any right in any employee of the Company to continued employment by Parent, the Company or the Surviving Corporation, or preclude the ability of Parent, the Company or the Surviving Corporation to terminate the employment of any employee for any reason; (ii) require Parent, the Company or the Surviving Corporation to continue any Plans or prevent the amendment, modification or termination thereof after the Closing Date; (iii) confer upon any Continuing Employee any rights or remedies under or by reason of this Agreement; or (iv) be treated as an amendment to any particular employee benefit plan of Parent or the Company.

(h)           Prior to the Closing, the Company will issue a cash bonus to each individual set forth on Section 7.03(h) of the Disclosure Schedules, in the amounts and subject to the vesting schedule next to such individual’s name set forth thereon (which bonus letter or Contract shall be in form and substance reasonably satisfactory to Parent) (the “Specified Bonuses”).

Section 7.04           Tax Matters.

(a)           Transfer Taxes. Parent will bear all sales, use, recording, deed, stamp, stock transfer, real property transfer or other similar Tax imposed as a result of the Transactions, including the costs of preparing and filing all Tax Returns with respect to the Transfer Taxes (collectively, “Transfer Taxes”), and any penalties, interest or additions to Tax with respect to the Transfer Taxes. The Person(s) required under applicable Law will timely file all Tax Returns with respect to the Transfer Taxes. Parent, the Surviving Corporation and the Holders agree to cooperate in the filing of any Tax Returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such Tax Returns.

(b)           Straddle Period Allocation. In the case of any Straddle Period, the amount of any Taxes for Pre-Closing Tax Periods shall (i) in the case of any real or personal property Taxes or similar ad valorem or other Taxes imposed on a periodic basis, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any other Tax, be deemed equal to the amount that would be payable if the relevant as though the Straddle Period ended based on a “closing of the books” as of the end of the day on the Closing Date.

(c)           Cooperation. The Parties shall use commercially reasonable efforts to provide each other with such assistance as may reasonably be requested in connection with the preparation of any financial statements, Tax Return, audit, or other legal proceeding by any Tax Authority, or any legal proceeding, in each case, solely relating to liabilities for Taxes of the Company or any of its Subsidiaries for any Pre-Closing Tax Period. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. Notwithstanding anything to the contrary herein, neither Parent nor any of its Affiliates (including the Surviving Corporation) shall be required to provide any Tax information that it regards as privileged or confidential, including any Tax Return of Parent or its Affiliates (other than any Tax Return or other information that relates to Taxes of the Company or any of its Subsidiaries that relate to a Pre-Closing Tax Period to the extent such Taxes are taken into account in the determination of the Aggregate Merger Consideration).

Section 7.05           Further Assurances. From and after the Closing, upon the reasonable request and at the cost and expense, if any, of the other Party, each Party shall use reasonable best efforts to execute, acknowledge and deliver all such additional instruments and other documents and take, or cause to be taken, such further actions as may be reasonably required or necessary to carry out the Transactions.

Section 7.06           Provision Respecting Legal Representation. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Skadden may serve as counsel to the Securityholder Representative and each and any Stockholder and its respective Affiliates (collectively, the “Stockholder Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions, and that, following consummation of the Transactions, Skadden (or any successor) may serve as counsel to the Stockholder Group or any director, member, partner, officer, employee or Affiliate of the Stockholder Group, in connection with any Proceeding arising out of or relating to this Agreement or the Transactions notwithstanding its representation of the Company and its Subsidiaries, and each of the Parties hereby knowingly and irrevocably consents thereto and waives any conflict of interest arising therefrom, and each of such Parties will cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of Parent and the Company (on behalf of itself and its Subsidiaries) hereby knowingly and irrevocably (a) waives any claim they have or may have that Skadden has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agrees that, in the event that a dispute arises after the Closing between Parent, the Company or any of its Subsidiaries and any member of the Stockholder Group, Skadden may represent any member of the Stockholder Group in such dispute even though the interests of such Person(s) may be directly adverse to Parent, the Company or its Subsidiaries, and even though Skadden may have represented the Company or its Subsidiaries in a matter substantially related to such dispute. Parent and the Company (on behalf of itself and its Subsidiaries) also further agree that all privileged attorney-client communications among any of Skadden, the Company, its Subsidiaries, and the Stockholder Group, and all files, attorney notes, drafts or other documents, in each case that relate in any way to the Transactions and that predate the Closing, shall be protected by the attorney-client privileged and confidential, and deemed the property of, and controlled solely by, the Surviving Corporation. Neither Parent, the Company nor any of its Subsidiaries shall have access to, or seek to obtain by any process, any such privileged materials or the files of Skadden relating to such engagement. Neither the representation by Skadden of the Company, the Securityholder Representative or any Company representative, nor the inclusion of any other member of the Stockholder Group, will be asserted as a basis for challenging a communication as privileged. Notwithstanding the foregoing, if a dispute arises after the Closing among Parent, Merger Sub, the Company or any of their respective Affiliates, on the one hand, and a third party (other than a Party or any of their respective Affiliates) on the other hand, the Company, Parent and Merger Sub may assert the attorney-client privilege, the work product privilege or any other applicable privilege or immunity from disclosure to prevent disclosure of confidential communications to such third party; provided that none of the Company, Parent, Merger Sub or any of their respective Affiliates may waive any such privilege without the prior written consent of the Securityholder Representative.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.01           Conditions to Parent’s and Merger Sub’s Obligations. The obligations of Parent and Merger Sub to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing by Parent (in its sole discretion)) of each of the following conditions at or prior to the Closing:

(a)            Representations and Warranties of the Company.

(i)               The representations and warranties of the Company (other than the Company Fundamental Representations and the representations and warranties set forth in Section 4.08(ii) (Absence of Certain Changes)) contained in Article IV shall be true and correct as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (other than any such representation and warranty that is made as of a specific date, which representation and warranty shall have been true and correct as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the condition in this clause “(i),” no effect shall be given to the exceptions or qualifications of “material” or “Material Adverse Effect” in such representations and warranties;

(ii)              the representations and warranties of the Company set forth in Section 4.03(a) (Capitalization) shall be true and correct other than in de minimis respects as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (other than any such representation and warranty that is made as of a specific date, which representation and warranty shall have been true and correct other than in de minimis respects as of such date);

(iii)             the representations and warranties of the Company set forth in Section 4.08(ii) (Absence of Certain Changes) shall be true and correct as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date; and

(iv)            the Company Fundamental Representations (other than the representations and warranties set forth in Section 4.03(a) (Capitalization)) shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (other than any such representation and warranty that is made as of a specific date, which representation and warranty shall have been true and correct in all material respects as of such date); provided, however, that for purposes of determining the satisfaction of the condition in this clause “(iv),” no effect shall be given to the exceptions or qualifications of “material” or “Material Adverse Effect” in such representations and warranties.

(b)           Covenants of the Company. The Company shall have performed or complied in all material respects with all covenants and agreements contained in this Agreement required to be performed or complied with by it under this Agreement at or prior to the Closing, except for the obligations set forth in Section 6.04(c).

(c)           No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(d)           Certificate of the Company. The Company shall have delivered to Parent a certificate signed by an authorized officer of the Company, dated as of the Closing Date or the Delayed Closing Date, as applicable, certifying the conditions set forth in Section 8.01(a), Section 8.01(b) and Section 8.01(c) have been satisfied.

(e)            Receipt of Closing Deliveries. Parent shall have received each of the agreements, instruments, certificates and other documents set forth in Section 3.03(b).

Section 8.02           Conditions to the Company’s Obligations. The obligations of the Company to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing by the Company (in its sole discretion)) of each of the following conditions at or prior to the Closing:

(a)            Representations and Warranties of Parent and Merger Sub. (i) The representations and warranties of Parent and Merger Sub (other than the Parent Fundamental Representations) contained in Article V shall be true and correct as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (other than any such representation and warranty that is made as of a specific date, which representation and warranty shall have been true and correct as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the condition in this clause “(i),” no effect shall be given to the exceptions or qualifications of “material” or “Parent Material Adverse Effect” in such representations and warranties and (ii) the Parent Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (other than any such representation and warranty that is made as of a specific date, which representation and warranty shall have been true and correct in all material respects as of such date).

(b)           Covenants of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all covenants and agreements contained in this Agreement required to be performed or complied with by them under this Agreement at or prior to the Closing, except for the obligations set forth in Section 6.04(c).

(c)            Certificate of Parent and Merger Sub. Parent shall have delivered to the Company a certificate signed by an authorized officer of each of Parent and Merger Sub, dated as of the Closing Date or the Delayed Closing Date, as applicable, certifying that the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied.

(d)           Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments, certificates and other documents set forth in Section 3.03(c).

Section 8.03          Mutual Conditions to Closing. The respective obligations of each Party to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing by mutual consent of Parent and the Company) of the following conditions at or prior to the Closing:

(a)           Regulatory Approvals. All (i) waiting periods (and any extensions thereof) under the HSR Act applicable to the Transactions shall have expired or early termination shall have been granted and any voluntary agreement between Parent and the Company, on the one hand, and the FTC or the DOJ, on the other hand, not to consummate the Merger shall have expired or been terminated, and (ii) Required Approvals shall have been obtained (or any applicable waiting period thereunder shall have expired or been terminated).

(b)           No Orders. No Governmental Authority of competent authority and jurisdiction shall have issued an Order or enacted a Law that remains in effect and prohibits, restricts, enjoins or makes illegal the consummation of the Merger.

(c)           Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained in accordance with the DGCL and the Certificate of Incorporation and Company Bylaws and delivered to Parent, and shall not have been rescinded, revoked, waived or amended without the prior written consent of Parent in its sole discretion and shall remain in full force and effect.

Section 8.04           Failure of Conditions. None of the Parties may rely on the failure of any condition set forth in this Article VIII, as applicable, to be satisfied if such failure was caused by such Party’s failure to comply in all material respects with any of its obligations under this Agreement.

ARTICLE IX
TERMINATION

Section 9.01           Termination. This Agreement may be terminated at any time prior to the Closing:

(a)            by the mutual written consent of Parent and the Company;

(b)          by Parent (so long as neither Parent nor Merger Sub is then in material breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement which breach would cause any condition set forth in Section 8.02 not to be satisfied), if there has been a violation, breach or failure to perform by the Company of any representation, warranty, covenant or agreement contained in this Agreement which violation, breach or failure to perform by the Company would cause any condition set forth in Section 8.01 not to be satisfied and such (i) condition set forth in Section 8.01 is incapable of being satisfied on or before the Outside Date or (ii) violation, breach or failure to perform is not curable or not cured on or prior to the earlier of (A) the date that is thirty (30) days from the date that the Company was notified by Parent in writing of such violation, breach or failure to perform or (B) three (3) Business Days prior to the Outside Date;

(c)            by the Company (so long as the Company is not then in material breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement which breach would cause any condition set forth in Section 8.01 not to be satisfied), if there has been a violation, breach or failure to perform by Parent or Merger Sub of any covenant, representation, warranty or agreement contained in this Agreement which violation, breach or failure to perform by Parent or Merger Sub would cause any condition set forth in Section 8.02 not to be satisfied and such (i) condition set forth in Section 8.02 is incapable of being satisfied on or before the Outside Date or (ii) violation, breach or failure to perform is not curable or not cured on or prior to the earlier of (A) the date that is thirty (30) days from the date that Parent or Merger Sub was notified by the Company in writing of such violation, breach or failure to perform or (B) three (3) Business Days prior to the Outside Date; provided that the failure by Parent to deliver the Merger Consideration at the Closing by the date the Closing is required to have occurred pursuant to this Agreement shall not be subject to cure unless otherwise expressly agreed to in writing by the Company;

(d)           by either Parent or the Company, if the Closing has not occurred on or before October 28, 2026 (the “Initial Outside Date”); provided that, in the event that, at the Initial Outside Date, all of the conditions set forth in Article VIII other than one or more conditions in Section 8.03(a) or Section 8.03(b) have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) or have been waived by Parent or the Company, as applicable, then the Outside Date shall automatically be extended to January 28, 2027 (the “Extended Outside Date”), unless Parent and the Company mutually agree to an earlier Extended Outside Date; provided, further that the right to terminate this Agreement pursuant to this Section 9.01(d) will not be available to any Party whose breach of Section 6.03 primarily caused or resulted in the failure of the Closing to occur on or before the Initial Outside Date or the Extended Outside Date, as the case may be;

(e)           by either Parent or the Company, if any Order or Law permanently preventing or prohibiting the consummation of the Merger or other Transactions shall be in effect and shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 9.01(e) shall have complied in all material respects with its obligations under Section 6.03 in respect of any such Order or Law; or

(f)            by Parent if the Company does not deliver to Parent the Written Consent constituting the Requisite Stockholder Approval within twenty-four (24) hours after execution and delivery of this Agreement.

Section 9.02           Notice of Termination. If this Agreement is terminated pursuant to Section 9.01 (other than pursuant to Section 9.01(a)), written notice of such termination shall be given by the terminating Party to the other Party (setting forth a reasonably detailed description of the basis on which such Party is terminating this Agreement).

Section 9.03          Effect of Termination. In the event of a termination of this Agreement pursuant to Section 9.01 by Parent or the Company, this Agreement will immediately become void and have no effect, without any liability or obligation on the part of any Party (or any other Person); provided that, notwithstanding the foregoing, (a) no such termination shall relieve any Party of any liability for damages to any other Party resulting from such Party’s Willful Breach of this Agreement and (b) the provisions of this Section 9.03, Article X and the Non-Disclosure Agreement will survive any such termination of this Agreement. Parent and Merger Sub agree that damages arising from their Willful Breach of this Agreement may exceed the reimbursement of expenses or out-of-pocket costs and, if so determined by a court of competent jurisdiction, may include damages based on the economic benefits of the Transaction lost by the Company and the Holders (including loss of premium offered to each Holder and taking into account the time value of money). The Company may, additionally, enforce such award and accept damages for such breach.

ARTICLE X
MISCELLANEOUS

Section 10.01         Non-Survival of Representations and Warranties.

(a)           Except in the case of a claim related to Fraud, the representations and warranties contained in this Agreement or in any other agreement, certificate or other document executed in connection herewith shall terminate and not survive the Closing. Except in the case of a claim related to Fraud and subject to Section 9.03, the sole and exclusive remedy of Parent and Merger Sub in respect of any and all rights and claims for any breach of representation or warranty or covenant is the right to terminate this Agreement prior to the Closing pursuant to Article IX. The covenants and agreements contained in this Agreement and to be performed at or prior to the Closing shall not survive the Closing and no Party shall have any liability with respect thereto from and after the Closing. The covenants and agreements contained herein to be performed or complied with after the Closing shall survive the Closing in accordance with their respective terms. The survival periods set forth in this Section 10.01 shall not affect or otherwise limit the survival period of any claims against the underwriter of the R&W Insurance Policy. Except in the case of Fraud, the sole and exclusive recourse or remedy from the Company for any breach of any representation or warranty hereunder shall be against the R&W Insurance Policy (provided that any claim of Fraud may only be asserted against the Person having committed such Fraud, it being agreed that Parent shall have all available remedies under Delaware law against any Holder who had actual knowledge of any such Fraud committed by the Company).

(b)           Parent and Merger Sub, for themselves and on behalf of the other Parent Related Parties, intend to and acknowledge and agree that, from and after the Closing, to the fullest extent permitted by Law, including by contractually shortening the applicable statute of limitation, any and all rights, claims and causes of action it has or may have against any Seller Related Party, relating to the (i) operation of the Company and its Subsidiaries or their respective businesses or (ii) subject matter of this Agreement, the Disclosure Schedules or the Transactions, in each case, whether arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, rescission or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived, other than in the case of a claim for Fraud. Furthermore without limiting the generality of this Section 10.01(b), and notwithstanding anything to the contrary set forth in this Agreement, except in the case of any claim for Fraud, Parent shall not bring or maintain, and shall cause each of the Parent Related Parties not to bring or maintain, any claim or cause of action against any Seller Related Party, and no recourse shall be sought or granted against any such Seller Related Party, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company or any other Person set forth or contained in this Agreement, any certificate, instrument, opinion, agreement or other document of the Company or any other Person delivered in connection with the Transactions, the subject matter of this Agreement, the Disclosure Schedules, or the Transactions, the business or the ownership, operation, management, use or control of the business of the Company or any of its Subsidiaries, any of their respective assets, or any actions or omissions at, or prior to, the Effective Time.

(c)           Parent and Merger Sub unconditionally and irrevocably acknowledge and agree that (i) the agreements contained in this Section 10.01 are an integral part of this Agreement and the Transactions and (ii) without the agreements set forth in this Section 10.01, the Company would not enter into this Agreement or otherwise agree to consummate the Transactions.

Section 10.02         Press Releases and Communications. The Parties shall agree on the form and content of the initial press release to be issued with respect to the execution of this Agreement. No other press release or public announcement related to this Agreement or the Transactions or any other announcement or communication related to this Agreement or the Transactions to the employees, customers or suppliers of the Company or any of its Subsidiaries, shall be issued or made by the Company without the prior approval of Parent, unless required by Law (in the reasonable opinion of counsel), in which case the Company shall use reasonable efforts to provide Parent a reasonable opportunity to comment on such press release, announcement or communication in advance of the issuance or making thereof; provided that the foregoing will not restrict or prohibit the Company or any of its Subsidiaries from making any communication that is substantially consistent with any public statement previously made in accordance with this Section 10.02 to its employees, customers, suppliers and other business relations to the extent the Company or such Subsidiary reasonably determines in good faith that such communication is necessary or advisable. Prior to the Closing and subject to the immediately following sentence, Parent shall use reasonable efforts to provide the Company a reasonable opportunity to comment on any press release or public announcement related to this Agreement or the Transactions in advance of the issuance or making thereof; provided that the foregoing opportunity to comment shall not be required in connection with Parent or any of its Subsidiaries making any press release or public announcement in connection with investor, analyst or other market participant calls, meetings, presentations, or other similar communications, so long as such disclosures are not inconsistent in any material respect with the initial press release agreed upon by the parties as of the date of this Agreement or previous statements publicly made in accordance with this Section 10.02. Unless otherwise required by Law, Parent shall not issue any press release or public announcement related to this Agreement or the Transactions that (A) describes the terms of this Agreement in a manner that is inconsistent with the description of the terms of this Agreement that is included in the initial press release to be issued with respect to the execution of this Agreement or (B) disparages the Sponsor Stockholder or its Affiliates. Prior to the Closing, without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), Parent shall not communicate with the Company’s customers or suppliers with respect to the Company’s business. For the avoidance of doubt, the immediately preceding sentence shall not prohibit or restrict any communications related to Parent’s own businesses. Notwithstanding anything to the contrary herein, the restrictions set forth in this Section 10.02 shall not apply in the event of a dispute between the Parties relating to this Agreement or the Transactions. Notwithstanding any other provision herein to the contrary, the Parties acknowledge and agree that certain Stockholders that are affiliated with private equity firms and their respective Affiliates may provide (a) general information about the subject matter of this Agreement and the Company and its Subsidiaries (including its and their performance) in connection with its fund raising, marketing, informational, transactional or reporting activities and (b) information about this Agreement, including the economic terms hereof, and the Company and its Subsidiaries in connection with ordinary course communications with its respective partners or investors (including limited partners) following the Closing. Notwithstanding anything contained herein to the contrary, in no event will Parent or, after the Closing, the Surviving Corporation have any right to use the Securityholder Representative’s, any Stockholder’s or their respective Affiliates’ marks or logos, or any abbreviation, variation or derivative thereof, in any press release, public announcement or other public document or public communication without the prior written consent of the Securityholder Representative.

Section 10.03         Expenses. Whether or not the Merger is consummated, except as otherwise expressly provided herein, the Company, on the one hand, and Parent and Merger Sub, on the other hand, will pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the Transactions; provided that (1) the fees, costs and expenses payable to the Paying Agent and the Escrow Agent pursuant to the terms of the Paying Agent Agreement and the Escrow Agreement, respectively, will be borne by Parent, (2) at the Closing, Parent shall pay or cause to be paid all Transaction Expenses that are incurred but unpaid as of the Closing, (3) the fees and expenses of the Settlement Accountant, if any, shall be allocated as provided in Section 2.09(d) and (4) the fees and expenses of the Milestone Settlement Accountant, if any, shall be allocated as provided in Annex A.

Section 10.04         Notices. Any notice required or permitted to be given hereunder shall be sufficient if in writing and shall be deemed to have been duly given or made: (a) when personally delivered; (b) when delivered by email transmission; or (c) one (1) Business Day after deposit with an overnight courier service, in each case to the addresses, email addresses and attention parties indicated below (or such other address, email address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 10.04):

Notices to Parent and/or Merger Sub (and, after the Closing, the Surviving Corporation):

CareDx, Inc.
8000 Marina Blvd
Brisbane, CA 94005
Attention: John Hanna
Email: [***]

with a copy (which will not constitute notice) to:

Fenwick & West LLP
One Front Street, 33rd Floor
San Francisco, CA 94111
Attention:	Douglas N. Cogen, Lynda Twomey and Robert O’Connor
Email:	[***]

Notices to the Company, prior to the Closing:

Naveris, Inc.
21 Hickory Dr., Suite 600
Waltham, MA 02451
Attention:	James McNally
Email:	[***]

with copies (which will not constitute notice) to:

Gurnet Point NSPV GP LLC
55 Cambridge Parkway, Suite 401
Cambridge, MA 02142
Attention:	Peter W. Agnes III
Email:	[***]

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:	Dohyun Kim
Email:	[***]

Foley Hoag LLP
155 Seaport Boulevard, #1600
Boston, MA 02210
Attention:	Jeffrey L. Quillen
Email:	[***]

Notices to the Securityholder Representative:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention:	Managing Director
Email:	[***]

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:	Dohyun Kim
Email:	[***]

Section 10.05        Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the Company (if prior to the Closing) or the Securityholder Representative (if after the Closing) and Parent and any attempted assignment without the required consents shall be null and void except that, after the Closing, Parent and/or a Merger Sub may assign its rights and delegate its obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent without the prior consent of any other party hereto; provided that notwithstanding any such assignment, Parent and/or a Merger Sub, as applicable, shall remain liable for all of its obligations under this Agreement; provided, further, that no such assignment shall be permitted if any Taxes required to be withheld under Applicable Law from any amounts otherwise payable hereunder would be higher than the amount of Taxes that would be required to be withheld absent such assignment. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

Section 10.06         Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is determined by a court of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.07         Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, annex, exhibit or schedule means a Section or Article of, or schedule, annex or exhibit to this Agreement, unless another agreement is specified, (b) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears, (c) the word “including” (and words of similar import) means “including, without limitation,” (d) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case, as amended or otherwise modified from time to time, (e) words in the singular or plural form include the plural and singular form, respectively, and words of one gender shall be held to include all genders as the context requires, (f) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (g) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if,” (h) the headings contained in this Agreement, in any exhibit or schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (i) references to “$” shall mean United States dollars, (j) “U.S.” or “United States” means the United States of America, (k) the word “or” is not exclusive, (l) the words “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement including the schedules and exhibits hereto, (m) the word “any” means “any and all,” (n) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, (o) no provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, to the extent such action or omission would violate applicable Law, (p) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and the ending date shall be included, (q) if the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a day that is not a Business Day, the time period for giving such notice or taking such action shall be extended through the next Business Day following the original expiration date of such, (r) the Disclosure Schedules are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein and (s) the Company and Parent have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement.

Section 10.08        Construction; Disclosure Schedules; Exhibits. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules. The Company has set forth information on the Disclosure Schedules in a section thereof that corresponds to the section of this Agreement to which it relates. Any fact, circumstance, matter or item disclosed in any section of the any of the Disclosure Schedules or in a document referenced therein shall be deemed to have been adequately disclosed in any other section of the applicable Disclosure Schedules if it is specifically cross referenced or is reasonably apparent from such disclosure or the documentation referenced therein that such disclosure is relevant to the representation or warranty to which such other section of the applicable Disclosure Schedules relates. The Parties acknowledge and agree that the disclosure of any item or matter in the Disclosure Schedules shall not be construed as an admission, acknowledgment, representation or indication that such item or other matter is “material” or has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules, nor shall such disclosure establish a standard of materiality for any purpose whatsoever. The disclosure of any item or matter relating to any possible breach or violation of any Law or Contract shall not be construed as an admission or indication to any Person that any such breach or violation exists or has actually occurred.

Section 10.09         Amendment and Waiver. This Agreement shall not be amended or modified, in whole or in part, except by supplemental agreement or amendment signed by the Company, the Securityholder Representative and Parent. No failure or delay by a Party in exercising any right or remedy provided by Law or under this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any other provision or any subsequent breach.

Section 10.10         Complete Agreement. This Agreement, the Paying Agent Agreement, the Escrow Agreement, the Non-Disclosure Agreement, each other Ancillary Agreement and the documents referred to herein (including the exhibits and the Disclosure Schedules thereto) contain the complete agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

Section 10.11        Third-Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement; provided that (a) the D&O Indemnitees are intended third-party beneficiaries of Section 7.02 and this Section 10.11, (b) Skadden is an intended third-party beneficiary of Section 7.06 and this Section 10.11, (c) the Seller Related Parties are intended third-party beneficiaries of Section 10.01(b) and this Section 10.11, (d) the non-Party Affiliates are intended third-party beneficiaries of this Section 10.11 and Section 10.20 and (e) the Holders are third-party beneficiaries of Article II and this Section 10.11 to the extent they are entitled to receive the applicable portion of the Aggregate Merger Consideration in accordance with the terms and conditions of this Agreement; provided, however, that, prior to the Closing, the Company, and following the Closing, the Securityholder Representative, shall be entitled to enforce the rights of the Holders to pursue damages (which shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include claims for damages based on the loss of the economic benefits of the Transaction to such Holders, including loss of premium offered to each Holder and taking into account the time value of money) in the event of Parent’s or Merger Sub’s Willful Breach of this Agreement, which damages the Company shall be entitled to retain.

Section 10.12         Consent to Jurisdiction and Service of Process.

(a)           Each of the Parties, by its execution hereof, hereby irrevocably (i) submits to the exclusive jurisdiction of the Delaware Chancery Court (or, if the Delaware Chancery Court declines to accept jurisdiction, any United States District Court located in the State of Delaware or any state court of the State of Delaware) and any appellate court therefrom for the purpose of any Proceeding among any of the Parties relating to or arising in whole or in part under or in connection with this Agreement or the Transactions, (ii) waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Proceeding brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Proceeding in any other court other than one of the above-named courts or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) agrees not to commence any such Proceeding other than before one of the above-named courts. Notwithstanding the previous sentence, a Party may commence any Proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b)           Each of the Parties (i) consents to service of process in any Proceeding among any of the Parties relating to or arising in whole or in part under or in connection with this Agreement or the Transactions in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with the foregoing clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.04, will constitute good and valid service of process in any such Proceeding and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Proceeding any claim that service of process made in accordance with the foregoing clause (i) or (ii) does not constitute good and valid service of process. This Section 10.12 shall not apply to any dispute that is required to be decided by the Settlement Accountant.

Section 10.13       WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

Section 10.14        Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of electronic mail, portable document format (.pdf) or any other electronic means (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party or party to any other agreement or instrument entered into in connection with this Agreement will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense related to lack of authenticity.

Section 10.15        Counterparts. This Agreement may be signed in any number of counterparts, including through use of Electronic Delivery, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 10.16         Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by, construed and enforced in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without the application of any conflicts of law principles that would result in the application of the laws of any other jurisdiction.

Section 10.17         Obligations of Merger Sub. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

Section 10.18        Specific Performance. Each of the Parties acknowledges that the rights of each Party to consummate the Transactions are unique and recognizes and affirms that in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached irreparable damage would occur, money damages would be inadequate and the other Parties would have no adequate remedy at Law. Accordingly, the Parties agree that, in addition to any other rights and remedies existing in their favor at law or in equity, each Party shall be entitled to specific performance, injunctive and/or other equitable relief (in each case, without proof of harm and without posting of bond or other security) to prevent breaches and threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. If any Party brings any action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Party bringing such action may unilaterally extend the Outside Date (notwithstanding the termination provisions of Section 9.01), so long as the Party bringing such action is actively seeking a court order for an injunction or injunctions or to specifically enforce the terms and provisions of this Agreement. Each Party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) there is an appropriate or adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity. In no event shall the exercise of a Party’s right to specific performance pursuant to this Section 10.18 reduce, restrict or otherwise limit such Party’s right to terminate this Agreement pursuant to Section 9.01 or pursue any other applicable remedy at law, including seeking money damages. Each of the Parties hereby irrevocably and unconditionally waives any (i) defense in any action for specific performance that a remedy at law would be adequate and (ii) requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

Section 10.19         Securityholder Representative.

(a)           By the adoption of the Merger, and by receiving the benefits thereof, including any consideration payable hereunder, each Holder shall be deemed to have approved and irrevocably appointed Shareholder Representative Services LLC as of the Closing as the representative, agent, proxy, and attorney-in-fact for all of the Holders for all purposes under this Agreement including the full power and authority on the Holders’ behalf: (i) to consummate the Transactions and the other agreements, instruments and documents contemplated hereby or executed in connection herewith; (ii) to negotiate and settle disputes arising under, or relating to, this Agreement and the other agreements, instruments and documents contemplated hereby or executed in connection herewith; (iii) to facilitate the disbursement to the Holders of any funds due to the Holders under this Agreement or otherwise; (iv) to satisfy any and all obligations or liabilities incurred by the Securityholder Representative in the performance of its duties hereunder; (v) make or direct payments of funds from the Securityholder Representative Reserve Fund Amount; (vi) to execute and deliver any amendment or waiver to this Agreement and the other agreements, instruments and documents contemplated hereby or executed in connection herewith (without the prior approval of the Holders); (vii) to give any written direction to the Escrow Agent or Paying Agent; and (viii) to take all other actions to be taken by or on behalf of the Holders in connection with this Agreement and the other agreements, instruments and documents contemplated hereby or executed in connection herewith. The Holders, by approving this Agreement (whether by vote or by execution of a Letter of Transmittal or acceptance of any consideration pursuant to this Agreement), further agree that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Securityholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Holder. All decisions and actions by the Securityholder Representative shall be binding upon all of the Holders and no Holder shall have the right to object, dissent, protest or otherwise contest the same. The Securityholder Representative shall not have the authority to increase the liability of any Holder on a non pro rata basis. If an allocation is not otherwise provided for in this Agreement, the Securityholder Representative shall facilitate the distribution of funds to the Paying Agent for further distribution to the Stockholders and Non-Employee Optionholders in accordance with the Allocation Certificate, and, with respect to Employee Optionholders, the Securityholder Representative shall facilitate the distribution of funds to the Surviving Corporation in accordance with the Allocation Certificate (for further payment to the Employee Optionholders). Parent may conclusively rely, without independent verification or investigation, upon any such decision or action of the Securityholder Representative as being the binding decision or action of every Holder, and Parent shall not be liable to any Holder or any other Persons for any actions taken or omitted from being taken by them or by Parent in accordance with or reliance upon any such decision or action of the Securityholder Representative. The Securityholder Representative shall have no duties or obligations to the Holders hereunder, except as expressly set forth in this Agreement.

(b)           The Holders shall indemnify, defend and hold harmless the Securityholder Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided that in the event that any such Representative Loss is finally adjudicated to have been caused by the fraud, gross negligence or willful misconduct of the Securityholder Representative, the Securityholder Representative will reimburse the Holders the amount of such indemnified Representative Loss to the extent attributable to such fraud, gross negligence or willful misconduct. Representative Losses may be recovered by the Securityholder Representative from (i) the Securityholder Representative Reserve Fund Amount and (ii) any other funds that become payable to the Holders under this Agreement at such time as such amounts would otherwise be distributable to the Holders; provided that while the Securityholder Representative may be paid from the aforementioned sources of funds, this does not relieve the Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. The Securityholder Representative may, upon receipt of a claim notice or similar that is reasonably likely to give rise to a Representative Loss (as determined in reasonable good faith by the Securityholder Representative), withhold from any distribution of the Securityholder Representative Reserve Fund Amount an amount as may be reasonably expected to cover such Representative Loss until such matter is resolved. In no event will the Securityholder Representative be required to advance its own funds on behalf of the Holders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Holders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholder Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholder Representative or the termination of this Agreement. The Securityholder Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith upon the opinion of such counsel.

(c)           Neither the Securityholder Representative nor any of its members, managers, officers, agents or other representatives shall incur any liability to any Holder by virtue of the failure or refusal of such Persons for any reason to consummate the Transactions or relating to the performance of their duties hereunder, except for actions or omissions constituting bad faith or willful misconduct. The Securityholder Representative and its members, managers, officers, agents and other representatives shall have no liability in respect of any Proceeding brought against such Persons by any Holder, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, unless such Persons took or omitted taking any action in bad faith or as a result of willful misconduct.

(d)          In furtherance of, and without limiting any rights of the Securityholder Representative set forth in, Section 10.19(a)(iv), Section 10.19(a)(v), Section 10.19(b) and Section 10.19(d), the Holders hereby authorize the withholding of the Securityholder Representative Reserve Fund Amount in connection with the allocation and distribution of the Estimated Merger Consideration in accordance with Article II to satisfy potential future obligations of the Holders and expenses incurred by the Securityholder Representative in connection with performing its obligations under this Agreement, the Paying Agent Agreement and the Escrow Agreement.

(e)           Following the Closing Date, the holders of at least a majority of the outstanding Company Stock (on an as-converted basis) immediately prior to the Effective Time entitled to vote (the “Majority-In-Interest”) may, by written consent, appoint a new representative as the Securityholder Representative. Notice, together with a copy of the written consent appointing such new representative and bearing the signatures of the Majority-In-Interest, must be delivered to Parent not less than ten (10) days prior to such appointment. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent.

(f)           The Securityholder Representative represents and warrants to each other party hereto that: (i) the Securityholder Representative (A) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and (B) has the requisite right, limited liability company power and authority to execute, deliver and perform this Agreement; and (ii) the execution, delivery and performance of this Agreement by the Securityholder Representative (A) has been duly and validly authorized by all necessary action of the Securityholder Representative, its managers, directors, members, partners, officers or equityholders (as applicable) and (B) does not conflict with the organizational documents of the Securityholder Representative or conflict with or result in the breach of, or constitute a default under, any material contract to which the Securityholder Representative is bound; and (iii) this Agreement is a legal, valid and binding obligation of the Securityholder Representative, enforceable against it in accordance with its terms, subject to the laws of agency.

(g)           The Securityholder Representative may resign at any time. In the event that the Securityholder Representative becomes unable or unwilling to continue in its capacity as Securityholder Representative, or if the Securityholder Representative resigns as the Securityholder Representative, the Majority-In-Interest may by written consent appoint a new representative as the Securityholder Representative. Notice and a copy of the written consent appointing such new representative and bearing the signatures of the Majority-In-Interest must be delivered to Parent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent.

Section 10.20         Non-Recourse; Release. All Proceedings, demands, disputes, cross claims, counterclaims or causes of action (whether in contract or tort, in law or in equity, or otherwise) that may be based upon, arise out of or relate to this Agreement, the agreements contemplated hereby or the negotiation, execution or performance of this Agreement or the Transactions, may be made only against the entities that are expressly identified as Parties.  No Person who is not a Party, including any past, present or future director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney, financing source or representative of any Party, or any Affiliate of any of the foregoing (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or otherwise or based upon any theory that seeks to impose liability of an entity Party against its owners or Affiliates) for any obligations, representations, warranties or liabilities arising under, in connection with or related to this Agreement or the Transactions or for any claim based on, in respect of, or by reason of this Agreement or the negotiation, execution or performance of this Agreement and each Party irrevocably and unconditionally waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this Section 10.20. Notwithstanding the foregoing, this Section 10.20 shall not apply to Section 10.19 (Securityholder Representative), which shall be binding upon, and enforceable by the Securityholder Representative against, the Holders in its entirety.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

The Company:

NAVERIS, INC.

By:	/s/ James McNally
Name:	James McNally
Title:	Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

Parent:

CAREDX, INC.

By:	/s/ John W. Hanna
Name:	John W. Hanna
Title:	Chief Executive Officer

Merger Sub:

NAUTILUS MERGER SUB, INC.

By:	/s/ John W. Hanna
Name:	John W. Hanna
Title:	Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

The Securityholder Representative:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Securityholder Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

[Signature page to Agreement and Plan of Merger]

Schedule A
Key Stockholders

[***]

Annex A
Contingent Consideration

Capitalized terms used in this Annex A have the meanings ascribed to such terms in Section 1.1 below or, if not defined herein, such terms will have the meanings ascribed to them in the Agreement.

1.1            Definitions.

(a)            “Company Product” means NavDx, a TTMV-HPV DNA blood test, as such test exists on the date hereof and as such test may be re-named, improved or modified after the date hereof as well as future products currently in development that may be commercialized during the First Milestone Period or Second Milestone Period at a future date based on TTMV-HPV DNA technology.

(b)           “Final Milestone Event Notice” means (i) the Milestone Event Notice in the event that the Securityholder Representative has accepted the Milestone Event Notice in writing or does not deliver a Milestone Statement of Objections prior to the expiration of the Milestone Review Period, (ii) the Milestone Event Notice as agreed in writing by the Securityholder Representative and Parent in accordance with Section 1.8(b), or (iii) the Milestone Event Notice as determined by the Milestone Settlement Accountant in accordance with Section 1.8(b).

(c)            “First Milestone Period” means the period of time commencing at 12:01 a.m. Pacific time on January 1, 2026 and ending at 11:59 p.m. Pacific time on December 31, 2026.

(d)           “FY2026 Catch-Up Revenue” means an amount equal to (i) FY2026 Revenue, as finally determined pursuant to Section 1.8, plus (ii) the FY2027 Overage Revenue.

(e)            “FY2026 Catch-Up Milestone Payment” means (i) the Milestone Payment for the First Milestone Period if the FY2026 Revenue amount had been equal to the FY2026 Catch-Up Revenue amount minus (ii) the Milestone Payment actually paid for the First Milestone Period, if any. For illustrative purposes only, if the FY2026 Catch-Up Revenue is equal to $[***] and the Milestone Payment actually paid for the First Milestone Period was $[***], then the FY2026 Catch-Up Milestone Payment would be equal to $[***].

(f)            “FY2026 Revenue” means the Revenue generated by the Company Product during the First Milestone Period as determined and recognized in accordance with GAAP (ASC 606).

(g)           “FY2027 Overage Revenue” means an amount equal to the greater of (i) $0.00 and (ii) (A) the FY2027 Revenue, as finally determined pursuant to Section 1.8, minus (B) $[***].

(h)            “FY2027 Revenue” means the Revenue generated by the Company Product during the Second Milestone Period as determined and recognized in accordance with GAAP (ASC 606).

(i)            “Milestone Financial Statement” means a report prepared by Parent reflecting the amount of the Revenue for the First Milestone Period or the Second Milestone Period, as applicable.

(j)             “Revenue” means fees for diagnostic and laboratory testing services (including blood tests, panels, interpretive services and related products), including third-party payor reimbursements, self-pay patient receipts, governmental or commercial payor payments and payments from clinical and biopharmaceutical research partnerships, to the extent such amounts are recognized as revenue under GAAP as applied by Parent in accordance with Parent’s accounting methods, practices and procedures, but, in each case, excluding any amounts collected for remittance to Tax authorities with respect to sales or value-added taxes, duties, or other governmental charges, shipping, handling or other pass-through costs reimbursed by customers, any intercompany revenues between the Surviving Corporation and its Affiliates, payments or proceeds from non-recurring or extraordinary transactions (including grants, insurance recoveries, or litigation settlements unrelated to ordinary course transactions) and deferred revenue, and net of any amounts recorded as bad debt expense, credit memos, chargebacks, or other revenue reductions in accordance with GAAP as applied by Parent in accordance with Parent’s accounting methods, practices and procedures, and provided that any differences between initial billing amounts and ultimate allowed or reimbursed amounts (including contractual allowances, denials, or other adjustments required by payors), and any refunds made by the Surviving Corporation, or any recoupments, retroactive rate adjustments, or payor takebacks recorded in the applicable measurement period shall be reflected as reductions to gross billings and reduce the amount of Revenue in such measurement period.

(k)           “Sale Transaction” means (i) a consolidation or merger of Parent, the Surviving Corporation or any Affiliate of Parent that beneficially owns directly or indirectly any equity interests of the Surviving Corporation, with or into (whether or not such Person is the surviving entity) another entity (an “Acquirer”), after which consolidation or merger, Parent (or a Affiliate of Parent) does not beneficially own, directly or indirectly, at least a majority of the outstanding equity securities of the surviving or resulting entity, (ii) a sale or other disposal of all or substantially all of the assets of Parent, the Surviving Corporation or any Affiliate of Parent that beneficially owns directly or indirectly any equity interests of the Surviving Corporation to an Acquirer, (iii) a sale of stock or other equity securities of Parent, the Surviving Corporation or any Affiliate of Parent that beneficially owns directly or indirectly any equity interests of the Surviving Corporation to an Acquirer, or any other business combination transaction between Parent, the Surviving Corporation or any Affiliate of Parent that beneficially owns directly or indirectly any equity interests of the Surviving Corporation and an Acquirer, whereby such Acquirer acquires voting securities of Parent, the Surviving Corporation or any Affiliate of Parent that beneficially owns directly or indirectly any equity interests of the Surviving Corporation representing at least a majority of the outstanding voting securities of Parent, the Surviving Corporation or any Affiliate of Parent that beneficially owns directly or indirectly any equity interests of the Surviving Corporation, or (iv) a sale or assignment by Parent or any of its Subsidiaries of a material portion of the ownership rights in the Company Intellectual Property related to the Company Product to an Acquirer.

(l)            “Second Milestone Period” means the period of time commencing at 12:01 a.m. Pacific time on January 1, 2027 and ending at 11:59 p.m. Pacific time on December 31, 2027.

(m)          “Qualified Transferee” means (i) any Affiliate of Parent, (ii) any third party acquirer or successor of all or substantially all of the assets or a majority of the outstanding equity securities of Parent in connection with a Sale Transaction, or (iii) any third party that has net assets of at least $500,000,000 (as shown on its most recently prepared financial statements) at the time of the applicable Sale Transaction.

1.2            Contingent Consideration.

(a)           Contingent Payments; Acknowledgements.

(i)                 With respect to each milestone event set forth in the table below (each, a “Milestone Event”), Parent shall pay the milestone payment for such Milestone Event set forth in the table below as aggregate Contingent Consideration to the Holders based on the corresponding amount of Revenue generated by the Company Product as described in the table below (each, a “Milestone Payment”), in each case, subject to the terms and conditions set forth in this Annex A:

	Milestone Event	Milestone Payment (in U.S. dollars)
1.	FY2026 Revenue	If FY2026 Revenue is greater than $[***], $[***]
If FY2026 Revenue is equal to or greater than $[***] but equal to or less than $[***], $[***]
If FY2026 Revenue is equal to or greater than $[***] but less than $[***], $[***]
If FY2026 Revenue is equal to or greater than $[***] but less than $[***], $[***]
If FY2026 Revenue is equal to or greater than $[***] but less than $[***], $[***]
If FY2026 Revenue is equal to or greater than $[***] but less than $[***], $[***]
If FY2026 Revenue is less than $[***], $[***]
2.	FY2027 Revenue	If FY2027 Revenue is greater than $[***], $[***]
If FY2027 Revenue is equal to or greater than $$[***] but equal to or less than $[***], $[***]
If FY2027 Revenue is equal to or greater than $[***] but less than $[***], $[***]
If FY2027 Revenue is equal to or greater than $[***] but less than $[***], $[***]
If FY2027 Revenue is equal to or greater than $[***] but less than $[***], $[***]
If FY2027 Revenue is equal to or greater than $[***] but less than $[***], $[***]
If FY2027 Revenue is less than $[***], $[***]

(ii)            For the avoidance of doubt:

(A)             each Milestone Payment shall be satisfied through the payment of cash; and

(B)              in no event shall the Milestone Payments exceed $100,000,000.00 in the aggregate.

1.3           Conduct of Parent and the Surviving Corporation.

(a)           Until the expiration of the Second Milestone Period and, Parent shall not, and shall cause the Surviving Corporation not to:

(i)             take, or fail to take, any action with the purpose or intent to reduce, prevent, materially delay, or avoid the achievement of any of the Milestone Events in order to avoid the obligation of making Milestone Payments hereunder.

(ii)            cease offering, marketing or selling the Company Product; or

(iii)          unless required by applicable Law, GAAP or other regulatory accounting requirements, take any action or fail to take any action in order to make, or which would have the effect of making, a material change in Parent’s accounting policies or practices that would have the cumulative effect of reducing Revenue of the Surviving Corporation and its Subsidiaries with respect to Company Products; provided that, subject to the other terms of this Annex A, the foregoing shall not limit Parent from combining financial reporting for the Surviving Corporation and its Subsidiaries with financial reporting for Parent and its Subsidiaries; or

(iv)          unless required by applicable Law, GAAP or other regulatory accounting requirements, make any change to Parent’s policies that would have the effect of deferring or delaying the timing or amounts of collection of Revenue with respect to Company Products in a manner materially inconsistent with past practices of Parent, or change the revenue recognition practices of Parent in a manner materially inconsistent with past practices of Parent with respect to FY2027 Revenue in such a way that would materially decelerate, defer or delay the recognition of any amounts that are components of Revenue with respect to Company Products to fiscal year 2028 or any later period thereafter.

(b)           Until the later of (a) the one-year anniversary of the end of the Second Milestone Period and (b) the payment of all Milestone Payments, Parent shall and shall cause its Affiliates, including the Surviving Corporation and its Subsidiaries, to:

(i)             maintain books and records with information reasonably necessary to permit the calculation of the Milestone Payments and permit the Securityholder Representative and its representatives to have reasonable access to such books and records upon reasonable notice and make copies thereof;

(ii)            cause, and cause their Affiliates, licensees and sublicensees of Intellectual Property relating to any Company Product to keep true, complete and accurate records in sufficient detail to reasonably enable the calculations relating to Revenues to be verified by the Securityholder Representative and permit the Securityholder Representative and its representatives to have reasonable access to such records upon reasonable notice and make copies thereof; and

(iii)          provide view-only access, on a quarterly basis, to Parent’s calculations of accrual rates with respect to the Company Product applied by Parent in determining Revenue for purposes of preparing GAAP-compliant financial statements.

1.4            Securityholder Representative Acknowledgements. The Securityholder Representative acknowledges and agrees that:

(a)           the required levels of Revenue for the determination and receipt of any Milestone Payment with respect to any Milestone Event shall not be construed as representing an estimate, forecast or projection of anticipated revenue, operating results or sales of the Company Product during the relevant measurement period and that the Milestone Events are merely intended to define Parent’s Milestone Payment obligations if the requisite level of Revenue is achieved;

(b)          subject to the terms of this Annex A, from the Effective Time, Parent shall have sole and absolute discretion over all matters relating to the conduct of the business of the Surviving Corporation and the development and sale of its products and services, including, but not limited to, any matter relating to development, testing, regulatory compliance, manufacturing, marketing, sales, distribution, pricing, service or maintenance of or related to the Company Product;

(c)           subject to the terms of this Annex A, Parent may operate its business and the businesses of its Subsidiaries (including the Surviving Corporation) as it determines in its sole discretion, including making business or commercial decisions and taking any other actions in good faith with respect to (1) the corporate structure and organization of the Surviving Corporation, (2) the ownership and operation of the assets used in connection with the business of the Surviving Corporation, (3) the enablement, release or positioning of products and services generally (including the Company Product or any other products and services of the Surviving Corporation), (4) the cancellation, postponement or termination of any development projects where the relevant product under development is not considered commercially or technically feasible, (5) negotiations with payors, providers, customers and distributors regarding pricing and terms upon which sales of products and services are made, (6) the integration of the business of the Surviving Corporation with other businesses of Parent or its Affiliates, (7) the allocation of corporate resources (including personnel, budgets and funding) amongst its various products, services, businesses and business regions, and (8) the methods of promoting, marketing and selling its products and services (including the Company Product);

(d)            the Milestone Payments are speculative and subject to numerous factors and uncertainties outside the control of Parent and its Affiliates and Parent provides no assurance that any Milestone Event will be achieved to any extent;

(e)            nothing herein shall be deemed to be an agreement on the part of Parent or any of its Affiliates to achieve any Milestone Event to any extent or to generate any amount of Revenue in any relevant time period;

(f)             the obligations of Parent in respect of the Milestone Payments are only those expressly provided for in this Annex A, and no other express or implied covenants or duties shall apply;

(g)           no Person has made, and the Company has not (and, by executing the Joinder Agreement or a Letter of Transmittal, as applicable, each Holder acknowledges that it has not) relied upon, any representations, warranties, covenants or other assurances, oral or written, express or implied, regarding the Milestone Payments; and

(h)           neither Parent nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders, it being agreed that Parent and the Holders intend the express provisions of this Annex A to solely govern their relationship with respect to the Milestone Payments.

1.5            Assignment and Sale Transactions.

(a)           The right of the Holders to receive any portion of a Milestone Payment will not be assignable or transferable except, subject to compliance with applicable securities Law, by operation of Law, and any attempted or purported transfer in violation of this sentence will be null and void. The Parties and the Holders acknowledge and agree that (i) the right to receive any Milestone Payments is solely a contractual right and does not, in and of itself, constitute an equity ownership interest in Parent or any other Person, (ii) no Holder has any rights as a security holder of Parent or any other Person merely as a result of his, her or its contingent right to receive a portion of the Milestone Payments hereunder, and (iii) no interest is payable as additional consideration with respect to any Milestone Payment.

(b)           In the event of the consummation of a Sale Transaction to a Qualified Transferee following the Effective Time and prior to the date that the Milestone Event Notice for the Second Milestone Period becomes the Final Milestone Event Notice for the Second Milestone Period, Parent will (i) give written notice of such event to the Securityholder Representative as promptly as practicable thereafter and (ii) shall cause the Qualified Transferee, as the Acquiror, in such Sale Transaction to assume and succeed, including by operation of law, to all of the obligations of Parent under this Annex A; provided that prior to or simultaneously with the consummation of such Sale Transaction, any outstanding payments owed to the Holders hereunder shall have been paid by Parent.

(c)           In the event of the consummation of a Sale Transaction to any Person, other than a Qualified Transferee, following (1) the Effective Time and prior to the date that the Milestone Event Notice for the First Milestone Period becomes the Final Milestone Event Notice for the First Milestone Period, then, in connection with the consummation of such Sale Transaction, Parent shall pay, or cause to be paid, $100,000,000.00 in the same manner as set forth in Section 1.7(b) or (2) the expiration of the First Milestone Period and prior to the date that the Milestone Event Notice for the Second Milestone Period becomes the Final Milestone Event Notice for the Second Milestone Period, then, in connection with the consummation of such Sale Transaction, Parent shall pay, or cause to be paid, $50,000,000.00 in the same manner as set forth in Section 1.7(b).

1.6           Information Rights. Until the expiration of the Second Milestone Period, Parent shall deliver to the Securityholder Representative, within forty-five (45) days following the end of each fiscal quarter, a written report setting forth with respect to the Company Product during such quarter: (i) the number of tests reported; (ii) claims submitted to third-party payors, by volume and gross billed amount; (iii) cash collections; (iv) average accrual rate; and (v) a revenue recognition memorandum with respect to the Revenue generated by the Company Products in such fiscal quarter in a form that is substantially consistent with the type of quarterly revenue recognition memorandum delivered by Parent to its independent auditors in the ordinary course that includes (a) Parent’s then-current revenue recognition policies and (b) a description of any material changes in Parent’s revenue recognition policies implemented during such quarter. The Securityholder Representative shall be entitled, no more than once per fiscal quarter upon reasonable advance notice, to request and have a telephonic meeting with a member of the finance team of Parent to discuss any questions of the Securityholder Representative with respect to matters set forth in the written report most recently delivered by Parent to the Securityholder Representative prior to such request.

1.7            Contingent Consideration Payment Procedures.

Within fifteen (15) Business Days following Parent’s receipt of its executed audit report from its independent registered public company accounting firm for each of the fiscal years ending December 31, 2026 and December 31, 2027, Parent shall deliver to the Securityholder Representative a notice (a “Milestone Event Notice”) containing (i) the Milestone Financial Statement for the applicable period, (ii) a statement whether and to what extent a Milestone Event was achieved during such fiscal year, (iii) Parent’s calculation (in accordance with this Annex A) of the Milestone Payment due, if any and (iv) the payment date for the applicable Milestone Payment, which will be fifth (5th) Business Day following Parent’s receipt of the Post-Closing Allocation Certificate delivered by the Securityholder Representative pursuant to Section 1.7(c). If the Milestone Payment for the First Milestone Period is less than $[***], the Milestone Event Notice for FY2027 shall also contain the FY2027 Overage Revenue amount, if applicable, and the FY2026 Catch-Up Milestone Payment amount.

(a)            (i) If the Milestone Payment for the First Milestone Period is less than $[***] and (ii) FY2027 Overage Revenue is greater than $0.00, then, at the same time as the payment of the Milestone Payment for the Second Milestone Period, Parent shall pay the FY2026 Catch-Up Milestone Payment in accordance with the provisions of Section 1.7(b) – (d).

(b)           No later than five (5) Business Days following receipt of the Post-Closing Allocation Certificate, Parent shall:

(i)             for Stockholders and Non-Employee Optionholders, pay the portion of the Milestone Payment (in immediately available U.S. dollar funds) that is due to such Holder in accordance with the Post-Closing Allocation Certificate, to the Paying Agent to pay to each such Holder in the same manner and subject to the same terms as the payment of the Closing Merger Consideration to the Holders pursuant to Section 2.04 of the Agreement; and

(ii)            for Employee Optionholders, pay the portion of the Milestone Payment (in immediately available U.S. dollar funds) that is due to such Holder in accordance with the Post-Closing Allocation Certificate, net of the employer portion of any applicable employment or payroll Taxes (and, to the extent any such portion of the Milestone Payment is due in respect of an Unvested Option, such amount shall be withheld and paid subject to the terms and in accordance with Section 2.03(b) of the Agreement), through Parent’s or the Surviving Corporation’s payroll system in accordance with Parent’s standard payroll practices.

(c)            If a Milestone Payment is determined to be payable by Parent (either pursuant to a Milestone Event Notice or as finally determined pursuant to the procedures set forth in Section 1.8), the Securityholder Representative shall promptly deliver to Parent a Post-Closing Allocation Certificate setting forth the allocation of the applicable Milestone Payment among the Holders.

(d)           All payments made pursuant to this Annex A will be deemed to be adjustments to the Merger Consideration for Tax purposes.

1.8           Review and Disputes.

(a)            Upon receipt of a Milestone Event Notice and Milestone Financial Statement, the Securityholder Representative shall have forty five (45) days (the “Milestone Review Period”) to review such Milestone Event Notice and Milestone Financial Statement. Parent shall use commercially reasonable efforts to provide the Securityholder Representative, and any accountants, advisors or other representatives retained by the Securityholder Representative, with reasonable access to such books, records and work papers of the Surviving Corporation and Parent that are reasonably related to the calculation of the Milestone Payments; provided that in the event that Parent or the Surviving Corporation fails to provide such access, the Milestone Review Period shall be extended by one (1) day for each day Parent or the Surviving Corporation fails to provide such access. If the Securityholder Representative has accepted the Milestone Event Notice in writing or has not given written notice (such notice, the “Milestone Statement of Objections”) to Parent setting forth any objection of the Securityholder Representative to the calculation of Revenue as set forth in the Milestone Financial Statement (the “Disputed Revenue Calculation”), specifying the basis for such objection and the Securityholder Representative’s calculation of Revenue prior to the expiration of the Milestone Review Period, then such Milestone Event Notice shall be final, binding and non-appealable upon the Parties, and shall be deemed the Final Milestone Event Notice for purposes of this Annex A. The Securityholder Representative shall be deemed to have agreed with all other items and amounts contained in the Milestone Event Notice (including the Milestone Financial Statement) not so disputed by the Securityholder Representative.

(b)           In the event that the Securityholder Representative delivers a Milestone Statement of Objections to Parent prior to the expiration of the Milestone Review Period, the Securityholder Representative and Parent shall negotiate in good faith to resolve the Disputed Revenue Calculation within sixty (60) days following the receipt by Parent of the Milestone Statement of Objections (the “Consultation Period”). If the Securityholder Representative and Parent reach an agreement in writing as to the Disputed Revenue Calculation within the Consultation Period, calculation of Revenue so agreed upon shall be final, binding and non-appealable upon the Parties and such agreement shall be deemed to be included in the Final Milestone Event Notice for purposes of this Annex A. If the Securityholder Representative and Parent are unable to reach an agreement in writing as to the Disputed Revenue Calculation within the Consultation Period, then either the Securityholder Representative or Parent may submit such matter to an accounting firm of national stature and that has extensive experience auditing public companies in the industry in which Parent operates as mutually agreed in writing by the Securityholder Representative and Parent (the “Milestone Settlement Accountant”) (provided that if the Securityholder Representative and Parent cannot agree on such accountant within ten (10) Business Days after the expiration of the Consultation Period, then the American Arbitration Association shall appoint the Milestone Settlement Accountant, who shall be deemed acceptable to the Securityholder Representative and Parent), for resolution of the Disputed Revenue Calculation that the Securityholder Representative and Parent are unable to resolve (the “Unresolved Revenue Calculation”). If requested by the Milestone Settlement Accountant, each of the Securityholder Representative and Parent agrees that it will enter into a customary engagement letter with the Milestone Settlement Accountant and provide customary indemnities in favor of the Milestone Settlement Accountant and otherwise on terms and conditions consistent with this Annex A. The Milestone Settlement Accountant shall act as an expert and not as an arbitrator, and shall only consider the Unresolved Revenue Calculation. If any Unresolved Revenue Calculation is referred to the Milestone Settlement Accountant, the Securityholder Representative, on the one hand, and Parent, on the other hand, shall each prepare a separate written report setting forth its position on such Unresolved Revenue Calculation and deliver such report to the Milestone Settlement Accountant, and each other within fifteen (15) Business Days after the date the Milestone Settlement Accountant is retained. Thereafter, each of the Securityholder Representative and Parent shall have ten (10) Business Days to deliver to the Milestone Settlement Accountant, and each other, one written rebuttal of the other Party’s position as reflected in such report (if applicable). The failure of the Securityholder Representative or Parent to furnish a written report of the Unresolved Revenue Calculation to the Milestone Settlement Accountant or to furnish a response to the other Party’s initial written report shall constitute a waiver of such Party’s right to submit the same to the Milestone Settlement Accountant. The Milestone Settlement Accountant may not calculate Revenue greater than the greatest value for Revenue claimed by either Party or less than the smallest value for Revenue claimed by either Party. The Securityholder Representative and Parent shall use their respective commercially reasonable efforts to cause the Milestone Settlement Accountant to resolve all disagreements as soon as practicable and in any event within thirty (30) days after the later of the submission of the (i) written reports and (ii) written rebuttals, if any; provided that the failure of the Milestone Settlement Accountant to deliver its determination within such time period shall not constitute a defense or objection to the finality or enforcement of such determination. The Milestone Settlement Accountant’s review and determination shall be (A) limited only to the reports, rebuttals and materials concerning the Unresolved Revenue Calculation prepared and submitted to the Milestone Settlement Accountant by the Securityholder Representative or Parent (i.e., not on the basis of an independent review), (B) based solely on such reports, rebuttals and materials submitted by the Securityholder Representative and Parent and the basis for the Securityholder Representative’s and Parent’s respective positions and (C) in accordance with the terms and procedures set forth in this Agreement, including the definition of Revenue contained herein. During the review by the Milestone Settlement Accountant, each of the Securityholder Representative and Parent shall use commercially reasonable efforts, and shall cause their respective Subsidiaries (including, in the case of Parent, the Company and its Subsidiaries) to use its commercially reasonable efforts, to each make available to the Milestone Settlement Accountant personnel and such information, books, records and work papers as may be reasonably requested by the Milestone Settlement Accountant to fulfill its obligations under this Section 1.8(b). A copy of all materials submitted to the Milestone Settlement Accountant shall be provided by the Securityholder Representative or Parent, as applicable, to the other Party in the dispute concurrently with the submission thereof to the Milestone Settlement Accountant; provided that the accountants of the Securityholder Representative or Parent, as applicable, shall not be obliged to make any work papers available to the other Party except in accordance with such accountants’ normal disclosure procedures and then only after such other Party has signed a customary agreement relating to such access to work papers. Neither the Securityholder Representative nor Parent may disclose to the Milestone Settlement Accountant, and the Milestone Settlement Accountant may not consider for any purpose, any settlement discussions or settlement offer(s) made by or on behalf of either the Securityholder Representative or Parent unless otherwise agreed by the Securityholder Representative and Parent. None of the Securityholder Representative, Parent or any of their respective Affiliates shall have any ex parte communications or meetings with the Milestone Settlement Accountant regarding the subject matter hereof without the other Party’s prior written consent. The Milestone Settlement Accountant shall have exclusive jurisdiction over, and resort to the Milestone Settlement Accountant as provided in this Section 1.8(b) shall be the only recourse and remedy of the Parties against one another with respect to, any disputes arising out of or relating to the calculation of, and any adjustments to, the Milestone Payments; provided that upon the determination of the Milestone Settlement Accountant, such determination may be entered and enforced in any court of competent jurisdiction in accordance with Section 10.12 of the Agreement. The final determination with respect to the Unresolved Revenue Calculation shall be set forth in a written statement by the Milestone Settlement Accountant delivered to the Securityholder Representative and Parent and, absent mathematical error promptly corrected by the Milestone Settlement Accountant or manifest error, the resolution of the dispute by the Milestone Settlement Accountant shall be final, binding and non-appealable on the Parties and the Holders. The costs and expenses of the Milestone Settlement Accountant shall be borne by the Securityholder Representative and Parent in proportion to the difference between the Milestone Settlement Accountant’s determination of Revenue and the determination of Revenue claimed by each of the Securityholder Representative and Parent. For example, if Parent claims that Revenue is, in the aggregate, $1,000 less than the amount determined by the Securityholder Representative and if the Milestone Settlement Accountant ultimately resolves the dispute by determining that Revenue is, in the aggregate, $300 less than the $1,000 contested, then the costs and expenses of the Milestone Settlement Accountant will be allocated thirty percent (30%) to the Securityholder Representative and seventy percent (70%) to Parent.

(c)            Except for matters to be adjudicated by the Milestone Settlement Accountant as explicitly set forth in Section 1.8(b), Section 10.12 and Section 10.13 of the Agreement shall apply mutatis mutandis for all matters of construction, validity and performance and any action or proceeding (whether in contract, tort or otherwise) arising out of this Annex A.